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                       SECURITIES AND EXCHANGE COMMISSION
                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT


                                AMENDMENT NO. 3
                                       TO

                            SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934


                           Filed by the Registrant /x/
                 Filed by a Party other than the Registrant / /

                           Check the appropriate box:

               /x/    Preliminary Proxy Statement
               / /    Confidential, for the use of the Commission
                      only (as permitted by Rule 14a-6(e)(2))
               / /    Definitive Proxy Statement
               / /    Definitive Additional Materials
               / /    Soliciting Material Pursuant to Rule 14a-12

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                ------------------------------------------------
                (Name of Registrant As Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

               / /    No fee required.
               /x/    Fee computed on table below per Exchange Act
                      Rules 14a-6(i)(1) and 0-11.

               (1) Title of each class of securities to which transaction applies:
               Common Stock, par value $0.01 per share of International Specialty Products Inc.
               (2) Aggregate number of securities to which transaction applies:
               12,810,336 Shares of International Specialty Products Inc. Common Stock, options to purchase 1,700,156 shares of Common Stock
               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
               The transaction valuation was based upon the sum of (i) the product of 12,810,336 shares of International Specialty
               Products Inc. Common Stock at a price of $10.30 per share in cash and (ii) a cash-out of 1,700,156 shares of Common Stock covered by outstanding options at an aggregate cost of $2,414,103.
               (4) Proposed maximum aggregate value of transaction:
               $134,360,564
               (5) Total fee paid:
               $26,873:
               /X/ Fee paid previously with preliminary materials.
               / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
               (1) Amount previously paid: N/A
               (2) Form, Schedule or Registration Statement No.: N/A
               (3) Filing party: N/A
               (4) Date filed: N/A

                                   [LOGO] ISP

                      International Specialty Products Inc.
                                 1361 Alps Road
                                Wayne, New Jersey
                                      07470

Fellow Stockholder:

     You are cordially invited to attend a special meeting of stockholders of International Specialty Products Inc. ("ISP"), to be held on February___, 2003, at _ _.m., local time, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York.

     At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2002, between ISP and International Specialty Products Holdings Inc. ("ISPH"). Samuel J. Heyman, our Chairman, formed ISPH for purposes of entering into this transaction and is currently the sole "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of all of ISPH's common stock and approximately 81% of ISP's common stock. Under the merger agreement, ISPH will be merged with and into ISP, with ISP as the surviving corporation.

     Pursuant to the merger, you will be entitled to receive $10.30 per share in cash, without interest, for each share of ISP common stock that you own. This price represents a 30% premium over the closing price per share of $7.95 on July 8, 2002, the last trading day before Mr. Heyman's public proposal to acquire the shares of ISP that he does not already beneficially own. No merger consideration will be paid for shares Mr. Heyman beneficially owns at the time of the merger, except shares held by qualified charitable organizations (which will be entitled to receive the $10.30 per share merger consideration). SINCE YOU WILL ONLY HAVE THE RIGHT TO RECEIVE CASH PURSUANT TO THE MERGER, AFTER THE MERGER OCCURS, YOU WILL NO LONGER BE A STOCKHOLDER OF ISP AND MR. HEYMAN WILL BE THE SOLE BENEFICIAL OWNER OF ISP.

     Based on the number of our outstanding shares of common stock and options to purchase common stock, the aggregate cash consideration to be paid in connection with the merger is approximately $134.4 million.

     Details of the merger and the merger agreement are discussed in the accompanying proxy statement. A copy of the merger agreement is attached as Exhibit A to the proxy statement. We encourage you to read the proxy statement and the merger agreement carefully.

     The receipt of cash in exchange for your shares of common stock in the merger will constitute a taxable transaction for U.S. federal income tax purposes. Please read the accompanying proxy statement carefully regarding the tax consequences of the merger.

     Our board of directors formed a special committee of independent directors who are not officers or employees of ISP and who are otherwise independent of Mr. Heyman to review and evaluate the merger and the merger agreement. The special committee unanimously recommended to our board of directors that the merger agreement be approved. In connection with its evaluation of the merger, the special committee engaged Lehman Brothers Inc. as its financial advisor. Lehman Brothers has rendered its opinion that, as of the date of that opinion and, based upon and subject to the assumptions, limitations and qualifications set forth in that opinion, the $10.30 per share cash merger consideration is fair, from a financial point of view, to the unaffiliated stockholders of ISP. The written opinion of Lehman Brothers is attached as Annex B to the accompanying proxy statement, and you should read it carefully for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion.

     Our board of directors, based on the unanimous recommendation of the special committee, has approved and declared the advisability of the merger agreement. The board of directors and special committee believe that the terms of the merger are fair to, and in the best interests of, ISP's unaffiliated stockholders. Our board of directors recommends that the stockholders of ISP vote "FOR" the adoption of the merger agreement. When you consider the recommendation of our board of directors to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different than the interests of our stockholders generally.

     Your vote is very important. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of ISP common stock. As of the record date for the special meeting, Mr. Heyman and our directors and officers beneficially owned a total of 54,331,518 shares, which is approximately 83.3% of all outstanding shares. Mr. Heyman has agreed to vote all of the shares of common stock beneficially owned by him at the time of the special meeting (but excluding shares held by qualified charitable organizations) in favor of the merger, and we also expect our directors and executive officers to vote for the transaction. If that occurs, we will have obtained the requisite vote under the General Corporation Law of the State of Delaware. In addition, while not required by the General Corporation Law of the State of Delaware or ISP's amended and restated certificate of incorporation or by-laws, the merger also is conditioned upon the affirmative vote of a majority of shares of common stock voting on the merger at the special meeting that are not owned beneficially or of record by Mr. Heyman or any other officer or director of ISP or ISPH.

     Please complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage paid envelope. This will ensure that your shares are represented at the special meeting.

                                           Sincerely,

                                           /s/ Sunil Kumar
                                           ---------------
                                           Sunil Kumar
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER


     This proxy statement is dated February _, 2003, and is first being mailed to stockholders of ISP on or about February _, 2003.


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THIS  TRANSACTION  HAS NOT BEEN APPROVED OR  DISAPPROVED  BY THE  SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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

                                   [LOGO] ISP
                      INTERNATIONAL SPECIALTY PRODUCTS INC.


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A special meeting of stockholders of International Specialty Products Inc. will be held at __ _.m., local time, February ___, 2003 at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, for the following purposes:

     o To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2002, by and between ISP and International Specialty Products Holdings Inc.; and

     o To consider any other matters that are properly brought before the special meeting or any adjournments or postponements of the special meeting.

     Our board of directors has fixed the close of business on January 10, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

     The accompanying proxy statement forms a part of this notice. We urge you to read it carefully.

     Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other procedures required by the General Corporation Law of the State of Delaware. See "The Merger--Appraisal Rights" in the accompanying proxy statement and Annex D to the proxy statement for more information concerning appraisal rights under Delaware law.

                                           By Order of the Board of Directors,

                                           /s/ Richard A. Weinberg
                                           -----------------------
                                           Richard A. Weinberg
                                           SECRETARY

Wayne, New Jersey

Dated February ___, 2003


     Return of your signed proxy is the only way your shares can be counted unless you personally cast a ballot at the meeting.

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YOUR VOTE IS  IMPORTANT.  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL
MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
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


                                TABLE OF CONTENTS

                                                                                              PAGE
SUMMARY TERM SHEET ..............................................................................1
   The Merger ...................................................................................1
   What You Will Be Entitled to Receive in the Merger ...........................................1
   Recommendations of the Special Committee and our Board of Directors ..........................1
   Opinion of Lehman Brothers Inc. ..............................................................1
   Our Position as to the Fairness of the Merger ................................................2
   Mr. Heyman and ISPH's Position as to the Fairness of the Merger ..............................2
   Interests of Directors and Executive Officers in the Merger ..................................2
   Material U.S. Federal Income Tax Consequences ................................................3
   Appraisal Rights .............................................................................3
   The Special Meeting ..........................................................................3
   Accounting Treatment .........................................................................5
   The Merger Agreement .........................................................................5
   Information About ISP, Mr. Heyman and ISPH ...................................................6
   Selected Consolidated Financial Data of ISP ..................................................6
   Trading Market and Price; Dividends ..........................................................7

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS ...............................................8

SPECIAL FACTORS .................................................................................9
   Background of the Merger .....................................................................9
   Recommendations of the Special Committee ....................................................16
   Recommendations of our Board of Directors ...................................................17
   Special Committee's Position as to Fairness of the Merger ...................................17
   Board of Directors' Position as to the Fairness of the Merger ...............................19
   Mr. Heyman and ISPH's Positions as to the Fairness of the Merger ............................20
   Opinion of Lehman Brothers ..................................................................21
   ISP's Forecasts .............................................................................28
   Reasons for the Merger; Purpose and Structure of the Merger .................................30
   Effects of the Merger; Plans or Proposals After the Merger ..................................31
   Interests of Directors and Executive Officers in the Merger .................................32
   Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders .............33
   Litigation ..................................................................................34

THE SPECIAL MEETING ............................................................................36
   Date, Time and Place of the Special Meeting .................................................36
   Proposal to be Considered at the Special Meeting ............................................36
   Record Date .................................................................................36
   Voting Rights; Vote Required for Approval ...................................................36
   Voting and Revocation of Proxies ............................................................37
   Solicitation of Proxies .....................................................................37

                                                                                              PAGE
THE MERGER .....................................................................................37
   Effective Time of Merger ....................................................................38
   Payment of Merger Consideration and Surrender of Stock Certificates .........................38
   Accounting Treatment ........................................................................38
   Fees and Expenses of the Merger .............................................................39
   Financing of the Merger .....................................................................39
   Appraisal Rights ............................................................................39
   Regulatory Approvals and Other Consents .....................................................42
   The Merger Agreement ........................................................................42

OTHER MATTERS ..................................................................................47
   Security Ownership of Specified Beneficial Owners and Management ............................47
   Transactions in Capital Stock by Certain Persons ............................................48
   Certain Transactions ........................................................................49
   Future Stockholder Proposals ................................................................50
   Independent Auditors ........................................................................50

WHERE YOU CAN FIND MORE INFORMATION ............................................................51
   Annex A--Agreement and Plan of Merger ......................................................A-1
   Annex B--Opinion of Lehman Brothers Inc.. ..................................................B-1
   Annex C--Stockholder Voting Agreement ......................................................C-1
   Annex D--Section 262 of the DGCL ...........................................................D-1

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                               SUMMARY TERM SHEET

     This summary term sheet highlights important information in this proxy statement and does not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about International Specialty Products Inc., or ISP, into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information."

THE MERGER (SEE PAGE 37)

     In the merger, International Specialty Products Holdings Inc., or ISPH, will merge into ISP, with ISP as the surviving corporation in the merger.

     As a result of the merger, we will cease to be a publicly held company and will become a private corporation. Our Chairman and major stockholder, Samuel J. Heyman, will beneficially own all of our stock after the merger.

WHAT YOU WILL BE ENTITLED TO RECEIVE IN THE MERGER (SEE PAGE 38)

     If we complete the merger, holders of our common stock, other than holders of common stock beneficially owned by Mr. Heyman and other than stockholders that validly exercise appraisal rights under the General Corporation Law of the State of Delaware, or DGCL, will be entitled to receive $10.30 in cash for each share of common stock that they own. Shares beneficially owned by Mr. Heyman, other than 525,000 shares held by a qualified charitable organization, will be canceled in the merger, and the shares of ISPH, all of which are beneficially owned by Mr. heyman, will be converted into shares of ISP in the merger. The 525,000 shares held by the qualified charitable organization are deemed to be beneficially owned by Mr. Heyman because he is a director and the president of the organization. In accordance with the merger agreement, the qualified charitable organization will receive $10.30 in cash for each of these shares.

RECOMMENDATIONS  OF THE SPECIAL  COMMITTEE AND OUR BOARD OF DIRECTORS  (SEE PAGE
16)

     Because Mr. Heyman is our majority stockholder and proposed the merger and because Mr. Heyman and Sunil Kumar, ISP's President and Chief Executive Officer, are both directors of ISP and ISPH, our board of directors established a special committee to consider and evaluate the proposed merger. The special committee consists of three of our directors who are not members of our management or affiliated with Mr. Heyman. After careful consideration, the special committee unanimously:

     o determined that the merger agreement is advisable, fair to, and in the best interests of, the unaffiliated holders of our common stock, and

     o   recommended to our board of directors that it

         -  approve the merger agreement,

         -  declare its advisability and

         -  recommend that our stockholders vote to adopt the merger agreement.

     Based on this unanimous recommendation, our board of directors determined the merger agreement to be advisable and the terms and conditions of the merger to be fair to, and in the best interests of, the unaffiliated holders of our common stock, and approved the merger agreement. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

     For a discussion of the material factors considered by the special committee and our board of directors in reaching their conclusions and the reasons why the special committee and the board of directors determined that the merger is fair, see "Special Factors--Recommendations of the Special Committee" and "Special Factors--Recommendations of our Board of Directors."

OPINION OF LEHMAN BROTHERS INC. (SEE PAGE 21)

     In connection with the merger, the special committee and our board of directors considered the opinion of Lehman Brothers Inc., the special committee's financial advisor. Lehman Brothers delivered its written opinion to the special committee on November 8, 2002 to the effect that, as of that date, the $10.30 per share cash merger consideration is fair, from a financial

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                                       1

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point of view, to the unaffiliated  holders of ISP's common stock. You should be aware, however, that the opinion was based on and subject to important assumptions, limitations and qualifications. The full text of this opinion is attached as Annex B to this proxy statement. We urge you to read that opinion in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken.

OUR POSITION AS TO THE FAIRNESS OF THE MERGER (SEE PAGE 19)

     We believe the merger is fair to the unaffiliated holders of our common stock. Many facts support this conclusion, including:

     o the proposed merger would entitle each stockholder of ISP, other than holders of common stock beneficially owned by Mr. Heyman (except 525,000 shares held by a qualified charitable organizations that will be converted into the $10.30 per share cash merger consideration), to the right to receive $10.30 in cash;

     o the opinion of Lehman Brothers to the effect that, as of the date of the opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in its written opinion, the $10.30 per share cash merger consideration is fair, from a financial view, to the unaffiliated holders of our common stock;

     o the fact that the terms and conditions of the proposed merger were determined through negotiations between Mr. Heyman and his representatives and the special committee and its advisors, none of whom were affiliated with Mr. Heyman; and

     o the merger is conditioned upon the affirmative vote of a majority of shares of common stock voting on the merger at the special meeting that are not owned beneficially or of record by Mr. Heyman or any other officer or director of ISP or ISPH. We refer to this approval requirement as the majority of the minority condition.

MR. HEYMAN AND ISPH'S POSITION AS TO THE FAIRNESS OF THE MERGER (SEE PAGE 20)

     Although neither Mr. Heyman nor ISPH has performed, or engaged a financial advisor to perform, any valuation analysis for the purposes of assessing the fairness of the merger to the unaffiliated holders of ISP common stock, both believe that the merger is substantively and procedurally fair to those holders. Mr. Heyman and ISPH believe this conclusion is supported by the factors described above and by other factors, including:

     o the merger consideration of $10.30 per share represents a 30% premium over our common stock's $7.95 closing price on the New York Stock Exchange on July 8, 2002, the last trading day before Mr. Heyman announced his initial merger proposal, and a 49% premium over the average closing price for the 30 days prior to that announcement;

     o the S&P 500 Index and the S&P Midcap Specialty Chemicals Index declined 5.5% and 9.3%, respectively, between July 8, 2002 and November 6, 2002 (the date the special committee agreed to recommend the merger agreement), indicating that the premium represented by the $10.30 merger consideration might have been even greater had ISP's common stock performed consistently with the broader market and its industry peers in absence of the pending merger proposal;

     o the merger was approved and recommended by the special committee and the board of directors; and

     o stockholders who do not vote in favor of the merger would be entitled, subject to compliance with certain procedures described under "The Merger--Appraisal Rights", to exercise Delaware statutory appraisal rights in the merger, which allow stockholders to have the fair value of their shares determined by the Court of Chancery of the State of Delaware and paid to them in cash.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 32)

     In considering the recommendation of our board of directors that ISP's stockholders vote to adopt the merger agreement so that the merger can occur, you should be aware that our executive officers and directors have interests in the merger that may conflict with the interests of our stockholders generally. These interests include:

     o Mr. Heyman is the Chairman of our board of directors and, as a result of the merger, will increase his beneficial ownership of our common stock from approximately 81% to 100%;

     o Mr. Heyman and Mr. Kumar are members of both ISP and ISPH's board of directors;

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                                       2

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     o   each of  ISPH's officers,  consisting of Mr. Kumar (President and Chief
         Executive  Officer),   Richard A. Weinberg  (Executive  Vice President,
         General Counsel and Secretary) and Susan B. Yoss (Executive Vice President--Finance and Treasurer), is also an officer of ISP;

     o some of our officers and directors will receive cash payments in connection with the merger in exchange for their holdings of our common stock or stock options, as described under "Special Factors--Interests of Directors and Executive Officers in the Merger";

     o in addition, officers and directors holding restricted ISP common stock have agreed to forfeit the stock in connection with the merger in exchange for a cash payment equal to the number of shares that were forfeited, multiplied by the merger consideration, payable subject to the vesting restrictions applicable to the underlying restricted shares; and

     o after the merger, ISP will continue indemnification arrangements and directors' and officers' liability insurance for our present and former directors and officers.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 33)

     The receipt of $10.30 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between $10.30 per share and the adjusted tax basis in that share owned by the stockholder. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see "Special Factors--Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders."

APPRAISAL RIGHTS (SEE PAGE 39)

     Stockholders who do not wish to accept the $10.30 per share cash consideration payable pursuant to the merger may seek, under the DGCL, judicial appraisal of the fair value of their shares by the Court of Chancery of the State of Delaware. This value could be more or less than or the same as the merger consideration of $10.30 in cash per share. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

     o   you must NOT vote in favor of the merger agreement;

     o you must make a written demand for appraisal in compliance with the DGCL before the vote on the merger agreement; and

     o you must continuously hold your shares from the date of making the demand through the effectiveness of the merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effectiveness of the merger will lose any right to appraisal in respect of those shares.

     Merely voting against the merger agreement will not preserve your right of appraisal under the DGCL. Also, since a submitted proxy not marked "against" or "abstain" will be voted for the adoption of the merger agreement, the submission of a proxy not so marked will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to exercise your appraisal right. If you or your nominee fails to follow all of the steps required by Section 262 of the DGCL, you will lose your right of appraisal.

     Annex D to this proxy statement contains Section 262 of the DGCL relating to your right of appraisal.

THE SPECIAL MEETING (SEE PAGE 36)

     DATE, TIME, PLACE AND MATTERS TO BE CONSIDERED (SEE PAGE 36).

     Our special meeting will be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, on February ___, 2003 at _, local time. At the special meeting, you will be asked to vote on the adoption of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     RECORD DATE FOR VOTING (SEE PAGE 36).

     You may vote at the special meeting if you owned shares of our common stock at the close of business on January 10, 2003. On that date, there were 65,210,670 shares of our common stock outstanding and Mr. Heyman beneficially owned 52,567,240 shares of our common stock. Each share of common stock entitles the holder to cast one vote at the special meeting.

     PROCEDURES RELATING TO YOUR VOTE AT THE SPECIAL MEETING (SEE PAGE 36).

     o In order to have a quorum at the special meeting, a majority of all outstanding shares of common stock as of the record date must be present, in person or by proxy. Mr. Heyman has agreed, pursuant to a voting agreement, to cause all of the shares beneficially owned by him at the time of the meeting (but excluding shares held by qualified charitable organizations) to be represented in person or by proxy at the meeting. Accordingly, a quorum at the meeting is assured. A copy of the voting agreement is attached as Annex C to this proxy statement.

     o In order to adopt the merger agreement under the DGCL, we must obtain the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the special meeting. As of the record date for the special meeting, Mr. Heyman and our directors and officers beneficially owned a total of 54,331,518 shares, which is approximately 83.3% of all outstanding shares. Mr. Heyman has agreed in a voting agreement to cause all of the shares beneficially owned by him at the time of the special meeting (but excluding shares held by qualified charitable organizations) to vote "FOR" the adoption of the merger agreement, which will assure adoption of the merger agreement under the DGCL. We also expect our other directors and executive officers to vote to adopt the merger agreement.

     o In addition, although not required under Delaware law or the amended and restated certificate of incorporation or by-laws of ISP, the merger agreement requires that the majority of the minority condition must be satisfied before we can complete the merger.

     o After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares are represented at the special meeting, even if you plan to attend the meeting in person. Unless you specify to the contrary, all of your shares represented by valid proxies will be voted "FOR" the adoption of the merger agreement. Abstentions, failures to vote and broker non-votes will have the same effect as a vote against the adoption of the merger agreement for purposes of obtaining a majority of all shares of ISP common stock. However, abstentions, failures to vote and broker non-votes will not affect satisfaction of the majority of the minority condition.

     o If your shares are held in "street name" by your broker, your broker will vote your shares, but only if you provide written instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding how to instruct it to vote your shares. Without instructions, your shares will not be voted by your broker.

     o Until exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

         o by delivering written notification of revocation to our Secretary at our executive offices at 1361 Alps Road, Wayne, New Jersey 07470,

         o    by delivering a proxy of a later date,

         o by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke any proxy previously delivered by you; you must vote in person at the meeting, or

         o    if you have instructed a broker to vote your shares,  by following
              the   directions   received  from  your  broker  to  change  those
              instructions.

     For additional information regarding the procedure for delivering your proxy see "The Special Meeting--Voting and Revocation of Proxies" and "The Special Meeting--Solicitation of Proxies."

     If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact Georgeson Shareholder Communications Inc., 17 State Street - 10th Floor, New York, NY 10004, (212) 440-9800.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ACCOUNTING TREATMENT (SEE PAGE 38)

     We will account for the merger under the purchase method of accounting. See "The Merger--Accounting Treatment."

THE MERGER AGREEMENT (SEE PAGE 42)

     CONDITIONS TO THE MERGER (SEE PAGE 46).

     The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

     o we must obtain the affirmative vote of the holders of a majority of the outstanding shares of ISP common stock;

     o   the majority of the minority condition must be satisfied;

     o no injunction or similar prohibition to completion of the merger may be in effect and no proceeding by a governmental authority may have been commenced seeking to impose such an injunction or prohibition;

     o our and ISPH's respective representations and warranties in the merger agreement must be true and correct, subject to exceptions that would not have a material adverse effect on the party making the representations or warranties or the consummation of the merger; and

     o we and ISPH must each be in compliance in all material respects with our respective covenants in the merger agreement.

     TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 46).

     We (with the approval of the special committee) and ISPH may agree to terminate the merger agreement at any time before the completion of the merger.

     ISPH may terminate the merger agreement without our consent if our board of directors or the special committee withdraws, qualifies or modifies its approval of the merger agreement or its recommendation to ISP's stockholders to adopt the merger agreement, or publicly proposes to do so, or takes any other action or makes any other statement inconsistent with that recommendation. However, if ISPH chooses not to terminate the merger agreement in such an event, we will not be entitled to terminate the merger agreement and will be required to submit the merger agreement to our stockholders for consideration at the special meeting.

     In addition, we (with the approval of the special committee) or ISPH may terminate the merger agreement by written notice to the other if:

     o any governmental entity issues a final nonappealable injunction or other governmental order permanently enjoining or otherwise prohibiting the merger;

     o the merger is not completed on or before May 31, 2003, unless the failure to complete the merger is due to the failure of the party seeking to terminate the merger agreement to fulfill its obligations under the merger agreement;

     o the other party materially breaches a representation, warranty or covenant in the merger agreement and the breach is not cured within 30 days after notice of the breach or cannot be cured prior to May 31, 2003; or

     o at the special meeting, the merger agreement is not adopted by the required votes of the holders of ISP common stock; except that this right to terminate will not be available to ISPH if Mr. Heyman has failed to cause the shares beneficially owned by him at the time of the special meeting (but excluding shares held by qualified charitable organizations) to vote in favor of the adoption of the merger agreement.

     EFFECT OF TERMINATION (SEE PAGE 47).

     If the merger agreement is terminated by either ISP or ISPH, there will be no liability on the part of ISP, ISPH or any of their affiliates, directors, officers, employees or stockholders. However, no party will be relieved from liability for willful breaches of the merger agreement.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

INFORMATION ABOUT ISP, MR. HEYMAN AND ISPH

     o ISP. ISP, formerly known as ISP Holdings Inc., is a leading multinational manufacturer of specialty chemicals and mineral products. We are a Delaware corporation incorporated in 1996. We operate our business exclusively through direct and indirect subsidiaries. The address and telephone number of our principal executive offices are 1361 Alps Road, Wayne, New Jersey 07470 (800) 526-5315.

     o SAMUEL J. HEYMAN. Mr. Heyman has been a director and Chairman of the Board of Directors of ISP since its formation. Mr. Heyman beneficially owns approximately 81% of ISP's common stock. The address and telephone number for Mr. Heyman are 1361 Alps Road, Wayne, New Jersey 07470 (800) 526-5315.

     o ISPH. ISPH is a Delaware corporation, all of the common stock of which is beneficially owned by Mr. Heyman. ISPH was formed for the purpose of facilitating a transaction with ISP and has not engaged in any business except in furtherance of the merger. The address and telephone number of ISPH's principal executive offices are 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (302) 636-5400.

SELECTED CONSOLIDATED FINANCIAL DATA OF ISP

     Set forth below are our selected consolidated financial data. The selected financial data were derived from the historical financial statements and related notes of ISP. On July 15, 1998, International Specialty Products Inc. merged with and into ISP Holdings Inc., which changed its name to International
Specialty Products Inc. The financial data for periods prior to the merger represent the results of the former ISP Holdings Inc. Interim unaudited data for the nine months ended September 29, 2002 and September 30, 2001 reflect, in the opinion of our management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the nine months ended September 29, 2002 do not necessarily indicate results that may be obtained for any other interim period or for the year as a whole.


                                        NINE MONTHS ENDED
                                    ------------------------
                                     SEPTEMBER    SEPTEMBER                  YEAR ENDED DECEMBER 31,
                                      29, 2002    30, 2001     ------------------------------------------------------
                                     (UNAUDITED) (UNAUDITED)     2001       2000       1999        1998        1997
                                    ------------ -----------   -------    -------     -------     -------     -------
                                                      ($ in thousands, except per share and ratio data)
OPERATING DATA:
Net Sales ..........................   $642,211    $595,124    $787,216   $783,941    $787,356    $784,616    $708,971
Gross Profit .......................    226,074     224,633     286,379    269,054     304,959     321,105     295,199
Operating Income ...................    110,650      92,004     112,589     81,353     145,978      66,177     137,689
Interest Expense ...................     64,604      62,780      86,198     81,166      78,552      75,564      73,612
Income from Continuing
  Operations Before
  Extraordinary Item and
  Cumulative Effect of Change
  in Accounting Principle ..........     43,545      21,178         607     94,106      49,632       2,779      51,702
Net Income (Loss) ..................   (116,580)     20,738         167     94,106      74,930       4,812      54,005
OTHER DATA:
Depreciation .......................   $ 42,503    $ 39,542    $ 53,120   $ 51,293    $ 48,590    $ 49,272    $ 41,236
Amortization of Goodwill and
  Intangibles ......................        680      12,144      17,229     16,192      16,344      15,025      13,294
Capital Expenditures and
  Acquisitions .....................     42,551      58,716     101,375     58,382     108,955     163,850      67,674
Ratio of Earnings to
  Fixed Charges(1) .................      1.95x       1.48x       1.01x      2.64x       1.88x       1.32x       2.39x
COMMON STOCK DATA, PER SHARE:
Income from Continuing
  Operations:
  Basic ............................       $.67        $.32        $.01         $1.38     $.72        $.05        $.96
  Diluted ..........................        .67         .32         .01       1.38         .72         .05         .96
Book Value(2) ......................      $8.14       $9.01       $9.33     $10.41       $8.54       $7.29       $4.86

--------------------------------------------------------------------------------

                                      SEPTEMBER    SEPTEMBER                          DECEMBER 31,
                                       29, 2002    30, 2001    ------------------------------------------------------
                                     (UNAUDITED) (UNAUDITED)    2001        2000       1999        1998        1997
                                     ----------- ----------    -------    -------     -------     -------     -------
                                                                      ($ in thousands)
BALANCE SHEET DATA:
Total Working Capital ............   $  602,184  $  462,447  $  564,516 $  339,751  $  438,083  $  406,654  $  322,080
Total Assets .....................    1,846,705   2,134,468   2,172,568  1,960,284   1,835,308   1,763,870   1,483,977
Long-Term Debt Less
  Current Maturities .............      834,332     912,540     919,557    524,780     820,141     896,095     798,762
Stockholders' Equity .............      529,621     588,122     604,057    691,335     587,261     501,723     261,841

-------------
(1) For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs), plus capitalized interest and that portion of lease rental expense representative of interest (estimated to be one-third of lease rental expense).

(2) Book value per share of common stock outstanding is calculated as total common stockholders' equity divided by the number of shares of common stock outstanding at the end of the period.

TRADING MARKET AND PRICE; DIVIDENDS

     Our common stock is traded on the New York Stock Exchange under the symbol "ISP." We have set forth below our quarterly per share data:


                                                            SALES PRICE
                                                            -----------
                                                      HIGH               LOW
                                                     -------           -------
             2003
             First Quarter (through
               January 22, 2003) .................   $10.26           $10.18

             2002
             Fourth Quarter ......................   $10.26            $8.90
             Third Quarter .......................    10.80             7.48
             Second Quarter ......................    10.20             5.45
             First Quarter .......................     9.83             8.20

             2001
             Fourth Quarter ......................   $ 9.60            $7.85
             Third Quarter .......................    11.25             7.95
             Second Quarter ......................    11.25             7.80
             First Quarter .......................     8.74             6.63

             2000
             Fourth Quarter ......................   $ 7.00            $5.00
             Third Quarter .......................     6.19             5.31
             Second Quarter ......................     6.50             5.19
             First Quarter .......................     9.31             5.75

     During the time periods set forth above, ISP has paid no cash dividends to holders of ISP common stock. On July 8, 2002, the last full trading day prior to the initial announcement of the merger proposal, the last reported sale price per share was $7.95. On January 30, 2003, the most recent practicable trading day prior to the date of this proxy statement, the last reported sales price per share was $10.25. Stockholders should obtain current market price quotations for the common stock in connection with voting their shares.


     The merger agreement provides that neither our board of directors nor any committee of our board of directors will declare or pay any dividend until the closing of the merger, except with the consent of ISPH. Several of our significant subsidiaries are subject to financial and operating covenants, including limitations on the payment of cash dividends, under the credit agreement and indentures to which the subsidiaries are party.

     We have not provided any pro forma data giving effect to the proposed merger. We do not believe that information is material to our stockholders in evaluating the merger agreement because the proposed merger is all cash and, if completed, our common stock would cease to be publicly traded.

     We also have not provided any separate financial information for ISPH since it is a special purpose entity formed in connection with the proposed merger and has no independent operations.

--------------------------------------------------------------------------------

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement contains "forward-looking statements." These statements may be made directly in this proxy statement referring to us, and they may also be made a part of this proxy statement by reference to other documents filed by us with the Securities and Exchange Commission, which is known as "incorporation by reference." Any reference to forward-looking statements is not covered by the Private Securities Litigation Reform Act of 1995 and is not covered by the safe harbor provisions of that act. No part of that act is incorporated into, nor is it applicable to, this proxy statement.

     Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "objective," "goal" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the consummation of the merger identify forward-looking statements. Our forward-looking statements are based on management's current views about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following risks related to our business, among others, could cause or contribute to actual results differing materially from those described in the forward-looking statements:

     o   general economic, capital market and business conditions,

     o   risks arising from litigation or similar proceedings,

     o risks and uncertainties inherent in the satisfaction of the closing conditions to the merger and the consummation of the merger, and

     o the risks and uncertainties disclosed in filings by ISP and its subsidiaries with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

     We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement or the date of the document incorporated by reference in this proxy statement. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.


     For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual report on Form 10-K that ISP and its subsidiaries have filed with the Securities and Exchange Commission as described under "Where You Can Find More Information."


     All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

     Throughout ISP's existence as a public company, the market value and liquidity of ISP's common stock has been negatively impacted generally by the inherent difficulty of attracting analyst and investor interest to a company with a majority stockholder and a small public float and, more recently, the general stock market downturn. As a result, the liquidity of the market for
ISP's common stock has remained consistently limited, with an average daily trading volume of only 21,850 shares during the 360 days prior to July 8, 2002. ISP has from time to time taken steps to attempt to improve the liquidity and trading value of its common stock. In particular, in 1998, ISP explored the possibility of publicly offering additional shares of its common stock in order to increase the liquidity of the public trading market for ISP's common stock. At that time, ISP filed a "shelf" registration statement on Form S-3 with the Securities and Exchange Commission. However, in light of market conditions, and the reluctance of institutional investors to purchase stock of a company with a small public float, ISP concluded that such a public offering would not be feasible on terms that were economically attractive and withdrew the registration statement. Upon concluding that its common stock was undervalued in the market, ISP from time to time engaged in share repurchases in an effort to enhance stockholder value. These repurchases, however, further limited the liquidity of the trading market for ISP's common stock.

     In light of the failure of the foregoing actions to significantly improve the market performance of ISP's common stock, and for the reasons further described below under "Reasons for the Merger; Purpose and Structure of the Merger", in March 2002, Mr. Heyman began to explore preliminarily the possibility of pursuing a going private transaction. Mr. Heyman's decision to begin considering such a transaction at that time was influenced by the combination of the factors described above and Mr. Heyman's belief that the recent stock market downturn, together with ISP's relatively small public float, would have a further long-term negative impact on ISP's efforts to increase investor interest and enhance the market performance of ISP's common stock. As a result, Mr. Heyman began to believe that a transaction that would provide ISP's stockholders with a near-term cash premium for their shares while eliminating the costs and other burdens of maintaining ISP as a public company might benefit all of ISP's stockholders. During that period, he conducted an analysis as more fully described under "--Position of Mr. Heyman Regarding Fairness of the Merger." Based on that analysis, Mr. Heyman determined preliminarily that it might be advisable to seek to effect a transaction in which the holders of common stock of ISP (other than shares beneficially owned by Mr. Heyman) would each receive a cash payment in exchange for their shares. In April 2002, Mr. Heyman retained Simpson Thacher & Bartlett as legal counsel to provide advice regarding a possible transaction.

     Mr. Heyman considered several transaction structures, including making a direct offer to ISP's stockholders through a cash tender offer or negotiating with an independent special committee of ISP's board of directors to effect a merger with ISP. During May and early June 2002, Mr. Heyman, with the assistance of certain members of ISP's management, explored financing alternatives for a tender offer for the public shares of ISP and held numerous discussions with potential lenders to determine the viability of such a transaction. Mr. Heyman ultimately concluded that a merger structure would be preferable to a tender offer because a merger would (1) enable ISP's independent directors to negotiate directly for a price they believed to be fair and to reject any proposal they concluded was not in the best interests of ISP's public stockholders and (2) eliminate the need for third party tender offer financing. During the remainder of June and through July 8, 2002, Mr. Heyman continued to explore the desirability of pursuing such a going private transaction by means of a merger.

     On July 8, 2002, Mr. Heyman decided to proceed with the going private proposal and delivered a letter to the board of directors of ISP proposing a transaction that would result in Mr. Heyman acquiring beneficial ownership of all of the common stock of ISP not beneficially owned by him for a cash purchase price of $10 per share. The closing price for ISP's common stock on the New York Stock Exchange on July 8, 2002 was $7.95. Thus, the price proposed by Mr. Heyman represented a 26% premium over this closing price on the day before the proposal was announced.

     The letter delivered to the board of directors of ISP is set forth below:

                                                                    July 8, 2002

                      International Specialty Products Inc.
                               Board of Directors
                                 1361 Alps Road
                                 Wayne, NJ 07470

Gentlemen:

     The focus of our interest at ISP has always been to increase shareholder value for all ISP shareholders. Nonetheless, our efforts have been hampered, at least in part, by the following: first, attracting analyst coverage and public investors to a Company with a majority shareholder and a small public float is inherently difficult and has been made more so by the general stock market downturn; and, second, I believe that investors have not given us sufficient credit for the not insubstantial earnings which have in the past been generated by the Company's investment portfolio, notwithstanding our outstanding investment performance over the years.

     As you know, we have sought to take steps in the past to address some of these issues. For example, on several occasions, ISP has explored the possibility of offering additional common shares to increase stock market liquidity, but concluded that such offering would not make economic sense. Alternatively, believing that our common stock was undervalued in the market, ISP has from time to time engaged in share repurchases in order to enhance shareholder value. While these repurchases had a compelling economic rationale, they inevitably had the adverse effect of further limiting the liquidity of the trading market for ISP stock.

     As a result, ISP has been unable to realize many of the benefits normally associated with public ownership. The following are just two examples: (1) ISP has not been able to utilize its common stock as currency for acquisitions; and
(2) the lack of liquidity with respect to the Company's stock has impaired its ability to use stock options or equity-based incentives as a meaningful way to attract and retain employees.

     Accordingly, I am proposing that the Company be taken private in a transaction in which the shareholders, other than my affiliates and myself, would receive $10 per share in cash. This price represents an almost 45% premium over the average price for the prior 30 days.

     I expect that the Board will form a committee of independent Board members to evaluate my proposal, and wish to assure you that I am most interested, as I'm sure you are, in providing for the utmost of procedural fairness in the interests of ISP's minority shareholders. In this connection, we propose that approval of any transaction require the vote of a majority of the minority shareholders. I am willing to meet with you promptly in order to discuss this proposal, and I would hope that we could move forward expeditiously to consider this proposed transaction.

                                                 Sincerely,

                                                 /s/ Samuel J. Heyman


     ISP issued a press release shortly after its board of directors received the letter announcing the proposal and the price suggested by Mr. Heyman.

     Shortly after ISP issued the press release, six purported class action suits were filed in the Court of Chancery of the State of Delaware against ISP and members of its board of directors. These six suits have been consolidated. On July 12, 2002, a purported class action suit was also filed in the United States District Court, District of New Jersey, against ISP and members of its board. The New Jersey claim was subsequently amended to assert derivative claims as well. The Delaware and New Jersey complaints allege, among other things, that the defendants have breached fiduciary and other duties in connection with the proposed transaction. These complaints variously seek a court order enjoining the proposed transaction, an award of unspecified damages and attorneys' fees, the unwinding of any transaction and other unspecified equitable relief.

     After receiving the proposal letter from Mr. Heyman, the independent members of ISP's board of directors (Robert Englander, Sanford Kaplan, Burt Manning and Alan M. Meckler) met to discuss an appropriate response to the proposal. The independent directors decided to investigate and interview potential financial and legal advisors.

     During the remainder of July and early August, ISP's independent directors held several conversations with each other and with ISP's other directors and management concerning the foregoing matters. In addition, the independent directors also discussed the possible composition of a special committee and discussed with the other directors and ISP's general counsel, the possible compensation and indemnification arrangements that might apply to the members of such a special committee. During that period, the independent directors also determined that Willkie Farr & Gallagher should be retained as counsel to the special committee. Among the factors considered by the independent directors in making this determination was the fact that Willkie Farr & Gallagher had not previously acted as counsel to ISP or, during the past approximately 20 years, Mr. Heyman. The independent directors met on August 1, 2002 to interview and discuss several investment banking firms as potential financial advisors.

     On August 7, 2002, the board of directors of ISP held a telephonic meeting for the purpose of appointing a special committee to evaluate the merger proposal. In addition to ISP's directors, attending the meeting were ISP's general counsel, representatives of Willkie Farr & Gallagher and representatives of Simpson Thacher & Bartlett, counsel to Mr. Heyman and ISPH. During the meeting, Mr. Heyman confirmed his continuing interest in acquiring beneficial ownership of 100% of ISP, briefly summarized his merger proposal and acknowledged the appropriateness of the appointment of a special committee of directors who are not members of management or affiliated with Mr. Heyman to negotiate on behalf of ISP's minority stockholders. Mr. Heyman also informed the board of directors that he had no present intention to cause the shares of ISP common stock beneficially owned by him to be sold. The board of directors then voted to form a special committee composed of three independent directors, Robert Englander, Burt Manning and Alan M. Meckler. The board authorized the special committee to:

     o   review and evaluate the merger proposal;

     o negotiate to the extent it deemed appropriate with Mr. Heyman with respect to the proposal;

     o determine, on behalf of the board of directors, whether the proposed transaction was fair to, and in the best interests of, ISP and the unaffiliated holders of ISP's common stock;

     o recommend what action, if any, should be taken with respect to the merger proposal; and

     o otherwise exercise the power of the board of directors in connection with the merger proposal.

The board also determined not to authorize or recommend the merger proposal in absence of a favorable recommendation by the special committee.

     Because Mr. Heyman informed ISP's board of directors that he was not interested in having the shares he beneficially owns in ISP sold, the board did not authorize the special committee, and the special committee did not seek authority, to solicit the interest of third-parties in a potential sale of ISP. In addition, the board determined that each member of the special committee would receive $18,000 for his services and reimbursement of expenses related to the special committee's activities, which compensation and reimbursement would be payable whether or not the special committee recommended the merger proposal and whether or not any proposed transaction was consummated. The board also authorized ISP to enter into indemnity agreements with the members of the special committee and formally authorized the committee to engage independent legal, financial and other advisors selected by the special committee.

     Pursuant to indemnity agreements dated August 7, 2002, ISP agreed to indemnify Messrs. Englander, Manning and Meckler for any expenses, liabilities and losses relating to their service as members of the special committee and/or the board of directors in connection with the transaction. These indemnity agreements are in addition to the indemnity available to the special committee members pursuant to ISP's amended and restated certificate of incorporation and by-laws.

     Following the board meeting on August 7, 2002, the special committee met with Willkie Farr & Gallagher to further discuss potential financial advisors and to review the terms of the draft merger agreement received from Simpson Thacher & Bartlett. The special committee authorized Willkie Farr & Gallagher to commence negotiations with Mr. Heyman and his representatives regarding the terms of the merger agreement. The special committee also authorized Willkie Farr & Gallagher to commence negotiations with Lehman Brothers concerning the terms of its possible engagement as financial advisor to the special committee. Among the factors considered by the special committee in its selection of Lehman Brothers was its consideration of past relationships between Lehman Brothers and ISP and Mr. Heyman and its determination that Lehman Brothers had not had a material relationship with, nor had it acted as financial advisor to, ISP, ISPH or Mr. Heyman within the past two years.

     In August 2002, Simpson Thacher & Bartlett and Willkie Farr & Gallagher held preliminary discussions regarding the terms of the merger agreement, other than the price per share to be paid pursuant to the merger agreement.

     On August 29, 2002, the special committee entered into an engagement letter with Lehman Brothers to act as the committee's financial advisor and, on September 4, 2002, ISP issued a press release announcing the engagement.

     Over the course of mid- to late-August, 2002, Lehman Brothers reviewed financial and other information provided by ISP, including ISP's business plan and other materials. On September 3, 2002, members of ISP's senior management met with representatives of Lehman Brothers and Willkie Farr & Gallagher in connection with Lehman Brothers' due diligence review of ISP. ISP's management made a formal presentation regarding the financial condition and results of operations of ISP's chemical business (which is conducted by ISP's subsidiary, ISP Chemco Inc.) and also reviewed copies of ISP's capitalization structure and sales and five-year projections through 2006 of ISP's chemical business (the "Five-Year Plan"), which had been prepared by ISP's management in December 2001 and presented to ISP's board of directors in April 2002.

     ISP's management summarized ISP's earnings forecasts for the various business segments reflected in the Five-Year Plan and also provided a comparison of the financial performance of those businesses for the first half of 2002 with its planned first half financial performance as reflected in the Five-Year Plan. ISP's management informed Lehman Brothers that operating income of $63.0 million for the first six months of 2002 for the chemicals businesses (excluding the investment activities of ISP's investment subsidiary) was $1.4 million higher than projected. They also reported that better-than-expected results in the fine chemical business ($4.9 million above projections), the industrial segment ($4.0 million above projections) and the minerals segment ($4.6 million above projections) had been mostly offset by substantially-lower-than-projected results in ISP's core chemicals business ($12.1 million below projections). See "--ISP's Forecasts" below. ISP's management explained to Lehman Brothers that much of the better-than-expected operating income for the industrial, fine chemicals and minerals segments resulted from non-recurring events, including
(1) in the case of the industrial segment, a significant delay in the opening of a competing plant by a major competitor of ISP, (2) in the case of the fine chemicals segment, resolution of a contractual obligation of a major customer that filed bankruptcy and (3) in the case of the minerals segment, a significant increase in granules sales to the roofing industry driven by the strong housing market in the first half of 2002. ISP's management also informed Lehman Brothers that ISP's core chemicals business was facing substantially greater pricing pressure than management had anticipated when it had prepared its Five-Year Plan.

     Based on the first-half results, ISP's management revised its 2002 full-year budget from the Five-Year Plan and presented the revised full-year 2002 projections to Lehman Brothers during the September 3, 2002 meeting. The revised current-year projections were prepared consistent with ISP's normal financial planning and reporting practices, pursuant to which ISP management updates its current-year internal forecasts from time to time during the course of the year to take into account actual results achieved during the year. The revised full-year 2002 projections and the original projections reflected in the Five-Year Plan prepared in December 2001 are set forth under "--ISP's Forecasts" below.

     ISP's management informed Lehman Brothers that, since the time of the preparation of the Five-Year Plan in December 2001, ISP's management had not revised any of its projections for any period after calendar year 2002 because while, as noted above, ISP updates its current-year forecasts throughout the year as part of its ongoing financial planning process, projections for later years and the Five-Year Plan as a whole would ordinarily be reviewed and updated in the fourth quarter of each year in connection with ISP's normal annual budgeting process. Accordingly, the effects of the revisions and trends observed in 2002 with respect to individual business segments were not taken into account in the projections contained in the Five-Year Plan for calendar years 2003 through 2006. In addition, management noted that the weakened performance in the core chemicals segment, which resulted from substantial pricing pressure from competitors and from price discounts demanded by customers, was expected to continue into 2003 and potentially beyond.

     On September 18, 2002, Lehman Brothers presented the special committee with a preliminary financial review of the proposed transaction based on information it had received or reviewed to date, including a review of ISP's business segments, competitors, financial forecasts from the Five-Year Plan and a review of various valuation methodologies that it would perform. Although it had not yet finalized its due diligence, Lehman Brothers also presented a preliminary valuation of ISP based on the forecasts from the Five-Year Plan and using a comparable trading analysis, an industry transaction analysis, a discounted cash flow analysis and a transactions premia paid analysis. Lehman Brothers noted that it had not discussed its preliminary financial analysis with

ISP management. Based on these points, the special committee instructed Lehman Brothers to undertake further steps as it deemed necessary to complete its analyses, including scheduling additional meetings with ISP's management to share its approach to value and obtain any further information management believed relevant to Lehman Brothers' evaluation.

     On September 20, 2002, Lehman Brothers met again with members of ISP's senior management team to discuss its preliminary financial analyses (excluding any preliminary valuation ranges derived from those analyses). Also present at that meeting were representatives of Willkie Farr & Gallagher and Simpson Thacher & Bartlett. During the course of the September 20, 2002 meeting, Susan
B. Yoss, ISP's Executive Vice President, Finance and Treasurer, Neal E. Murphy, ISP's Senior Vice President and Chief Financial Officer, and Richard A. Weinberg, ISP's Executive Vice President, General Counsel and Secretary, indicated their disagreement with a number of the assumptions and other parameters reflected in Lehman Brothers' preliminary analysis. Ms. Yoss and Mr. Weinberg are also officers of ISPH. In light of the fact that ISPH and Mr. Heyman had not engaged a separate financial advisor, Ms. Yoss and Mr. Weinberg were present at this meeting as representatives of ISPH and Mr. Heyman in order to review the methodology and analysis of Lehman Brothers. Mr. Murphy, who is not an officer of ISPH, was acting as a representative of ISP management during these meetings primarily in order to address factual matters relating to the financial information and projections underlying Lehman Brothers' analysis. ISP's board of directors recognized that members of senior management, including Ms. Yoss and Mr. Weinberg, would continue to work for ISP after the consummation of any possible merger and have a potential conflict of interest with respect to pricing issues. The board of directors, therefore, established the special committee to negotiate on behalf of ISP and engaged Lehman Brothers and Willkie Farr & Gallagher to assist the special committee in representing the interests of ISP and its unaffiliated stockholders during negotiations. Notwithstanding these potential conflicts of interest, Lehman Brothers' representatives agreed to listen to the views of Ms. Yoss and Mr. Weinberg and accorded their opinions the same consideration customarily given to those of a separate financial advisor representing an acquiror. In addition, Lehman Brothers' representatives solicited the views of Mr. Murphy, as a representative of ISP management.

     During the September 20, 2002 discussions, Ms. Yoss and Mr. Weinberg expressed their belief that certain of the companies included by Lehman Brothers in ISP's peer group were not comparable to ISP because of the companies' differing product offerings, core businesses and size. In addition, Ms. Yoss and Mr. Weinberg noted their belief that the universe of precedent transactions chosen for purposes of Lehman Brothers' comparative analyses was not sufficiently comprehensive. They expressed their belief that the analysis should have included (1) additional transactions from a broader time range so as to include acquisitions that took place during periods of weak economic growth and stock market performance (and not just those effected during a period of unusually strong economic growth) and (2) only transactions involving companies with a controlling stockholder and a proportionately small public float. Finally, Ms. Yoss stated her opinion that the discount factor and perpetuity growth rates used by Lehman Brothers in its discounted cash flow analysis did not adequately reflect ISP's cost of capital and historical operating performance and, therefore, resulted in a higher than appropriate discounted cash flow valuation. In addition, Ms. Yoss and Mr. Weinberg noted their belief that the substantial decline in the performance of the stock market generally and of the S&P Midcap Specialty Chemicals Index, in particular, was not adequately factored into Lehman Brothers' analysis of ISP's trading price. Ms. Yoss and Mr. Weinberg believed that ISP's stock price would likely be substantially lower than the closing price immediately prior to Mr. Heyman's merger proposal. Finally, Mr. Weinberg and Ms. Yoss expressed their belief that ISP's ability to achieve the results reflected in the Five-Year Plan was uncertain and that there were greater downside risks than upside opportunities in the plan. Specifically, they expressed their view that, based on their preliminary review of developments and operating results since December 2001, there was approximately $5 million to $10 million in risk to operating profit relative to the Five-Year Plan in 2003, with the risk growing in line with sales through 2006. The Lehman Brothers representatives indicated that while they would consider the input received at the meeting, they were bound to rely on the written projections of ISP's management for purposes of their financial analysis. Accordingly, Lehman Brothers noted that if ISP management believed the projections in the Five-Year Plan were no longer up to date, ISP management should provide more current projections.

     At a special committee meeting later that day, Lehman Brothers reviewed the perspectives conveyed by Ms. Yoss and Mr. Weinberg regarding Lehman Brothers' valuation methodology. Lehman Brothers also discussed the views of ISP management, as described by Mr. Murphy, regarding the projections previously provided to Lehman Brothers. Lehman Brothers did not provide a valuation analysis to the special committee at this meeting.

     On September 27, 2002, the special committee met to discuss the proposed transaction and to hear a supplemental presentation from Lehman Brothers. The supplemental presentation was substantially similar to Lehman Brothers' presentation on September 18, 2002, except that Lehman Brothers updated its written materials to provide revised valuations based on recent market activity and certain additional expenses of ISP that ISP management had identified at the meeting on September 20,

2002 as having been omitted from Lehman Brothers' September 18, 2002 analysis. In addition, in response to discussions with Ms. Yoss and Mr. Weinberg on September 20, 2002, Lehman Brothers supplemented its earlier presentations to provide the special committee with additional information suggested by Ms. Yoss and Mr. Weinberg regarding additional comparable companies, additional industry transactions and an analysis of the "unaffected" trading price of ISP. Although Lehman Brothers considered the additional information, such information did not change its conclusion as to the fairness of the merger consideration from a financial point of view. Following that meeting, representatives of Willkie Farr & Gallagher communicated the special committee's view that, based on Lehman Brothers' preliminary financial analysis to date and discussions with Lehman Brothers on the methods of valuations utilized, the performance of ISP's stock in the marketplace, the projections of ISP's management provided to Lehman Brothers on September 3, 2002, and the special committee's belief that, if requested by the special committee, Lehman Brothers would be unable to issue a fairness opinion at that time, the special committee was not then prepared to recommend the $10 merger proposal.


     On October 3, 2002, representatives of Lehman Brothers met again with Mr. Weinberg and Ms. Yoss to further discuss their respective views on the appropriate assumptions and methodologies for conducting a financial analysis of ISP and the pending merger proposal. Also present at that meeting were representatives of Willkie Farr & Gallagher and Simpson Thacher & Bartlett. Ms. Yoss and Mr. Weinberg once again expressed their views regarding the assumptions and methodologies underlying Lehman Brothers' valuation analyses. They reiterated their belief that ISP's ability to achieve the results reflected in the Five-Year Plan was highly uncertain and again summarized the trends in ISP's various business segments that lead to that uncertainty. Furthermore, Mr. Weinberg noted that Mr. Heyman had indicated that, in light of the severe market downturn since the date of the merger proposal, Mr. Heyman was finding it increasingly difficult to sustain a merger proposal at the $10 per share price. Following that meeting, in light of the continued belief by ISP management that the analyses performed by Lehman Brothers did not adequately reflect the uncertainty inherent in ISP's financial outlook and diminished prospects for the company since the preparation of the Five-Year Plan, ISP's management agreed to provide Lehman Brothers with more current projections that would more fully reflect the impact of business developments -- primarily substantially greater than anticipated pricing pressures in ISP's core chemicals and minerals businesses -- that had occurred subsequent to the preparation of the Five-Year Plan in December 2001.

     On October 10, 2002, Lehman Brothers met with ISP's management team and other ISP personnel at ISP, at which time ISP's management presented updated five-year projections (the "Updated Projections") to Lehman Brothers, including those set forth under "--ISP's Forecasts" below. The discussions highlighted certain differences between the original Five-Year Projections and the Updated Projections. ISP's management provided a detailed presentation regarding the manner in which the Updated Projections were prepared and the factors and developments leading to the differences between the Updated Projections and the projections reflected in the Five-Year Plan and answered questions regarding the Updated Projections. In particular, ISP's management explained that, while the revised 2002 projections presented on September 3, 2002 were substantially accurate, the projections for the subsequent four years had not been updated for developments in the business of ISP, the specialty chemicals industry and the economy generally since December 2001. ISP's management advised Lehman Brothers that as a result of these changes, the Updated Projections replaced the Five-Year Plan as management's best currently available estimates and judgments as to the future financial performance of ISP. The Updated Projections were based on several changed factors, including pricing pressures in the personal care and specialty chemicals segments, softness of demand in growth markets such as Asia and contemplated changes in the pricing terms of a major supply contract.

     On October 21, 2002, the special committee met with members of ISP's senior management and Mr. Heyman to discuss, among other things, the Updated Projections and to continue its discussions regarding the merger proposal. Also present at that meeting were representatives from Willkie Farr & Gallagher, Simpson Thacher & Bartlett and Lehman Brothers. After presenting information concerning the Updated Projections to the special committee, ISP's management and Mr. Heyman answered questions posed by the special committee members and representatives from Lehman Brothers.

     After ISP's management, Mr. Heyman and representatives from Simpson Thacher & Bartlett left the meeting, Lehman Brothers gave a presentation to the special committee highlighting certain differences between the original Five-Year Plan and the Updated Projections, as well as a preliminary valuation using the Updating Projections based on the same methodologies that had previously been presented to the special committee. After considerable discussion regarding the Updated Projections, the special committee concluded that, based on the performance of ISP's stock in the marketplace, the projections of ISP's management, consideration of Lehman Brothers' methods of valuation and preliminary financial analysis to date, as well as the special committee's belief that $10 per share did not represent the highest price available to ISP's stockholders, the special committee would not recommend the merger proposal at $10 per share. Following the October 21, 2002 meeting, the special committee's legal advisor and Mr. Heyman's legal advisor had numerous conversations regarding the parties' respective views concerning the appropriate per share price in the merger. Although the special committee had not identified a specific price or range of prices that would be an acceptable alternative to Mr. Heyman's $10 merger proposal, the special committee's legal advisor indicated to Mr. Heyman's legal advisors that the special committee was not prepared to recommend the merger at the $10 per share price because it did not believe that the offer represented the highest price available to ISP's stockholders, and, accordingly, sought to negotiate a higher price per share.

     Mr. Heyman continued to believe the proposed merger consideration was fair and, accordingly, instructed his legal advisors that, while he was willing to explore non-price contractual changes to the merger agreement and a possible settlement of the pending stockholder litigation referred to above, Mr. Heyman would not authorize an increase in the merger consideration. Furthermore, Mr. Heyman's representatives informed the special committee's legal advisors that Mr. Heyman continued to be concerned about the advisability of sustaining the merger proposal in light of the deterioration in market conditions and that Mr. Heyman might consider withdrawing the merger proposal if the special committee concluded it could not recommend the proposed transaction at $10 per share. On October 25, 2002, counsel for Mr. Heyman met with plaintiffs' counsel in the stockholder litigation in Delaware to discuss a potential settlement of the litigation. Counsel for Mr. Heyman also attempted to include plaintiffs' counsel in the stockholder litigation pending in New Jersey in the settlement discussions. In light of the firm position of the special committee that it would not recommend a transaction at $10 per share, on October 30, 2002, Mr. Heyman concluded that exploring an increase in the merger consideration would be preferable to abandoning the proposed transaction and authorized his legal advisors to explore with the special committee's legal advisors a possible increase in the per share merger consideration to $10.25, subject to the prompt negotiation of a mutually acceptable merger agreement, approval of the agreement by the entire special committee and settlement of the stockholder litigation.

     On October 30, 2002, in a meeting of the special committee, representatives of Willkie Farr & Gallagher reported that Mr. Heyman's representatives had advised them that Mr. Heyman would be willing to increase the per share merger consideration to $10.25. The special committee discussed whether to accept $10.25 per share but, in an effort to increase the per share merger consideration and achieve the best possible price for ISP's stockholders, instructed Willkie Farr & Gallagher to advise Mr. Heyman's representatives that the special committee was not in a position to recommend the proposed transaction at $10.25 at that time, and further instructed Willkie Farr & Gallagher to propose an offer price of $10.50 per share.

     On October 31, 2002, the special committee's legal advisors conveyed the special committee's views to Mr. Heyman's legal advisors. In response, Mr. Heyman's representatives advised the special committee's legal advisors that Mr. Heyman would not increase the merger consideration to $10.50 and that if prompt agreement could not be reached by the parties at a merger price of $10.25 per share, Mr. Heyman would consider withdrawing his offer.

     On November 1, 2002, the special committee met, along with representatives of Willkie Farr & Gallagher and Lehman Brothers to further discuss the proposed transaction.

     On November 4, 2002, Mr. Heyman authorized his legal advisors to indicate his potential willingness to increase the per share merger consideration to $10.30 per share. In a meeting on that day, the special committee discussed the fairness of the proposal to ISP's unaffiliated stockholders and agreed to reject the proposal of $10.30 per share, but, in an effort to maximize value for ISP's stockholders, to inform Mr. Heyman's representative that, while it was not in a position to recommend the proposed transaction at $10.30 per share at that time, it would consider recommending the proposal at $10.35 per share. Mr. Heyman's representative stated that Mr. Heyman would not accept that share price, and that if the special committee could not recommend the proposed transaction at $10.30 per share that Mr. Heyman would withdraw the offer.

     The special committee evaluated the possibility of turning down the proposed merger consideration and remaining a public company, but was concerned that such decision might result in the minority stockholders losing the opportunity to receive $10.30 per share. If Mr. Heyman were to withdraw the offer, the price of ISP's publicly-traded stock would likely fall significantly from its closing price of $9.40 on November 1, 2002. The special committee noted that the market in general or the specialty chemical sector could deteriorate further, lowering the market price of the shares. The special committee also considered each of Lehman Brothers' preliminary financial analyses presented to it on October 21, 2002, the implied valuations resulting from each of those analyses and that Lehman Brothers would most likely be in a position to issue a fairness opinion with respect to a proposal of $10.30 per share. The special committee further considered that the proposed price was within the comparable trading, premiums paid in going private transactions with less than a 50% minority ownership, premiums paid in going private transactions with less than a 20% minority ownership, premiums paid in unaffected going private transactions, premiums paid in full acquisitions and discounted cash flow valuation ranges analyzed in Lehman Brothers' presentations. The special committee further noted that if the special committee rejected the proposed merger consideration and Mr. Heyman withdrew his offer, the stockholders would lose the opportunity to vote on the proposed merger, which would likely prove to be the best option available to the stockholders. For further discussion of valuation methods and ranges that the special committee considered, see "--Opinion of Lehman Brothers" below. Finally, the special committee noted that it was unlikely that a third party would attempt to purchase ISP stock held by minority stockholders due to Mr. Heyman's substantial beneficial ownership interest in ISP.

     Between November 4 and November 6, the parties' legal advisors completed negotiations of the open contractual terms in the merger agreement and voting agreement.

     Settlement discussions between counsel for Mr. Heyman and plaintiffs' counsel in the pending stockholder litigation in Delaware and New Jersey also continued during this period.

     On November 6, 2002, the special committee met to discuss Mr. Heyman's response to the special committee's attempts to increase the offer price of $10.30 per share. Lehman Brothers presented a financial analysis of the offer and orally delivered its opinion, which it committed to deliver later in writing, that, as of that date and based upon and subject to the assumptions, limitations and qualifications set forth in the Lehman Brothers' written opinion, the proposed transaction at $10.30 per share was fair, from a financial point of view, to ISP's unaffiliated stockholders. Ultimately, the special committee concluded that the proposed merger was substantively and procedurally fair to ISP's unaffiliated stockholders and that the opportunity to receive $10.30 cash per share should be presented to ISP's stockholders. In reaching that conclusion, the special committee noted that the adoption of the merger agreement at that price would be subject to acceptance by a majority of the minority stockholders voting at the special meeting to consider approval of the merger. After further discussion and deliberation and taking into account all of the factors noted above, the special committee unanimously (1) concluded that the proposed transaction was advisable, fair to, and in the best interests of, the unaffiliated stockholders of ISP, and (2) agreed to recommend that our board approve the terms of the proposed transaction. Later that day, Willkie Farr & Gallagher reported the special committee's decision to ISP.

     On November 7, the parties announced that Mr. Heyman and the special committee had reached an agreement with respect to the merger at a price of $10.30 per share in cash, subject to approval by ISP's board of directors.

     On November 8, 2002, the special committee met to approve the proposed resolutions, which (1) concluded that the proposed transaction at $10.30 per share was advisable, fair to, and in the best interests of, the unaffiliated stockholders of ISP, and (2) recommended that the full board approve the terms of the proposed transaction.

     Later that day, our board of directors met to consider approval of the merger agreement. At the meeting, Lehman Brothers once again presented a financial analysis of the transaction that was substantially identical to the analysis presented to the special committee on November 6, 2002 in connection with Lehman Brothers' rendering of its oral opinion. The board also reviewed the terms of the merger agreement. Thereafter, based on the unanimous recommendation of the special committee, the board determined that the proposed merger was advisable, fair to, and in the best interests of, ISP's unaffiliated stockholders. Each director (other than Mr. Heyman and Sunil Kumar, who abstained) voted to approve the merger and voting agreements and recommend that ISP's stockholders vote to adopt the merger agreement.

     Following settlement discussions between counsel for Mr. Heyman and counsel for plaintiffs in the Delaware and New Jersey litigations, the parties to the stockholder litigation pending in Delaware agreed on and, on November 19, 2002, executed a memorandum of understanding to reflect a proposed settlement of the Delaware litigation. The parties also agreed, subject to various conditions, to enter into a settlement agreement, cooperate in public disclosures related to the settlement and use best efforts to gain approval of the settlement by the Delaware courts. Without any admission of fault by the defendants, the memorandum of understanding contemplates a dismissal of all claims with prejudice and a release in favor of all defendants of any and all claims related to the merger that have been or could have been asserted by the plaintiffs or any members of the purported class (including the pending claims in the New Jersey litigation). The settlement is subject to, among other factors, completion of confirmatory discovery, execution of a settlement agreement and final approval of the settlement by the Court of Chancery of the State of Delaware and completion of the merger.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE

     The special committee has unanimously determined that the merger agreement is advisable, fair to and in the best interests of the unaffiliated stockholders of ISP, and unanimously determined to recommend to our board of directors that the board of directors:

     o   approve the merger agreement and the voting agreement;

     o   declare the advisability of the merger agreement; and

     o recommend that the stockholders of ISP vote to adopt the merger agreement.

RECOMMENDATIONS OF OUR BOARD OF DIRECTORS

     The board of directors of ISP consists of six directors, three of whom served on the special committee and two of whom are also directors of ISPH and, therefore, abstained from voting with regard to the merger. At the November 8, 2002 meeting of the board of directors, the special committee, with its legal and financial advisors participating, reported to the other members of the board of directors on the course of its negotiations with Mr. Heyman and ISPH and their legal counsel, its review of the merger agreement and the factors it took into account in reaching its determination that the merger agreement is advisable, fair to and in the best interests of the unaffiliated stockholders of ISP.

     Based on the unanimous recommendation of the special committee, our board of directors has:

     o   approved the merger agreement and the voting agreement;

     o determined that the merger and the merger agreement are substantively and procedurally fair to the unaffiliated stockholders of ISP; and

     o recommended that the stockholders of ISP vote to adopt the merger agreement.

SPECIAL COMMITTEE'S POSITION AS TO FAIRNESS OF THE MERGER

     In reaching the conclusions described above, the special committee considered a number of factors, including the following factors, each of which, in the special committee's judgment supported its conclusion as to substantive fairness:

     o the proposed merger in which the stockholders of ISP, other than holders of common stock beneficially owned by Mr. Heyman, except shares held by qualified charitable organizations (which will be converted into the $10.30 per share merger consideration), would be entitled to receive $10.30 cash per share as merger consideration, a price the special committee viewed as attractive in light of ISP's historical and current financial performance and in light of general economic and stock market conditions;

     o the written opinion of Lehman Brothers to the special committee dated November 8, 2002, which was adopted by the special committee, a copy of which is attached to this proxy statement as Annex B, that, as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications set forth in that opinion, the merger consideration is fair, from a financial point of view, to the unaffiliated stockholders of ISP;

     o the special committee's belief, based on, among other things, the detailed financial and valuation advice provided to the special committee by its financial advisor, that the $10.30 per share merger consideration:

         o represented an attractive multiple of historical and projected earnings per share and cash flow per share;

         o  was  within  the  range of  implied  per share  valuations  based on comparable trading for non-controlled companies that Lehman Brothers, the special committee's financial advisor, deemed comparable to ISP;

         o compared favorably to an implied per share value based on the hypothetical performance of ISP stock assuming the announcement of Mr. Heyman's proposal, dated July 8, 2002 had not been made by applying the return of the Lehman Brothers Specialty Chemical Index from July 8, 2002 through November 4, 2002 to ISP's stock price of $7.95 the day prior to the announcement of the July 8, 2002 proposal letter;

         o was within the range of implied per share valuations based on recent full acquisitions as well as going-private transactions with a remaining minority interest of less than 50% and a remaining minority interest of less than 20%; and

         o was within the ranges of value produced by the discounted cash flow analysis based on ISP's Updated Projections;

     o the historical market prices of ISP's common stock and recent trading activity, including the substantial premiums implied by the $10.30 per share merger consideration of 29.6% and 48.8%, respectively, over ISP's stock prices one day and one month prior to the initial announcement of Mr. Heyman's proposal on July 8, 2002;

     o that the increase in the market price of ISP's common stock following the initial proposal by Mr. Heyman may have reflected, in part, anticipation of a possible merger, rather than a higher intrinsic value for ISP common stock;

     o the presentations of Lehman Brothers regarding its financial analyses of the proposed merger. See "--Background of the Merger" above and "--Opinion of Lehman Brothers" below;

     o that the terms and conditions of the proposed merger were determined through lengthy negotiations between Mr. Heyman and his representatives and the special committee and its advisors, all of whom are unaffiliated with Mr. Heyman;

     o Mr. Heyman's controlling beneficial ownership interest in ISP and his unwillingness to cause ISP or his beneficial interest in ISP to be sold to a possible third party buyer, which suggested to the special committee that the proposed merger was an attractive alternative to the minority stockholders;

     o the availability of capital necessary to fund the merger consideration payable pursuant to the merger;

     o current difficult economic, industry and market conditions affecting ISP; and

     o that stockholders who do not waive their appraisal rights will have the opportunity in connection with the merger to demand appraisal of the fair value of their shares under Section 262 of the DGCL.

     The special committee also considered the following adverse factors associated with the merger:

     o that Lehman Brothers' analysis of industry transactions described in detail under "Opinion of Lehman Brothers" on page 24 had produced a range per share of $13.24 to $13.39. The special committee determined that this valuation depended to a considerable extent on the fact that the transactions analyzed each involved a full change of control, whereas the merger does not involve a change of control. Furthermore, each of the transactions analyzed had meaningful distinctions to the business, operations and financial conditions of ISP;

     o that because Mr. Heyman desired to retain his approximate 81% ownership interest in ISP and had indicated no intent to cause any portion of his beneficial interest in ISP to be offered for sale to a third party, public stockholders were not afforded an opportunity to participate in any control premium that might have been generated by the sale of the entire company to a third party;

     o that the public stockholders of ISP would have no ongoing equity participation in the surviving corporation following the merger, meaning that the public stockholders would cease to participate in ISP's future earnings or growth, if any, or to benefit from increases, if any, in the value of their ISP stock.


     o that there exists known and possible conflicts of interest of certain directors and executive officers of ISP discussed below in "--Interests of Directors and Executive Officers in the Merger."


     After considering each of the factors outlined above, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

     The special committee also determined that the merger is procedurally fair because among other things:

     o the special committee consisted of directors that are not affiliated with Mr. Heyman and are not executive officers of ISP;

     o the special committee retained and was advised by independent legal counsel experienced in advising on similar transactions;

     o the special committee retained and was advised by Lehman Brothers Inc., an independent financial advisor, to assist in evaluating the proposed merger;

     o Lehman Brothers rendered an opinion concerning the fairness, from a financial point of view, of the consideration to be received by the unaffiliated holders of ISP common stock, which was adopted by the special committee;

     o the proposed merger terms and conditions (including the majority of the minority condition), which were determined through lengthy negotiations between Mr. Heyman and his representatives and the special committee and its advisors, all of whom are unaffiliated with Mr. Heyman;

     o the nature and duration of the deliberations pursuant to which the special committee evaluated the proposed merger and alternatives the proposed merger; and

     o that the special committee is a mechanism well-established under Delaware law in transactions of this type.

     In its evaluation, the special committee did not ask Lehman Brothers to consider the liquidation or book values of ISP because it believed that those measures of asset value would be considerably less than the proposed merger consideration of $10.30 per share and ISP's going concern value. The special committee's belief regarding liquidation value was based upon the committee members knowledge of the specialty chemical industry and their belief that liquidation sales generally result in proceeds substantially less than the sale of a going concern business. While the special committee reviewed with Lehman Brothers its various financial analyses and ISP's historical and projected results, the special committee did not independently generate its own separate financial analysis of the merger.

     The special committee did not evaluate as alternatives to the proposed merger the possibility of a sale to a potential third party bidder due to Mr. Heyman's indicated unwillingness to cause his beneficial interest in ISP to be sold. Finally, the special committee believed that the merger consideration of $10.30 per share in cash was fair in relation to the going concern value per share based upon Lehman Brothers' financial analysis referred to in "--Opinion of Lehman Brothers" below.

     In reaching its determination, the special committee did not consider purchases by Mr. Heyman or ISPH of ISP stock during the past two years because, to the knowledge of the special committee, there were no purchases by Mr. Heyman or ISPH during that time. There were no firm offers made that the special committee is aware of by any unaffiliated person during the past two years for the merger, sale of a substantial portion of the assets of, or transaction resulting in the change of control of ISP.

BOARD OF DIRECTORS' POSITION AS TO THE FAIRNESS OF THE MERGER

     In reaching the conclusions described above, the board of directors considered a number of factors, including the following factors, which, in the board's judgment, supported its conclusions as to substantive fairness:

     o   the conclusions and recommendations of the special committee; and

     o the factors referred to above as having been taken into account by the special committee as to substantive fairness, including the receipt by the special committee of the opinion of Lehman Brothers that, as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications set forth in that opinion, the merger consideration is fair, from a financial point of view, to the unaffiliated stockholders of ISP.


The board of directors also considered the adverse factors described above under "--Special Committee's Position as to Fairness of the Merger," including the fact that public stockholders were not afforded the opportunity to participate in a control premium because Mr. Heyman had no desire to cause any portion of his beneficial interest in ISP to be sold to a third party. The board of directors also considered the conflicts of interest of certain directors and executive officers of ISP discussed below in "--Interests of Directors and Executive Officers in the Merger."


     In concluding that the merger is procedurally fair, the board of directors considered a number of factors, including the following factors, which, in the board's judgment, supported its conclusions as to procedural fairness:

     o   the conclusions and recommendations of the special committee;

     o the fact that the special committee unanimously determined that the merger agreement is advisable, fair to and in the best interest of the unaffiliated stockholders of ISP;

     o the engagement by the special committee of independent legal and financial advisors; and

     o the fact that the merger agreement contains the majority of the minority condition.

In considering the conclusions and the recommendations of the special committee, the board of directors believed that the analysis of the special committee was reasonable and adopted the special committee's analysis underlying the special committee's conclusions.

MR. HEYMAN AND ISPH'S POSITIONS AS TO THE FAIRNESS OF THE MERGER

     The rules of the Securities and Exchange Commission require Mr. Heyman and ISPH to express their belief as to the fairness of the merger to the unaffiliated holders of ISP common stock. Mr. Heyman and ISPH believe that the merger is substantively and procedurally fair to the unaffiliated holders of ISP common stock. However, neither Mr. Heyman nor ISPH has performed, or engaged a financial advisor to perform, any valuation analysis for the purposes of assessing the fairness of the merger to the unaffiliated holders of ISP common stock. Moreover, neither Mr. Heyman nor ISPH participated in the deliberations of the special committee or received advice from the special committee's financial advisor.

     Mr. Heyman and ISPH's belief that the merger is substantively fair to the unaffiliated holders of ISP common stock is based on the following factors:

     o the fact that the special committee concluded that the merger is advisable, fair to, and in the best interests of the unaffiliated holders of ISP's common stock (although Mr. Heyman and ISPH did not rely upon the special committee's analysis);

     o the fact that the special committee received a written opinion from Lehman Brothers dated November 8, 2002 as to the fairness, from a financial point of view, of the $10.30 per share cash merger consideration;

     o the consideration to be paid in the merger represents a nearly 30% premium over the reported closing price of ISP common stock on the New York Stock Exchange on the last trading day prior to the announcement of Mr. Heyman's proposal on July 8, 2002, and nearly a 49% premium over the average closing price for the 30 days prior to the announcement of the proposal;

     o the S&P 500 Index and the S&P Midcap Specialty Chemicals Index declined 5.5% and 9.3%, respectively, during the period from July 8, 2002 through November 6, 2002, the date on which the special committee agreed to recommend the merger agreement, thereby indicating that the premium of the merger consideration over the unaffected share price of ISP (i.e., the market price that would likely be in effect in absence of the merger proposal) would likely have been higher than the premium referred to above;

     o Mr. Heyman and ISPH's belief that the merger consideration is fair in relation to the going concern value per share of ISP (although they did not calculate a specific going concern value per share, Mr. Heyman and ISPH believe that the merger consideration is fair in relation to the going concern value per share based upon (1) their knowledge of ISP's business and prospects, (2) the projections contained in this proxy statement, including the assumptions contained therein, (3) ISP's historical results of operations and (4) their general knowledge of the specialty chemical industry;

     o the merger will provide consideration to ISP's stockholders entirely in cash and is not subject to any financing condition; and

     o the merger would shift the risk of the future financial performance of ISP from the public stockholders, who do not have the power to control decisions made as to ISP's business, entirely to Mr. Heyman, who has the power to control ISP's business.

     Mr. Heyman and ISPH considered each of the foregoing factors to support their determinations as to the fairness of the merger. Mr. Heyman and ISPH did not consider any other material factors in evaluating the substantive fairness of the merger to the unaffiliated holders of ISP common stock. In light of the fact that Mr. Heyman was unwilling to cause his beneficial interest in ISP to be sold, Mr. Heyman and ISPH did not consider a possible sale to a third party as an alternative to the proposed merger. As a result, Mr. Heyman and ISPH did not evaluate the prices potentially attainable in other transactions in which he would sell control of ISP. Neither Mr. Heyman nor ISPH found it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. Mr. Heyman and ISPH did not consider whether the merger consideration constitutes fair value in relation to the liquidation value of ISP and gave little consideration to the book value of ISP, because they believed that those measures of asset value were not relevant to the market value of ISP's business and that liquidation valuations result in lower valuations of leveraged manufacturing companies. In addition, the liquidation of ISP's assets was not considered to be a viable course of action because substantial value results from continuing ISP as a going-concern and any liquidation would destroy that value. Therefore, no appraisal of liquidation value was sought for purposes of valuing the shares of ISP common stock. Also, Mr. Heyman and ISPH believe that book value is a valuation methodology more typically used in the banking, utilities, real estate and financial services industries. Nonetheless, Mr. Heyman and ISPH note that the net book value per share of ISP, as of June 30, 2002, was $7.85 and the net book value per share of ISP, as of September 30, 2002 was $8.14. The merger consideration represents a premium of nearly 31% over the June 30, 2002 net book value per share and 27% over the September 30, 2002 net book value per share.

     Mr. Heyman and ISPH's belief that the merger is procedurally fair to the unaffiliated holders of ISP common stock is based on the following factors:

     o the merger and the terms and conditions of the merger agreement were the result of good faith negotiations between the special committee and Mr. Heyman and their respective advisors and representatives;

     o the special committee retained Lehman Brothers, which is not affiliated with Mr. Heyman or ISPH management, to serve as its independent financial advisor, and the special committee received an opinion from Lehman Brothers on November 6, 2002 (subsequently confirmed in writing on November 8, 2002) to the effect that as of such date and, based upon and subject to, the assumptions, limitations and qualifications set forth in its written opinion, the $10.30 in cash per share merger consideration was fair from a financial point of view to ISP's unaffiliated stockholders;

     o the merger was approved by each member of ISP's board of directors, other than Mr. Heyman and Mr. Kumar (each of whom abstained because they are also directors of ISPH); and

     o the fact that stockholders who do not vote to adopt the merger agreement would be entitled, subject to compliance with certain statutorily required procedures to exercise appraisal rights pursuant to Section 262 of the DGCL, which allows stockholders to have the fair value of their shares determined by the Court of Chancery of the State of Delaware and paid to them in cash.


     Neither Mr. Heyman nor ISPH made any purchases of ISP common stock during the last two years and, therefore, did not compare the merger consideration to any recent prices paid by them for ISP common stock. In addition, neither Mr. Heyman nor ISPH is aware of any offer made during the last two years to acquire ISP, thus no comparison of the merger consideration could be made to any other comparable offer.

     The foregoing discussion of the information and factors considered and given weight by Mr. Heyman and ISPH is not intended to be exhaustive, but is believed to include all material factors considered by Mr. Heyman and ISPH. The view of Mr. Heyman and ISPH as to the fairness of the merger is not a recommendation to any stockholder as to how that stockholder should vote on the merger.

OPINION OF LEHMAN BROTHERS

     In August 2002, the special committee engaged Lehman Brothers to act as its financial advisor with respect to Mr. Heyman's July 8, 2002 proposal to acquire the remaining shares of ISP not already beneficially owned by him and his affiliates. On November 6, 2002, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing on November 8, 2002) to the special committee that as of that date and based upon and subject to the assumptions, limitations and qualifications set forth in that opinion, the consideration offered in the merger to the unaffiliated stockholders of ISP is fair, from a financial point of view, to those stockholders.

     THE FULL TEXT OF LEHMAN BROTHERS' WRITTEN OPINION DATED NOVEMBER 8, 2002 IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. STOCKHOLDERS SHOULD READ THAT OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE FOLLOWING IS A SUMMARY OF THAT OPINION AND THE METHODOLOGY THAT LEHMAN BROTHERS USED TO RENDER ITS FAIRNESS OPINION.

     Lehman Brothers' advisory services and Lehman Brothers' opinion were provided for the information and assistance of the special committee in connection with its consideration of the merger agreement and the merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of ISP as to how such stockholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, ISP's underlying business decision to proceed with or effect the merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed:

     o   the merger agreement and the specific terms of the merger;

     o publicly available information concerning ISP that Lehman Brothers believed to be relevant to its analysis, including ISP's annual report on Form 10-K for the fiscal year ended December 31, 2001, ISP's quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2002, and the amended Schedule 13D filed by Mr. Heyman on July 9, 2002;

     o financial and operating information with respect to the business, operations and prospects of ISP furnished to Lehman Brothers by ISP, including, without limitation, the Five-Year Plan provided to Lehman Brothers on September 3, 2002 and the Updated Projections provided to Lehman Brothers and the special committee on October 21, 2002, which were updated and lower projections of future financial performance of ISP prepared by management of ISP;

     o a trading history of ISP's common stock from June 25, 1991 to November 4, 2002 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

     o a comparison of the historical financial results and present financial condition of ISP with those of other companies that Lehman Brothers deemed relevant; and

     o a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant.

In addition, Lehman Brothers had discussions with the management of ISP concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of that information and further relied upon the assurances of management of ISP that they were not aware of any facts or circumstances that would make that information inaccurate or misleading. With respect to the financial projections of ISP, Lehman Brothers was advised by ISP that the Updated Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ISP as to the future financial performance of ISP and, accordingly, Lehman Brothers assumed that ISP would perform substantially in accordance with those projections. Furthermore, Lehman Brothers discussed the Updated Projections with the management of ISP and the special committee, and it was agreed that the Updated Projections were the appropriate projections to use in performing Lehman Brothers' analysis.

     In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of ISP and did not make or obtain any evaluations or appraisals of the assets or liabilities of ISP. In addition, the special committee did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of ISP's business. Furthermore, based on advice of the management of ISP, Lehman Brothers understood that Mr. Heyman does not currently intend to cause his beneficial interest in ISP to be sold (other than as permitted pursuant to the terms of the voting agreement between Mr. Heyman and ISP) or to solicit or entertain any proposals from third parties for the acquisition of ISP as, or substantially as, an entirety. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion.

     In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers considered the results of all of its analyses and did not attribute any particular weight to any analysis or factor considered by it. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of those analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

     In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ISP. None of ISP, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the estimates. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the special committee. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to ISP, but rather made its determination as to the fairness, from a financial point of view, to the unaffiliated stockholders of ISP of the consideration offered to such stockholders in the merger on the basis of the financial and comparative analyses described below. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of those analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers' opinion.

     STOCK TRADING HISTORY

     Lehman Brothers considered historical data with regard to the trading prices of ISP common stock for the period from June 25, 1991 to November 4, 2002 and the relative stock price performances during this same period for ISP, the Lehman Brothers Specialty Chemicals Index, or LBSCI, and the Standard & Poor's 500 Index. During the year prior to announcement of Mr. Heyman's July 8, 2002 cash proposal of $10.00 per share, the closing stock price of ISP ranged from $5.60 to $11.11 per share. Over this approximate one-year period, ISP stock provided a negative return of 25.4%, while the LBSCI provided a negative return of 18.5% and the S&P 500 Index provided a return of 11.5%. As such, ISP underperformed the LBSCI over this period by 6.9% and underperformed the S&P 500 Index over this period by 36.9%. During the year prior to November 4, 2002, the closing stock price of ISP ranged from $5.60 to $10.45 per share. The following table summarizes the historical prices one year prior to November 4, 2002 and one year prior to the announcement, as well as the corresponding premium of the merger consideration to each of these price statistics:

                                           PRIOR TO NOVEMBER 4, 2002                PRIOR TO JULY 8, 2002 ANNOUNCEMENT(1)
                                     ----------------------------------             -------------------------------------
                                      ISP PRICE               % PREMIUM             ISP PRICE                  % PREMIUM
                                      ---------               ---------             ---------                  ---------
Merger Consideration                     $10.30                      NA                $10.30                         NA
1 Day                                      9.20                   12.0%                  7.95                      29.6%
7 Days Avg.                                9.16                   12.5%                  7.82                      31.7%
30 Days Avg.                               9.26                   11.2%                  6.92                      48.8%
60 Days Avg.                               9.44                    9.2%                  7.70                      33.7%
90 Days Avg.                               9.59                    7.4%                  8.32                      23.8%
180 Days Avg.                              9.03                   14.0%                  8.61                      19.7%
1 Year Avg.                                8.98                   14.7%                  8.85                      16.4%
1 Year Median                              9.17                   12.3%                  8.80                      17.0%
1 Year High                               10.45                   (1.4%)                11.11                      (7.3%)
1 Year Low                                 5.60                   83.9%                  5.60                      83.9%


-----------------
(1) The "1 Day" trading date prior to announcement was July 8, 2002.

     COMPARABLE TRADING ANALYSIS

     In order to assess how the public market values shares of non-controlled, fully distributed publicly traded companies with similar operating characteristics as ISP, Lehman Brothers reviewed and compared specific financial and operating data relating to ISP with selected companies that Lehman Brothers deemed comparable to ISP. Lehman Brothers chose the companies used in the comparable trading analysis based on their similarity to ISP in the mix and characteristics of their businesses, growth, returns and margins. These companies consisted of:

     o   Albemarle Corp.,

     o   Arch Chemicals Inc.,

     o   Cambrex Corp.,

     o   Croda International PLC,

     o   Cytec Industries Inc.,

     o   Great Lakes Chemical Corp.,

     o   International Flavors & Fragrances Inc.,

     o   Penford Corp., and

     o   Sensient Technologies Corp.

     Using publicly available information, Lehman Brothers calculated and analyzed each company's enterprise value relative to certain historical and projected financial criteria such as sales, earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes
(EBIT). The enterprise value of each company was obtained by adding its short-term and long-term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. The analysis indicated the following multiples as of November 4, 2002:

                                                            COMPARABLE COMPANIES
                                           -----------------------------------------------------            ISP AT
                                             HIGH                  MEAN                   LOW             TRANSACTION
                                           ---------             ---------             ---------          -----------
Enterprise Value as a Multiple of:
  LTM(1) Sales                              2.36x                 1.38x                 0.66x               1.38x
  2002E Sales                               2.37x                 1.35x                 0.85x               1.35x
  2003E Sales                               2.31x                 1.27x                 0.85x               1.35x

LTM EBITDA                                  12.8x                  7.6x                  5.6x                6.8x
  2002E EBITDA                              10.2x                  7.3x                  5.4x                6.7x
  2003E EBITDA                               9.4x                  6.8x                  5.2x                6.9x

LTM EBIT                                    43.6x                 12.1x                 10.3x               10.2x
  2002E EBIT                                14.7x                 11.7x                 10.8x               10.1x
  2003E EBIT                                12.0x                 10.5x                 10.2x               10.6x


--------------
(1) LTM means the latest twelve months ending June 30, 2002 for ISP and for other comparable companies except as of May 31, 2002 for Penford Corp. and as of December 31, 2001 for Croda International PLC.

     Due to the  inherent  differences  between  the  business,  operations  and prospects of ISP and the business, operations and prospects of the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable trading analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of ISP and the companies included in the comparable trading analysis that would affect the public trading values of each. Accordingly, using the mean multiples as a general guide, Lehman Brothers selected certain multiples that it believed reflected the theoretical trading multiples for ISP on a non-controlled, fully distributed basis. Based on those multiples, this analysis indicated a range of equity values per share of $10.07 to $12.67. Lehman Brothers noted that the merger consideration of $10.30 per share falls within this range.

     INDUSTRY TRANSACTION ANALYSIS

     Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and multiples paid in 11 acquisitions of companies that Lehman Brothers deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the industry transaction analysis, based on the similarity of the target companies in the transactions to ISP in the mix and characteristics of their businesses, growth, returns and margins.

     o   Acquisition of Roche Vitamins and Fine Chemicals by DSM NV,

     o Acquisition of Haarmann & Reimer (Bayer AG) by EQT Northern Europe Private Equity Fund,

     o   Acquisition of Cognis BV (Henkel KGaA) by an Investor Group,

     o   Acquisition of Ascot PLC by Dow Chemical Co.,

     o   Acquisition of Laporte PLC by Degussa AG,

     o   Acquisition of BF Goodrich Performance Materials by AEA Investors,

     o   Acquisition of Catalytica Pharmaceuticals (Catalytica Inc.) by DSM NV,

     o   Acquisition of Hickson International PLC by Arch Chemicals Inc.,

     o   Acquisition of Witco Corp. by Crompton & Knowles Corp.,

     o Acquisition of Zeneca Specialties (Astra Zeneca PLC) by Cinven and Investcorp, and

     o   Acquisition of Bio Whittaker Inc. by Cambrex Corp.

     Lehman Brothers considered the transaction values as multiples of LTM sales, EBITDA and EBIT for the four fiscal quarters immediately preceding the announcement of each applicable transaction. The analysis indicated the following multiples:

                                                       COMPARABLE TRANSACTIONS
                                          ------------------------------------------------              ISP AT
                                            HIGH                MEAN                 LOW              TRANSACTION
                                          ---------           ---------           ---------           -----------
Transaction Value as a Multiple of:
  LTM Sales                                2.64x                1.57x               0.59x                1.38x
  LTM EBITDA                               10.5x                 8.6x                6.4x                 6.8x
  LTM EBIT                                 17.4x                14.0x               10.3x                10.2x

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of ISP, and the businesses, operations, and financial conditions of the companies included in the industry transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of an industry transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and ISP. Lehman Brothers also noted that the industry transactions all involved a full change of control whereas the merger does not involve a change of control. Using the mean multiples as a general guide, Lehman Brothers selected certain multiples that it believed reflected the theoretical transaction multiples for ISP on a full change in control basis. Based on those multiples, this analysis indicated a range of equity values per share of $13.24 to $13.39.

     PURCHASE PRICE RATIO ANALYSIS

     Lehman Brothers reviewed for the special committee its purchase price ratio analysis. The purchase price ratio analysis provides enterprise value multiples of key operating statistics for the implied transaction valuations based on (i) the $7.95 closing price of ISP common stock on July 8, 2002 (the day prior to the announcement of Mr. Heyman's proposal), (ii) the original $10.00 per share proposal and (iii) the revised $10.30 per share proposal. Based on each of these stock prices, Lehman Brothers calculated the ratio of ISP's enterprise value to its forecasted annual EBITDA and EBIT. Lehman Brothers calculated enterprise value by adding ISP's short and long-term debt and certain non-operating liabilities to the equity value implied by the specified share prices, and then subtracted the amount of ISP's cash and cash equivalents and the net value of its investment portfolio.

     The  original  $10.00 and revised  $10.30 per share  proposals  represented premiums  to the  pre-announcement  share  price of $7.95  of 25.8%  and  29.6%, respectively. ISP's implied enterprise value, based on the original $10.00 proposal, represented multiples of 6.6x and 9.9x over estimated 2002 EBITDA and 2002 EBIT, respectively, and 6.8x and 10.5x over estimated 2003 EBITDA and 2003 EBIT, respectively. The corresponding multiples based on the $10.30 per share proposal were 6.7x and 10.1x for 2002 and 6.9x and 10.6x for 2003. In calculating the multiples, Lehman Brothers used the Updated Projections.

     The purchase price ratio analysis enabled Lehman Brothers to compare the multiples implied by the merger consideration with (i) the pre-announcement trading level of ISP common stock, (ii) the current trading levels of companies that Lehman Brothers deemed comparable to ISP, as described in "--Comparable Company Analysis," and (iii) the multiples of those metrics paid in similar transactions, as detailed in "--Industry Transaction Analysis."

     TRANSACTION PREMIA ANALYSIS

     Lehman Brothers reviewed the premia paid for 30 selected going private transactions since 1998, where (i) cash was used as consideration, (ii) the remaining minority interest was less than 50%, and (iii) the transaction value was greater than $100 million. Lehman Brothers calculated the premium per share paid by the acquiror for each respective deal, as compared to the average share price of the target company's common stock one day, 7 calendar days, 30 calendar days and 90 calendar days prior to the public announcement of each selected transaction. The analysis produced the following premia ranges:

                                                        PREMIA PAID OVER AVERAGE PRICE FOR:
                                      ----------------------------------------------------------------------
                                          1 DAY             7 DAYS             30 DAYS             90 DAYS
                                        ---------          ---------          ---------          -----------
Low:                                        9.9%              13.2%              13.1%               13.5%
High:                                     140.0%             136.9%             113.3%              116.0%
Mean:                                      46.4%              47.7%              49.2%               42.2%
Median:                                    42.6%              43.4%              48.6%               36.2%
Company Share Price Data:                  $7.95              $7.82              $6.92               $8.32
Merger Consideration ($10.30):             29.6%              31.7%              48.8%               23.8%

     Based on the median and mean data, this analysis indicated a range of equity values per share of $10.29 to $11.34 and $10.33 to $11.83, respectively. Lehman Brothers noted that the merger consideration of $10.30 falls within the range based on the median data and below the range based on the mean data.

     Lehman Brothers also reviewed the premia paid for 19 selected going private transactions since 1992, where (i) cash was used as consideration, (ii) the remaining minority interest was less than 20%, and (iii) the transaction value was greater than $100 million. Lehman Brothers calculated the premium per share paid by the acquiror for each respective deal, as compared to the average share price of the target company's common stock one day, 7 calendar days, 30 calendar days and 90 calendar days prior to the announcement of each selected transaction. The analysis produced the following premia ranges:

                                                         PREMIA PAID OVER AVERAGE PRICE FOR:
                                        ----------------------------------------------------------------------
                                          1 DAY             7 DAYS              30 DAYS              90 DAYS
                                        ---------          ---------           ---------           -----------
Low:                                       9.9%              13.2%               13.1%                 9.0%
High:                                    140.0%             122.7%               95.7%                73.4%
Mean:                                     40.8%              40.8%               44.3%                40.0%
Median:                                   43.5%              41.2%               42.9%                39.9%
Company Share Price Data:                 $7.95              $7.82               $6.92                $8.32
Merger Consideration ($10.30):            29.6%              31.7%               48.8%                23.8%

     Based upon the median and mean data, this analysis indicated a range of equity values per share of $9.89 to $11.64 and $9.99 to $11.65, respectively. Lehman Brothers noted that the merger consideration of $10.30 falls within both of these ranges.

     Lehman Brothers also reviewed the hypothetical performance of ISP stock had the announcement of the proposal letter, dated July 8, 2002, from Mr. Heyman not been made on July 8, 2002 by applying the return of the LBSCI from July 8, 2002 through November 4, 2002 to ISP's stock price of $7.95 the day prior to the announcement of the July 8, 2002 proposal letter. Over this period, the LBSCI provided a negative return of 11.0%, implying a hypothetical "unaffected" price of $7.07 per share of ISP on November 4, 2002 had the announcement not been made. Lehman Brothers then applied the mean and median 1-day premia of the two data sets described above to the hypothetical "unaffected" ISP stock price at November 4, 2002. This analysis indicated a range of equity values per share of $9.96 to $10.35. Lehman Brothers noted that the merger consideration of $10.30 falls within this range.

     Additionally, Lehman Brothers reviewed the premia paid for 60 selected full acquisitions since 2000 that did not constitute going private transactions, where (i) cash was used as consideration, (ii) the target company was not classified as a financial services or technology company, and (iii) the transaction value was greater than $100 million. Lehman Brothers calculated the premium per share paid by the acquiror for each respective deal, as compared to the average share price of the target company's common stock one day, 7 calendar days, 30 calendar days and 90 calendar days prior to the announcement of each selected transaction. The analysis produced the following premia ranges:

                                                        PREMIA PAID OVER AVERAGE PRICE FOR:
                                        ------------------------------------------------------------------
                                          1 DAY            7 DAYS             30 DAYS            90 DAYS
                                        ---------         ---------          ---------         -----------
Low:                                      (7.8%)            (7.4%)             (3.4%)             (9.1%)
High:                                    540.0%            519.4%             411.7%             267.7%
Mean:                                     44.1%             45.6%              48.1%              51.7%
Median:                                   28.8%             31.7%              33.5%              37.6%
Company Share Price Data:                 $7.95             $7.82              $6.92              $8.32
Merger Consideration ($10.30):            29.6%             31.7%              48.8%              23.8%

     Based upon the median and mean data, this analysis indicated a range of equity values per share of $9.24 to $11.45 and $10.26 to $12.62, respectively. Lehman Brothers noted that the merger consideration of $10.30 falls within both of these ranges.

     DISCOUNTED CASH FLOW ANALYSIS

     Lehman Brothers performed a discounted cash flow analysis on the projected financial information of ISP for the fiscal years 2003 through 2007 based upon the Updated Projections through 2006 and extrapolated financial results for 2007 based upon operating and financial assumptions, forecasts and other information provided to Lehman Brothers by the management of ISP. Using this information, Lehman Brothers discounted to present (December 31, 2002) value the projected stream of unlevered net income (earnings before interest and after taxes) for the fiscal years 2003 to 2007 as adjusted for (1) certain projected non-cash items (such as depreciation and amortization); (2) forecasted capital expenditures; and (3) forecasted working capital adjustments. To estimate the residual value of ISP at the end of the forecast period ("Terminal Value") Lehman Brothers applied a range of 3.0% to 5.0% perpetuity growth rates to projected fiscal 2007 free cash flow. Lehman Brothers also estimated the Terminal Value by applying a range of 6.7x to 8.0x multiples to projected fiscal 2007 EBITDA. Lehman Brothers used after tax discount rates of 9% to 11%.

     Based on these discount rates and a selected range of terminal values, Lehman Brothers calculated the implied equity value per share at approximately $8.11 to $14.02. Lehman Brothers noted that the merger consideration of $10.30 falls within this range.

     Lehman Brothers performed a similar discounted cash flow analysis with regard to the projected financial information for ISP based on the Five-Year Plan. This analysis resulted in an implied equity value per share of approximately $10.90 to $18.03.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee selected Lehman Brothers because of its expertise, reputation and familiarity with ISP and the chemicals industry generally, and because its investment banking professionals have substantial experience in transactions comparable to the merger.

     As compensation for its services in connection with the merger, ISP paid Lehman Brothers $1.4 million, which was not contingent upon either the execution of the merger agreement or consummation of the merger. In addition, ISP has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Lehman Brothers and related persons for certain liabilities that may arise out of its engagement by the special committee and the rendering of its fairness opinion.

     IN THE ORDINARY COURSE OF ITS BUSINESS, LEHMAN BROTHERS MAY ACTIVELY TRADE IN THE DEBT OR EQUITY SECURITIES OF ISP AND ITS SUBSIDIARIES FOR ITS OWN ACCOUNT AND FOR THE ACCOUNTS OF ITS CUSTOMERS AND, ACCORDINGLY, MAY AT ANY TIME HOLD A LONG OR SHORT POSITION IN SUCH SECURITIES.

ISP'S FORECASTS

     ISP does not, as a matter of course, publicly disclose forecasts as to future revenues or earnings. However, ISP management did prepare forecasts which were provided to Mr. Heyman in his capacity as Chairman of ISP's board of directors and Lehman Brothers in connection with its financial analysis of ISP and the merger proposal. The forecasts are included in this proxy statement only because ISP provided that information to Lehman Brothers and Lehman Brothers used the data in connection with its fairness opinion and related presentation to the special committee and because Mr. Heyman had access to that data. See "--Opinion of Lehman Brothers."

     ISP's forecasts were not prepared with a view to public disclosure. ISP expects actual and forecasted results to differ, and actual results may be materially different than those set forth below. ISP did not prepare the forecasts with a view to complying with the published guidelines of the Securities and Exchange Commission regarding forecasts, and ISP did not prepare the forecasts in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The projected financial information set forth below has been prepared by and is the responsibility of ISP's management. Moreover, ISP's independent auditors have not examined, compiled, or applied any procedures to, the forecasts in accordance with standards established by the American Institute of Certified Public Accountants and express no opinion or any assurance on their reasonableness, accuracy or achievability.

     The projected financial data set forth below constitute forward-looking statements. It is not possible to predict whether the assumptions made in preparing the forecasts will be valid, and ISP cautions stockholders that any such forward-looking statements are not guarantees of future performance. ISP cannot assure you that these forecasts will be realized, and actual results may be materially more or less favorable than those contained in the forecasts set forth below. Investors should consider the risks and uncertainties in our business that may affect future performance and that are discussed under "Special Note Regarding Forward-Looking Statements" and in the documents incorporated by reference in this proxy statement.

     ISP's inclusion of the forecasts should not be regarded as an indication that ISP, the special committee, the board of directors, Mr. Heyman, ISPH or Lehman Brothers considered or consider the forecasts to be a reliable prediction of future events, and the forecasts should not be relied upon as such. To the extent that these forecasts represent ISP management's best estimate of possible future performance, this estimate is made only as of the date of the forecasts and not as of any later date. In particular, the projections for 2003-2006 included in the Five-Year Plan were prepared in December 2001 and have been superseded by the Updated Projections. ISP does not intend to update, revise or correct these forecasts if they become inaccurate. Stockholders should take this into account when evaluating any factors or analyses based on ISP's forecasts.

     As discussed above, on September 3, 2002 ISP's management provided Lehman Brothers with the Five-Year Plan. The Five-Year Plan was prepared in December 2001 for presentation to ISP's board of directors in April 2002. Prior to delivering the Five-Year Plan to Lehman Brothers, management reviewed ISP's financial performance (excluding ISP's investment activities) for the first six months of 2002 and revised the 2002 full-year projections contained in the Five-Year Plan, but did not undertake to update or confirm the projections for years 2003-2006. Therefore, the projections in the Five-Year Plan for the 2002 year were made as of September 3, 2002, but the 2003-2006 projections in the Five-Year Plan were made as of December 2001. The projections of net sales and operating income contained in the Five-Year Plan (as adjusted) are set forth below:

                                                                      FIVE-YEAR PLAN
                                          ---------------------------------------------------------------------
                                                              FISCAL YEARS ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------
                                           2002 (1)         2003           2004          2005           2006
                                          ----------      ---------      ---------     ---------      ---------
                                                                      ($ in millions)
NET SALES:
Personal Care.........................        $207.7        $218.5         $227.8        $237.3         $248.2
Pharmaceutical, Food and
   Beverage...........................         247.3         254.8          270.4         286.7          305.0
Performance Chemicals, Fine
   Chemicals and Industrial...........         304.1         275.5          284.4         292.5          301.4
                                           ---------      --------       --------      --------       --------
   Total Specialty Chemicals..........         759.1         748.8          782.6         816.5          854.6
Mineral Products......................          92.9          93.5           98.0         100.0          102.4
                                           ---------      --------       --------      --------       --------
   Total..............................        $852.1        $842.3         $880.6        $916.5         $957.0
                                           =========      ========       ========      ========       ========

OPERATING INCOME:(2)
Personal Care.........................        $ 33.1        $ 47.0         $ 49.6        $ 52.3         $ 54.2
Pharmaceutical, Food and
   Beverage...........................          59.6          62.3           66.8          71.6           75.4
Performance Chemicals, Fine
   Chemicals and Industrial...........           8.4           1.1            4.6           8.5           11.9
                                           ---------      --------       --------      --------       --------
   Total Specialty Chemicals..........         101.1         110.4          121.0         132.4          141.5
Mineral Products......................          19.8          19.3           20.0          20.5           20.6
                                           ---------      --------       --------      --------       --------
   Total..............................        $120.9        $129.7         $141.0        $152.9         $162.1
                                           =========      ========       ========      ========       ========

-------------
(1) Updated September 3, 2002

     The forecasts from the original Five-Year Plan prepared December 2001 projected net sales for 2002 of $821.4 million and operating income for 2002 of $120.7 million. These forecasts included $209.9 million net sales and $44.8 million operating income for the personal care segment; $239.6 million and $57.9 million for the pharmaceutical, food and beverage segment; $288.7 million and $1.6 million for the performance chemicals, fine chemicals and industrial; and $83.2 million and $16.4 million for the minerals segment.

(2) Excludes investment income and loss.

     For the reasons described under "--Background of the Merger," in October 2002, ISP's management updated the projections reflected in the Five-Year Plan for developments occurring after December 2001 and provided those Updated Projections to Lehman Brothers on October 10, 2002 and again to Lehman Brothers and the special committee on October 21, 2002. The Updated Projections took into account changes in circumstances -- primarily substantially greater than anticipated pricing pressures in ISP's core chemicals and minerals businesses -- since the preparation in the Five-Year Plan and represented ISP management's estimates of future financial performance (excluding ISP's investment activities) for the years 2002 through 2006, as of October 10, 2002 and October 21, 2002. The projections of net sales and operating income, as reflected in the Updated Projections, are set forth below:

                                                                    UPDATED PROJECTIONS
                                          ----------------------------------------------------------------------
                                                              FISCAL YEARS ENDED DECEMBER 31,
                                          ----------------------------------------------------------------------
                                             2002           2003           2004          2005           2006
                                          ----------      ---------      ---------     ---------      ----------
                                                                      ($ in millions)
NET SALES:
Personal Care.........................        $207.7        $215.0         $220.0        $230.0         $240.0
Pharmaceutical, Food and
   Beverage...........................         247.3         267.0          275.0         283.0          290.0
Performance Chemicals, Fine
   Chemicals and Industrial...........         304.1         283.0          291.0         298.0          309.0
                                           ---------      --------       --------      --------       --------
   Total Specialty Chemicals..........         759.1         765.0          786.0         811.0          839.0
Mineral Products......................          92.9          87.0           89.0          91.0           93.0
                                           ---------      --------       --------      --------       --------
   Total..............................        $852.1        $852.0         $875.0        $902.0         $932.0
                                           =========      ========       ========      ========       ========


                                                                    UPDATED PROJECTIONS
                                          ----------------------------------------------------------------------
                                                              FISCAL YEARS ENDED DECEMBER 31,
                                          ----------------------------------------------------------------------
                                             2002           2003           2004          2005           2006
                                          ----------      ---------      ---------     ---------      ----------
                                                                      ($ in millions)
OPERATING INCOME:(1)
Personal Care.........................        $ 33.1        $ 34.5         $ 36.5        $ 39.5         $ 42.0
Pharmaceutical, Food and
   Beverage...........................          59.6          66.0           69.5          72.5           74.5
Performance Chemicals, Fine
   Chemicals and Industrial...........           8.4           3.5            7.0           9.5           11.0
                                           ---------      --------       --------      --------       ---------
   Total Specialty Chemicals..........         101.1         104.0          113.0         121.5          127.5
Mineral Products......................          19.8          14.0           14.5          15.0           15.5
                                           ---------      --------       --------      --------       --------
   Total..............................         120.9         118.0          127.5         136.5          143.0
Contingency Provision.................            --          (3.0)          (4.5)         (4.5)          (4.5)
                                           ---------      --------       --------      --------       --------
   Forecast Operating Income..........        $120.9        $115.0         $123.0        $132.0         $138.5
                                           =========      ========       ========      =========      ========

(1) Excludes investment income and loss.

REASONS FOR THE MERGER; PURPOSE AND STRUCTURE OF THE MERGER

     The purpose of the merger is to permit holders of ISP's common stock to realize a significant cash premium to ISP's historical market prices for their shares and for Mr. Heyman to increase his equity ownership interest in ISP from approximately 81% to 100%. Mr. Heyman decided to pursue the merger at this time for a number of reasons. First, Mr. Heyman believes that ISP has been unable to realize some of the primary anticipated benefits of having publicly traded equity securities. For example, as a result of ISP's small public float, ISP has been unable to utilize the ISP common stock as a currency for acquisitions. In addition, the lack of appreciation of the ISP common stock has impaired ISP's ability to use stock options and other equity-based incentives as a meaningful tool to attract and retain employees.

     Moreover, Mr. Heyman believes that the near- and medium-term prospects of increasing ISP stockholder value are unfavorable for a number of reasons. Attracting public investors to a company with a majority stockholder and a small public float is inherently difficult and has been made more difficult by the general stock market downturn. In addition, Mr. Heyman believes that the volatility of ISP's earnings as a result of its substantial portfolio of investment securities has negatively impacted and will likely continue to negatively impact ISP's stock performance in the public market.

     Mr. Heyman seeks to improve ISP's operating performance by increasing management's flexibility to take actions without the constraints imposed by the public market. Mr. Heyman believes that without the constraints of the public market, and in particular the market's emphasis on quarterly earnings, ISP's management will have greater flexibility to effectively manage ISP's assets and to make decisions that may negatively impact quarterly earnings, but that may increase the value of ISP's assets or earnings over the long term. In a public company setting, decisions that negatively affect quarterly earnings could significantly reduce ISP's share price.

     Mr. Heyman also seeks to permit ISP to eliminate the costs and administrative burdens of being a public company. Finally, following the merger, ISP will no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, which will allow ISP to eliminate the costs of preparing, printing and mailing certain corporate reports and proxy statements. In addition, "going private" will allow ISP to eliminate certain other costs and functions associated with being a public company, including certain legal and accounting costs, the costs of maintaining a transfer agent and the costs of investor relations activities. The elimination of the foregoing requirements will also eliminate the time devoted by employees and members of ISP's management to those activities, thereby providing more freedom to focus on ISP's business and operations.

     Mr. Heyman has considered certain alternatives to the merger, including having ISP remain public without acquiring additional shares or pursuing a public offering to increase the liquidity of the public trading market for the ISP common stock. However, in light of capital market conditions and the reluctance of institutional investors to purchase stock of a company with a small public float, ISP concluded that such an offering could not be effected on terms that were economically attractive. In addition, as noted in "--Background of the Merger," Mr. Heyman considered the possibility of pursuing a going private transaction by means of a tender offer rather than a merger, but ultimately concluded that the merger constituted a preferable means of effecting the proposed transaction.

     As discussed in "--Background of the Merger," the special committee and the board of directors considered the proposed merger and decided to recommend the transaction because they believed that the opportunity to receive the $10.30 per share cash merger consideration was an attractive option to present to the stockholders of ISP, other than Mr. Heyman and his affiliates, in light of ISP's historical and current financial and trading performance and difficult general economic and stock market conditions. The special committee and the board of directors also considered the offer to be attractive for other reasons, including difficulties in remaining a publicly traded company with ISP's small public float and Mr. Heyman's unwillingness to cause ISP or his beneficial interest in ISP to be sold to a third party.

EFFECTS OF THE MERGER; PLANS OR PROPOSALS AFTER THE MERGER

     After the effective time of the merger, holders of our common stock, other than Mr. Heyman and his affiliates, will cease to have ownership interests in ISP or rights as our stockholders, and instead will only be entitled to receive $10.30 in cash for each of their shares of our common stock. As a result of the merger, Mr. Heyman's interest in our net book value and net earnings will increase from approximately 81% to 100%, or by approximately $100.6 million in the case of book value. ISP reported a loss for the twelve months ending September 30, 2002, so Mr. Heyman is increasing his attributable share of ISP's recent net loss. As a result of the merger, Mr. Heyman will be the sole beneficiary of our future earnings and growth, if any. Similarly, Mr. Heyman will also bear the risk of any losses generated by our operations and any decrease in our value after the merger. As a result of the merger, ISPH will be merged with and into ISP and will cease to be a separate legal entity.

     None of Mr. Heyman, ISPH and ISP will recognize gain or loss for United States federal income tax purposes as a result of the merger.

     Following the merger, our common stock will no longer be traded on the New York Stock Exchange. In addition, the registration of our common stock under the Securities Exchange Act of 1934 will be terminated. Due to this termination, the periodic reporting requirements under that Act, certain provisions of Section 16(b) of that Act, and requirements that we furnish a proxy or information statement in connection with stockholders' meetings will no longer apply to us. After the effective time of the merger, there will be no publicly traded ISP common stock outstanding and we would no longer be required to file periodic reports with the Securities and Exchange Commission. Several of our subsidiaries, however, would continue to file periodic reports in respect of the outstanding debt securities of those entities. Specifically, our subsidiary International Specialty Holdings Inc. is currently required to file periodic reports pursuant to the Exchange Act and our primary operating subsidiary ISP Chemco Inc. and certain of its subsidiaries have agreed to file periodic reports with the Commission pursuant to an indenture for so long as ISP Chemco has indebtedness outstanding under that indenture.

     From and after the effective time of the merger, our current directors (other than Mr. Sanford Kaplan and the members of the special committee) and officers will remain the directors and officers of ISP, until their successors are duly elected or appointed and qualified.

     Mr. Heyman expects that following completion of the merger, ISP's business operations will be conducted substantially as they are currently being conducted. Mr. Heyman has no other current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets. Nevertheless, Mr. Heyman may initiate from time to time reviews of us and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger in order best to organize ISP's activities. Mr. Heyman expressly reserves the right to make any changes that he deems necessary or appropriate in light of his review or in light of future developments.

     In addition, Mr. Heyman may also consider material changes in the present dividend rate and policy, indebtedness, capitalization and management and employee incentive plans and may consider pursuing acquisition opportunities through ISP.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     ISP's board of directors and executive officers have various interests in the merger described in this section that are in addition to, or different from, the interests of ISP's stockholders generally. ISP stockholders should keep this in mind when considering the recommendation of ISP's board of directors that the stockholders vote to adopt the merger agreement.

     POSITIONS AFTER THE MERGER


     After the merger, Mr. Heyman and Mr. Kumar are expected to be the sole remaining directors of ISP. In addition, each current executive officer of ISP is expected to remain an executive officer of ISP after the merger. Mr. Heyman and ISP retain the right to name additional or different directors and executive officers after the merger, but currently have no intention to do so. There is no current plan or arrangement for materially increasing the compensation of any director or executive officer of ISP after the merger (although ISP expressly reserves the right to make any changes it deems necessary or appropriate in the future). For additional information regarding the compensation of our directors and executive officers, please see the annual report on Form 10-K that ISP and its subsidiaries have filed with the Securities and Exchange Commission.


     STOCK OPTIONS; RESTRICTED SHARES

     The merger agreement provides that as of the effective time, all outstanding and unexercised employee stock options on ISP common stock granted pursuant to the 1991 Incentive Plan for Key Employees and Directors and the 2000 Stock Option Plan for Non-Employee Directors will be canceled. The merger agreement provides that, in consideration for that cancellation, the holders of the options will have the right to receive a cash payment. The amount of this payment will equal the excess, if any, of the merger consideration of $10.30 in cash per share of ISP common stock over the per share exercise price of the options, multiplied by the number of shares of ISP common stock subject to those options, reduced by applicable withholding taxes.

     In addition, the merger agreement provides that each share of restricted ISP common stock will be canceled in consideration for the right to receive an amount in cash equal to $10.30, as reduced by applicable withholding taxes, subject to the vesting restrictions that were applicable to the underlying restricted shares.

     Our executive officers and directors currently hold a total of approximately 1,072,500 options. Approximately 496,000 of these options have an exercise price below the $10.30 merger consideration and all but 18,666 of those "in-the-money" options are vested. The aggregate payment that our executive officers and directors would be entitled to receive for all of their options as of the date of this proxy statement is approximately $1.58 million. In addition, our executive officers and directors hold approximately 500,000 restricted shares of ISP common stock.

     The table below sets forth the number of shares of ISPcommon stock subject to vested and unvested "in-the-money" stock options held, and shares of ISP common stock beneficially owned, by each of our executive officers and directors and the aggregate payment that each executive officer and director would be entitled to receive in connection with the merger as a result of such holdings.

                                                     "IN-THE-MONEY" OPTIONS:
                                                -------------------------------
NAME                                              VESTED              UNVESTED             SHARES         TOTAL PAYMENTS
                                                ----------            ---------           ---------       ---------------
Samuel J. Heyman...........................       150,000                   0            52,328,040(1)     $5,902,500(1)
Sunil Kumar................................       100,000                   0               616,526         6,902,118(2)
Richard A. Weinberg........................        95,140                   0                79,055         1,090,573
Susan B. Yoss..............................        37,700                   0               160,000         1,677,752(3)
Roger J. Cope..............................        55,605                   0                60,228           696,471
Robert Englander...........................         1,667               6,333                     0             3,434
Lawrence Grenner...........................        11,000                   0                     0            26,953
Sanford Kaplan.............................        14,000               3,000                 5,000            85,985
Burt Manning...............................        14,000               3,000                 7,000           106,585
Alan M. Meckler............................         1,667               6,333                     0             3,434
Stephen R. Olsen...........................             0                   0               101,100         1,041,330(4)
Neal E. Murphy.............................             0                   0                     0                 0
Steven E. Post.............................             0                   0                     0                 0
All directors and executive
officers as a group (13 persons)...........       480,779              18,666            53,356,949(1)    $18,032,135(1)


-------------
(1) Pursuant to the merger agreement, Mr. Heyman will not receive any payment in exchange for shares of ISP common stock beneficially owned by him, except that (i) Mr. Heyman is entitled to receive $495,000 in exchange for cancellation of his stock options and (ii) the 525,000 shares owned by the qualified charitable organization referred to below that Mr. Heyman is deemed to beneficially own will be canceled in exchange for the merger consideration per share.

     The Annette Heyman Foundation, Inc., a charitable organization recognized as tax-exempt pursuant to Section 501(c)(3) of the Internal Revenue Code, holds 525,000 shares of ISP common stock. The Annette Heyman Foundation will be entitled to receive the merger consideration per share for each of these shares, or approximately $5,400,000. Mr. Heyman is deemed the beneficial owner of these shares because he is a director and the president of the foundation. These shares constitute less than 1% of the shares of ISPcommon stock beneficially owned by Mr. Heyman.

     Mr. Heyman expects to cause the sale of 114,336 shares of ISPcommon stock beneficially owned by him prior to the merger to non-affiliated persons in one or more sales pursuant to Rule 144 under the Securities Act of 1933. These shares were originally acquired in open market purchases from unaffiliated third parties for an average price per share of approximately $7.08 and represent less than 0.25% of the shares beneficially owned by Mr. Heyman. While the sale price for these shares cannot be determined at this time, it is likely that the sale price will be no more than $10.30 per share. Accordingly, Mr. Heyman anticipates that the sale proceeds will not exceed $1,177,661. The shares are being sold for personal tax and financial planning purposes.

(2) Includes $2,575,000 to be paid, subject to vesting restrictions, in exchange for surrendering 250,000 restricted shares of ISP's common stock.

(3) Includes $1,545,000 to be paid, subject to vesting restrictions, in exchange for surrendering 150,000 restricted shares of ISP's common stock.

(4) Includes $1,030,000 to be paid, subject to vesting restrictions, in exchange for surrendering 100,000 restricted shares of ISP's common stock.

     INDEMNIFICATION AND INSURANCE

     Following the completion of the merger, ISP is required to indemnify, defend and hold harmless, to the full extent permitted by law, all current officers and directors of ISP against all losses, claims, damages, costs, expenses or liabilities or in connection with any claim, action, suit, proceeding or investigation arising out of the fact that the person is an officer or director of ISP (or out of any action taken by any such person on behalf of ISP), pertaining to any matter existing or occurring on or prior to the effective time of the merger (including the transactions contemplated by the merger agreement), whether asserted or claimed prior to, or on or after, the effective time of the merger. In addition, ISP is required to maintain its directors and officers' liability insurance policies in effect for six years after the effective time of the merger, except that ISP will not be required to pay annual insurance premiums in excess of 200% of the premiums it currently pays.

     On August 7, 2002, ISP entered into indemnity agreements with each member of the special committee. Pursuant to the indemnity agreements, ISP agreed to indemnify Messrs. Englander, Manning and Meckler for any expenses, liabilities and losses relating to their service as members of the special committee and/or the board of directors in connection with the transaction. These indemnity agreements are in addition to the indemnity available to the special committee members pursuant to ISP's amended and restated certificate of incorporation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

     The following is a summary of United States federal income tax consequences of the merger to stockholders whose shares of ISP common stock are converted into the right to receive cash pursuant to the merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current law which is subject to change possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the tax consequences to any of our stockholders who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

     The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our common stock for cash pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares of ISP common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

     In general, cash received by stockholders who exercise statutory appraisal rights under Section 262 of the DGCL in respect of such appraisal rights will result in the recognition of gain or loss to such stockholders. Any stockholder who is considering exercising statutory appraisal rights should consult with its own tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the merger.

     Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 30% of all cash payments to which a holder of shares is entitled pursuant to the merger agreement, unless the stockholder provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

     THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER'S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO THE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

LITIGATION

     In July of 2002, six purported class action suits were filed on behalf of ISP stockholders in the Court of Chancery of the State of Delaware against ISP and members of its board of directors. These six suits have been consolidated. On July 12, 2002, a seventh ISP stockholder filed a purported class action suit in the United States District Court, District of New Jersey, against ISP and members of its board of directors. The New Jersey claim was subsequently amended to assert derivative claims as well. The plaintiffs in the Delaware and New Jersey litigations seek to represent the same class of ISP stockholders. The
Delaware and New Jersey complaints allege, among other things, that the defendants have breached fiduciary and other duties in connection with Mr. Heyman's proposal to acquire beneficial ownership of all shares of ISP common stock that he does not already beneficially own. These complaints variously seek a court order enjoining the proposed transaction, an award of unspecified damages and attorneys' fees, the unwinding of any transaction and other unspecified equitable relief.

     Following settlement discussions between counsel for Mr. Heyman and counsel for plaintiffs in the Delaware and New Jersey litigations, on November 19, 2002, the parties to the stockholder litigation pending in Delaware agreed on and executed a memorandum of understanding to reflect a proposed settlement of the Delaware litigation. The parties to the Delaware litigation also agreed, subject to the conditions described below, to enter into a settlement agreement, cooperate in public disclosures related to the settlement and use best efforts to gain approval of the settlement by the Delaware courts. Without any admission of fault by the defendants, the memorandum of understanding for the proposed settlement of the Delaware litigation contemplates a dismissal of all claims with prejudice and a release in favor of all defendants of any and all claims related to the proposed transaction (including the claims in the New Jersey litigation) that have been or could have been asserted by the plaintiffs and all members of a plaintiff class consisting of all record and beneficial holders of ISP common stock from July 7, 2002 through the completion of the merger. These dismissed claims are referred to in this proxy statement as the settled claims.

     The proposed settlement of the Delaware litigation is subject to numerous conditions, including the completion of confirmatory discovery, execution of a settlement agreement containing a provision permitting defendants to terminate the settlement if, prior to final court approval, any action other than the New Jersey litigation is pending in any state or federal court which raises any settled claims, a determination by defendants prior to final court approval that the dismissal of the litigation in accordance with the settlement agreement will result in the release with prejudice of the settled claims, final approval of the settlement by the Delaware courts, and completion of the merger. Because the proposed settlement is subject to consummation of the merger and the other conditions described above, any settlement will not be final at the time you will be asked to vote on the merger. If the parties to the Delaware litigation do not proceed with the proposed settlement, or in the event the proposed settlement ultimately is not approved by the Delaware courts, the Delaware and New Jersey litigations could proceed and the plaintiffs could seek the relief sought in their complaints, including rescission of the merger or an award of damages in favor of the ISP stockholders in any plaintiff class that might be certified.

     If the proposed settlement of the Delaware litigation becomes final, the defendants believe that any and all settled claims against the defendants in the New Jersey litigation will be released and the defendants intend to move for a dismissal of the New Jersey litigation based on the final order in the Delaware litigation.

                               THE SPECIAL MEETING

     This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our stockholders.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting is scheduled to be held as follows:

     DATE: February ___, 2003

     TIME:_____________

     PLACE: Offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, you will be asked to consider and vote upon a proposal to adopt an agreement and plan of merger, dated as of November 8, 2002, between ISP and ISPH, a corporation 100% beneficially owned by Mr. Heyman and to consider such other business as may properly come before the meeting and all adjournments or postponements thereof.

RECORD DATE

     The board of directors has fixed the close of business on January 10, 2003 as the record date for the special meeting and only holders of common stock on the record date are entitled to notice of and to vote at the special meeting. On that date, there were approximately 170 holders of record of ISP common stock, and 65,210,670 shares of common stock outstanding. On the record date, Mr. Heyman beneficially owned 52,567,240 outstanding shares of ISP common stock, representing approximately 80.6% of the total voting power of ISP.

VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

     Each share of ISP common stock entitles its holder to one vote on all matters properly coming before the special meeting. A majority of the total number of all outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. Mr. Heyman has agreed, pursuant to a voting agreement, to cause all of the shares beneficially owned by him at the time of the meeting (but excluding shares held by qualified charitable organizations) to be represented in person or by proxy at the meeting. Accordingly, a quorum at the meeting is assured.

     If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on the adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the merger agreement. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

     Under Delaware law, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the special meeting. Mr. Heyman has agreed in the voting agreement to cause all of the shares beneficially owned by him at the time of the meeting (but excluding shares held by qualified charitable organizations) to vote "FOR" the merger agreement, which will assure adoption of the merger agreement under Delaware law.

     In addition, although not required under the Delaware General Corporation Law or the amended and restated certificate of incorporation or by-laws of ISP, the merger agreement requires that the majority of the minority condition be satisfied.

     Abstentions, failures to vote and broker non-votes will have the same effect as a vote against the adoption of the merger agreement for purposes of obtaining a majority of all shares of ISP common stock. However, abstentions, failures to vote and broker non-votes will not affect satisfaction of the majority of the minority condition.

     Each of our directors and executive officers has indicated that he or she intends to vote his or her own shares in favor of adoption of the merger agreement. If Mr. Heyman and each of our directors and officers vote as we expect, 83% of the outstanding shares of ISP common stock will have voted for adoption of the merger agreement.

VOTING AND REVOCATION OF PROXIES

     Stockholders should mark, date, sign and return the proxy card and mail it in the enclosed envelope as soon as possible so that your shares are represented at the special meeting, even if you plan to attend the meeting in person.

     Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted "FOR" the proposal to adopt the merger agreement and in the discretion of the persons named in the proxy with respect to any other business which may properly come before the meeting or any adjournment of the meeting and which is not known a reasonable time before the meeting. However, the proxies do not grant authority to vote on any proposal to adjourn or postpone the special meeting for the purpose of soliciting further proxies in favor of adoption of the merger agreement. Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement.

     Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

     o by delivering written notification of revocation to our Secretary at our executive offices at 1361 Alps Road, Wayne, New Jersey 07470,

     o   by delivering a proxy of a later date,

     o by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke any proxy previously delivered by you; you must vote in person at the meeting, or

     o if you have instructed a broker to vote your shares, by following the directions received from your broker to change those instructions.

     Votes will be tabulated by our transfer agent, The Bank of New York.

SOLICITATION OF PROXIES

     We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or facsimile by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

     We have also retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, for a fee of $7,500 plus transaction expenses, to assist in the solicitation of proxies from stockholders, including brokerage houses and other custodians, nominees and fiduciaries.

                                   THE MERGER

     This section of the proxy statement describes material aspects of the proposed merger, including the merger agreement, which is incorporated by reference to this proxy statement and is attached hereto as Annex A. While we believe that the description covers the material terms of the merger, this summary is qualified in its entirety by reference to the complete text of the merger agreement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, the merger agreement and the other documents we refer you to for a more complete understanding of the merger.

     In the merger, ISPH will merge into ISP with ISP as the surviving corporation in the merger.

     As a result of the merger, ISP will cease to be a publicly held company and will become a private corporation, all of the stock of which will be beneficially owned by Mr. Heyman.

EFFECTIVE TIME OF MERGER

     If the merger agreement is adopted by the requisite votes of stockholders and the other conditions to the merger are satisfied or waived to the extent permitted, the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as ISP and ISPH agree upon and specify in the certificate of merger. The filing is expected to occur as soon as practicable after adoption of the merger agreement by ISP stockholders at the special meeting and satisfaction or waiver of the other conditions to the merger set forth in the merger agreement. Upon the completion of the merger, ISPH will cease to exist and ISP will continue as the surviving corporation. If our stockholders vote to adopt the merger agreement, we expect to complete the merger during the first quarter of 2003.

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

     If we complete the merger, our common stockholders (other than holders of common stock beneficially owned by Mr. Heyman and holders who perfected their appraisal rights under Delaware law) will be entitled to receive $10.30 in cash for each share of ISP common stock that they own. In addition, charitable organizations that own common stock will be entitled to receive $10.30 in cash for each share of ISP common stock that they own, even if the shares are beneficially owned by Mr. Heyman. A qualified charitable organization holds 525,000 shares of ISP common stock that are deemed to be beneficially owned by Mr. Heyman. The qualified charitable organization will receive $10.30 in cash for each of these shares, as described under "Special Factors--Interests of Directors and Executive Officers in the Merger."

     We will designate a paying agent to make the cash payments contemplated by the merger agreement. From time to time after the effective time of the merger, ISP will deposit in trust with the paying agent funds sufficient to pay the merger consideration to stockholders. The paying agent will deliver your merger consideration to you according to the procedure summarized below.

     After the effective time of the merger we will not transfer shares of common stock that were outstanding immediately prior to the effective time on our stock transfer books. If you present common stock certificates to us or our paying agent after the effective time of the merger, we will cancel them in exchange for cash as described in this section.

     As soon as practicable after the effective time of the merger, we will send you, or cause to be sent to you, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration.

     The paying agent will pay your merger consideration, together with any dividends to which you are entitled, to you after you have surrendered your certificates to the paying agent.

     Interest will not be paid or accrue in respect of cash payments of merger consideration. We will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

     If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to ISP's satisfaction that the taxes have been paid or are not required to be paid.

     YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     The transmittal instructions will tell you what to do if you have lost your certificate, or it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by our paying agent or ISP, post a bond in an amount that the paying agent or ISP, as the case may be, reasonably directs as indemnity against any claim that may be made against those parties in respect of the certificate.

     At the effective time of and after the merger, subject to the exceptions in the next sentence, you will cease to have any rights as our stockholder. The exceptions include the right to receive dividends or other distributions with respect to your shares with a record date before the effective time and the right to surrender your certificates in exchange for payment of the merger consideration.

ACCOUNTING TREATMENT

     For U.S. accounting and financial reporting purposes, the acquisition of shares in the merger will be accounted for under the purchase method of accounting.

FEES AND EXPENSES OF THE MERGER

     All fees and expenses in connection with the merger will be paid by the party incurring those fees and expenses, except that we will pay the expenses related to the preparation, printing and mailing of this proxy statement and all filing and other fees paid to the Securities and Exchange Commission in connection with the merger. The total fees and expenses in connection with the merger are estimated to be approximately $3.2 million. This amount consists of the following estimated fees:

     Legal and Other Professional Fees(1)              $2,750,000

     Printing, Proxy Solicitation and Mailing Costs       100,000

     Special Committee Fees                                60,000

     Filing Fees (SEC)                                     26,873

     Miscellaneous                                        250,000
     -------------                                    -----------

     Total                                            $ 3,186,873


--------------
(1) Includes fees paid to Lehman Brothers Inc.

FINANCING OF THE MERGER

     We and Mr. Heyman estimate that approximately $134.4 million will be required to complete the purchase of shares of our common stock, restricted stock and options pursuant to the merger (excluding the fees and expenses referred to above). Mr. Heyman and ISP expect this amount to be paid out of available funds of ISP at the effective time of the merger. We currently anticipate that ISP will obtain those funds by entering into an intercompany borrowing arrangement immediately prior to the closing of the merger with its indirect wholly owned subsidiary, ISP Investco LLC, pursuant to which ISP Investco LLC will lend ISP unrestricted funds sufficient to pay the costs and expenses of the merger, including the merger consideration. ISP Investco currently has sufficient capital to cover the cost of funding the merger consideration. The merger is not conditioned on any financing arrangements.

APPRAISAL RIGHTS

     Under Section 262 of the DGCL, if you do not wish to accept $10.30 per share in cash for your shares of common stock, you may elect to have the fair value of your shares of common stock judicially determined and paid to you in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. You may only exercise these rights if you comply with the provisions of
Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 set forth in Annex D.

     Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of our special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in that notice a copy of Section 262. This proxy statement will constitute this notice to the holders of common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex D. Any stockholder who wishes to exercise those appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex D to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 OF THE DGCL TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, we believe that stockholders who consider exercising those rights should seek the advice of counsel.

     All references in Section 262 of the DGCL and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY THE STEPS SUMMARIZED BELOW AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

     o the holder must deliver to us a written demand for appraisal of its shares before the vote on the adoption of the merger agreement at the special meeting. This demand will be sufficient if it reasonably informs us of the identity of the stockholder and that the stockholder intends by that writing to demand the appraisal of its shares;

     o the holder must not vote its shares of common stock in favor of the adoption of the merger agreement. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement; and

     o the holder must continuously hold its shares from the date of making the demand through the effectiveness of the merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the effectiveness of the merger will lose any right to appraisal in respect of those shares.

     Voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to, and separate from, any proxy you deliver or vote you cast in person.

     Only a holder of record of shares of common stock is entitled to assert appraisal rights for those shares registered in that holder's name. A demand for appraisal should:

     (1) be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on those stock certificates, and

     (2) specify the following:

         o  the stockholder's name and mailing address,

         o  the number of shares of common stock owned by the stockholder, and

         o that the stockholder intends thereby to demand appraisal of its common stock.

     If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH NOMINEE.

     A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should mail or deliver a written demand to: International Specialty Products Inc., 1361 Alps Road, Wayne, New Jersey 07470, Attention:
Secretary.

     Within ten days after the effective time of the merger, ISP, as the surviving corporation, must notify each holder of our common stock who has complied with Section 262 of the DGCLand who has not voted in favor of the adoption of the merger agreement of the date that the merger became effective. Within 120 days after the effective time of the merger, but not after that date, either ISP or any stockholder who has complied with the requirements of Section 262 may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the value of the shares of common stock held by all stockholders demanding appraisal of their shares. We are under no obligation to, and have no present intent to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that we will file a petition with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate all necessary action for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since we have no obligation to file a petition, your failure to do so within the period specified could nullify your previous written demand for appraisal.

     Under the merger agreement, we have agreed to give ISPH prompt notice of any demands for appraisal we receive prior to the effective time. Prior to the effective time, ISPH has the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the effective time, we will not, except with the prior written consent of ISPH, make any payment with respect to any demands for appraisal, or offer to settle, or settle or otherwise negotiate, any demands.

     Within 120 days after the effectiveness of the merger, any stockholder that complies with the provisions of Section 262 of the DGCLto that point in time will be entitled to receive from us, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which we have received demands for appraisal and the aggregate number of holders of those shares. We must mail this statement to the stockholder by the later of 10 days after receipt of a request or 10 days after expiration of the period for delivery of demands for appraisals under Section 262.

     A stockholder who timely files a petition for appraisal with the Court of Chancery of the State of Delaware must serve a copy upon ISP. ISP must then within 20 days file with the Register in Chancery of the State of Delaware a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and who have not reached agreements with us as to the value of their shares. After notice to stockholders as may be ordered by the Court of Chancery of the State of Delaware, the Court of Chancery of the State of Delaware is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Court of Chancery of the State of Delaware may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Court of Chancery of the State of Delaware may dismiss the proceedings as to that stockholder.

     After determining which stockholders are entitled to an appraisal, the Court of Chancery of the State of Delaware will appraise the "fair value" of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Court of Chancery of the State of Delaware and taxed upon the parties as the Court of Chancery of the State of Delaware deems equitable. Upon application of a stockholder, the Court of Chancery of the State of Delaware may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys' fees and the fees and expenses of experts. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD BE ENTITLED TO RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS AS TO FAIRNESS FROM A FINANCIAL POINT OF VIEW ARE NOT NECESSARILY OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery of the State of Delaware is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Supreme Court of the State of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company."

     In WEINBERGER, the Supreme Court of the State of Delaware stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 of the DGCLprovides, however, that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Any  stockholder  who has duly  demanded an  appraisal in  compliance  with
Section 262 of the DGCLwill not, after the effectiveness of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

     If any stockholder who demands appraisal of its shares of common stock under Section 262 of the DGCLfails to perfect, or effectively withdraws or loses, that holder's right to appraisal, the shares of common stock of that stockholder will be deemed to have been converted at the effective time into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, its right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to ISP, as the surviving corporation, a written withdrawal of its demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of ISP, as the surviving corporation, and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

     If we do not approve a stockholder's request to withdraw a demand for appraisal when the approval is required or if the Court of Chancery of the State of Delaware does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

     Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

     Mr. Heyman and his affiliates, as the holders of ISP common stock, may also elect to have the fair value of their common stock judicially determined by following the procedures described above. However, Mr. Heyman has agreed to vote, or cause to be voted, all of the shares of ISP common stock beneficially owned by him, at the time of the stockholder meeting, in favor of adoption of the merger agreement and has advised us that he has no intention of exercising appraisal rights with respect to any of its shares.

REGULATORY APPROVALS AND OTHER CONSENTS

     We believe that there are no significant regulatory approvals or other consents required to complete the merger.

THE MERGER AGREEMENT

     CERTIFICATE OF INCORPORATION, BY-LAWS AND DIRECTORS AND OFFICERS OF ISP AS THE SURVIVING CORPORATION

     When the merger is completed:

         o the amended and restated certificate of incorporation of ISP as in effect immediately prior to the effective time of the merger will be the amended and restated certificate of incorporation of ISP as the surviving corporation;

         o the by-laws of ISPH in effect immediately prior to the effective time will be the by-laws of ISP as the surviving corporation;

         o the directors of ISP immediately prior to the effective time (other than Sanford Kaplan and those directors on the special committee) will be the directors of ISP as the surviving corporation; and

         o the officers of ISP immediately prior to the effective time will be officers of ISP as the surviving corporation.

     CONVERSION OF COMMON STOCK

     At the effective time of the merger, each outstanding share of ISP common stock will automatically be converted into the right to receive $10.30 in cash, without interest, except for:

         o shares of ISP common stock beneficially owned by Mr. Heyman, which will be canceled without any payment, except shares held by charitable organizations, which will be converted into the right to receive $10.30 in cash, without interest;

         o shares of ISP common stock that are held in the treasury of ISP or by any subsidiary of ISP, which will be canceled without any payment; and

         o shares held by stockholders validly perfecting appraisal rights in accordance with the DGCL.

     At the effective time, each outstanding share of ISPH stock issued and outstanding prior to the effective time will be converted into one share of common stock of ISP as the surviving corporation.

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

     TREATMENT OF STOCK OPTIONS AND RESTRICTED SHARES

     Each outstanding option granted under ISP's stock option plans will be canceled at the effective time of the merger, and in consideration for such cancellation, ISP as the surviving corporation shall pay in cash after the effective time to each option holder the excess, if any, of the merger consideration over the option's exercise price multiplied by the number of shares of ISP common stock subject to the option immediately prior to the effective time of the merger. ISP will cause each holder of a share of restricted ISP common stock to surrender, immediately prior to the effective time of the merger, the restricted shares in exchange for a cash payment in an amount equal to the merger consideration, provided that the cash payment will only be payable at the time when the vesting restrictions on the restricted stock would have lapsed if the merger had not occurred. Cash payments made in exchange for stock options or restricted stock will be made without interest and will be reduced by any applicable withholding taxes.

     REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties made by ISP to ISPH, subject to various qualifications and limitations, including representations and warranties relating to:

         o    ISP's  due  organization,   valid  existence,  good  standing  and
              necessary   corporate   power  and   authority   of  ISP  and  its
              subsidiaries to carry on its business;

         o    the capitalization of ISP;

         o the accuracy of information concerning ISP's subsidiaries in ISP's Securities and Exchange Commission filings and the capitalization of these subsidiaries;

         o the authorization, execution, delivery and enforceability of the merger agreement;

         o the absence of any required governmental consents, approvals, authorization, or permits, except those specified in the merger agreement;

         o    the  absence of any  conflicts  between the merger  agreement  and
              ISP's amended and restated certificate of incorporation or by-laws, or a material conflict with any applicable laws and any other material contracts or documents;

         o the accuracy and adequacy of information concerning ISP in this proxy statement, any other document to be filed with the Securities and Exchange Commission in connection with the merger and all other filings made by ISP with the Securities and Exchange Commission;

         o    the compliance of ISP with applicable laws;

         o the absence of any litigation or claims against ISP or any of its subsidiaries;

         o the qualification of each of ISP's employee benefit plans and other agreements with its employees under Section 401 of the Internal Revenue Code, and the absence of any payments that would be required as a result of the merger;

         o the absence of any fees owed to brokers or investment bankers (other than Lehman Brothers) in connection with the merger;

         o the absence of any material changes to ISP's business, earnings, assets, liabilities, financial or other condition or results of operations from December 31, 2001 until the effective time of the merger, except for changes disclosed in ISP's filings with the Securities and Exchange Commission;

         o the absence of material liabilities or obligations, except as disclosed in ISP's filings with the Securities and Exchange Commission;

         o the accuracy of information in ISP's financial reports concerning the real property owned or leased by ISP;

         o good and marketable title to all the properties and assets reflected on ISP's balance sheet as being owned by ISP or one of our subsidiaries or acquired after the date of the merger agreement and which are material to our business; and

         o the receipt by the special committee of an opinion from the special committee's financial advisors that the merger consideration is fair, from a financial point of view, to ISP's stockholders (other than Mr. Heyman).

     The merger agreement contains various representations and warranties made by ISPH to ISP, subject to various qualifications and limitations, including representations and warranties relating to:

         o the due organization, valid existence, good standing and necessary corporate power and authority of ISPH to carry on its business;

         o    the capitalization of ISPH;

         o the authorization, execution, delivery and enforceability of the merger agreement;

         o the absence of any required governmental consents, approvals, authorization or permits, except those specified in the merger agreement;

         o the absence of any conflicts between the merger agreement and ISPH's certificate of incorporation or by-laws, any applicable laws and any other material contracts or documents;

         o the accuracy and adequacy of information provided by ISPH in connection with this proxy statement and the related filings with the Securities and Exchange Commission;

         o the absence of any knowledge of any current intention of Mr. Heyman to sell ISP as of the date of the merger agreement; and

         o the absence of any knowledge of any breaches or inaccuracies of ISP's representations and warranties contained in the merger agreement.

     CONDUCT OF BUSINESS PENDING THE MERGER

     ISP has agreed that, prior to the effective time of the merger, except as consented to by ISPH, neither our board of directors nor any board committee will approve any action that would cause ISP or any of its subsidiaries to:

         o    split, combine or reclassify any capital stock;

         o    make, declare or pay dividends;

         o    repurchase,  redeem  or   otherwise  acquire  any  shares of ISP's
              capital stock;

         o grant any additional options, warrants or restricted shares, or any capital stock or other equity interests;

         o enter into any voting agreement or arrangement regarding its capital stock;

         o incur any indebtedness for borrowed money or assume or guarantee indebtedness of any other person, other than in the ordinary course of business, consistent with past practice, or incur other capital expenditures, obligations or liabilities, other than those budgeted as of the date of the merger agreement or in the ordinary course of business, consistent with past practice;

         o dispose of any material properties or assets or cancel or release any material indebtedness;

         o make any material investment in any entity, other than in ISP's wholly owned subsidiaries or in the ordinary course of business, consistent with past practice;

         o enter into, terminate or make any material change to any material lease, contract or agreement, other than renewals in the ordinary course of business, consistent with past practice;

         o increase compensation or benefits of current or former employees, consultants or directors, other than in the ordinary course of business, consistent with past practice, or as required by law or contracts in effect as of the date of the merger agreement;

         o    settle any material claim, action or proceeding;

         o    change  accounting   methods  or  methods  of  reporting  for  tax
              purposes, except as required by changes in GAAP or changes in applicable law;

         o    amend   any  certificate  of  incorporation,  by-laws  or  plan of consolidation, merger or reorganization;

         o take any intentional actions that would result, or might reasonably be expected to result, in any of the representations or warranties of ISP not being true, or in any conditions to the merger not being satisfied; or

         o    agree to, commit to, or take any action described above.

     PROXY STATEMENT

     ISP and ISPH agreed to cooperate in preparing and ISP agreed to file as soon as practicable, this proxy statement and a transaction statement on
Schedule 13E-3 along with any other filing required by the Securities and Exchange Commission or other regulatory authority in connection with the merger. ISP agreed to use its reasonable best efforts to reply to any Securities and Exchange Commission comments and promptly mail copies of this proxy statement and transaction statement on Schedule 13E-3 to its shareholders after responding to such comments. ISP and ISPH agreed to promptly notify one another of receipt of any Securities and Exchange Commission comments or requests for amendments or information and supply one another with copies of all correspondence between its representatives and the Securities and Exchange Commission regarding such filings. If an event occurs prior to the special meeting of stockholders that would require an amendment to this proxy statement or the transaction statement on Schedule 13E-3, we agreed to prepare and mail such an amendment to our stockholders, provided that no such amendment will be made without providing ISPH an opportunity to comment on the amendment.

     SPECIAL MEETING; ISP'S BOARD OF DIRECTORS' COVENANT TO RECOMMEND

     ISP agreed to, consistent with applicable law, call and hold a meeting of our stockholders as soon as practicable following the date of the merger agreement for the purpose of voting on the adoption of the merger agreement. ISP also agreed to include in this proxy statement and in the transaction statement on Schedule 13E-3 the recommendation of our board of directors (acting upon the recommendation of the special committee) that our stockholders (other than Mr. Heyman) vote to adopt the merger agreement.

         Neither  the  board  of  directors  of ISP  nor  any of its  committees
     (including  the special  committee)  may  withdraw,  qualify or modify,  or propose publicly to withdraw, qualify or modify its approval or recommendation of the approval of the merger agreement and the transactions it contemplates, or take any other action or make any other statement in connection with the special meeting inconsistent with its recommendation. However, in the event that prior to the receipt of the necessary approvals by ISP's stockholders, the special committee determines in good faith, after receipt of advice from outside counsel, that the failure to do so would more likely than not constitute a breach of its fiduciary duties to the stockholders of ISP (other than Mr. Heyman) under applicable law, then the board of directors (acting upon the recommendation of the special committee) or the special committee may withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify its approval or recommendation of the approval of the merger agreement and the transactions it contemplates. Nonetheless, the merger agreement shall still be submitted to the stockholders of ISP for adoption at the special meeting.

     REASONABLE EFFORTS

     Subject to the terms and conditions provided in the merger agreement, both ISP and ISPH agreed to use reasonable efforts to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement. Both ISP and ISPH agreed to use their reasonable best efforts to furnish each other with all information required for any filings in connection with the merger agreement. If, at any time after the effective time of the merger, any further action is necessary or desirable to carry out the purposes of the merger agreement, including the execution of additional instruments, the proper officers and directors of each party to the merger agreement agreed to take all such necessary action.

     ACCESS TO INFORMATION

     ISP has agreed that from the date of the merger agreement until the effective time of the merger, we will (i) provide to the officers, stockholders, attorneys, financial advisors, accountants, and other representatives of ISPH, reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of ISP and our subsidiaries, (ii) furnish to ISPH and its stockholders, counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and

(iii) instruct the employees, counsel and financial advisors of ISP and our subsidiaries to cooperate with ISPH in its investigation of the business of ISP and our subsidiaries.

     CONDITIONS TO THE MERGER

     CONDITIONS TO EACH PARTY'S OBLIGATION. The obligations of ISP and ISPH to complete the merger are subject to the satisfaction or waiver on or prior to the effective time of the merger of the following conditions:

     o the merger and the merger agreement shall have been adopted by the affirmative vote of (i) the holders of a majority of the outstanding shares of ISP common stock, and (ii) the holders of a majority of the shares of ISP common stock cast either for or against the adoption of the merger agreement (excluding shares that are owned beneficially or of record by any officer or director of ISP or ISPH); and

     o the absence of any injunction or order or any statute, rule or regulation that would prevent the completion of the merger and the absence of any action brought by any governmental authority seeking to obtain an injunction to prevent, materially delay, restructure or otherwise question the transactions contemplated by the merger agreement;

CONDITIONS TO ISPH'S OBLIGATION. The obligations of ISPH to complete the merger are subject to the satisfaction or waiver, on or prior to the effective time of the merger, of the following conditions:

         o the representations and warranties made by ISP in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time, except such failures at the effective time that, in the aggregate, would not reasonably be expected to have a material adverse effect on ISP or consummation of the merger; and

         o ISP must have performed in all material respects all obligations under the merger agreement required to be performed at or prior to the effective time.

     CONDITIONS TO ISP'S OBLIGATION. The obligations of ISP to complete the merger are subject to the satisfaction or waiver, on or prior to the effective time of the merger, of the following conditions:

         o the representations and warranties made by ISPH in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time (except with respect to representations and warranties that speak as of another date), except such failures at the effective time that, in the aggregate, would not reasonably be expected to have a material adverse effect on the consummation of the merger; and

         o ISPH must have performed in all material respects all obligations under the merger agreement required to be performed at or prior to the effective time.

     TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

         o by mutual written consent of ISP (provided that such termination has been approved by the special committee) and ISPH;

         o by either ISP (provided that such termination has been approved by the special committee) or ISPH if a governmental entity of competent jurisdiction issues a final nonappealable injunction or other ruling permanently enjoining or otherwise prohibiting the merger;

         o by either ISP (provided that such termination has been approved by the special committee) or ISPH if the merger is not completed on or before May 31, 2003, unless the failure to complete the merger is due to the failure of the party seeking to terminate the merger agreement to fulfill its obligations under the merger agreement;

         o by either ISP (provided that such termination has been approved by the special committee) or ISPH if there is a breach of the representations, warranties or covenants as set forth in the merger agreement on the part of ISP (in the case of termination by
              ISPH) or ISPH (in the case of termination by ISP), and that breach is not cured in the 30-day period following written notice to the party committing such a breach or cannot be cured prior to May 31, 2003, provided that such breach would constitute, individually or in the aggregate with other breaches, the failure of the conditions to the obligations set forth above;

         o by either ISP (provided that such termination has been approved by the special committee) or ISPH if the special meeting is held and the stockholders fail to adopt the merger agreement by the requisite votes described above, provided that ISPH shall not have the right to terminate under this section if Mr. Heyman has failed to cause the shares beneficially owned by him at the time of the meeting to be voted in favor of the merger; or

         o by ISPH if the ISP board of directors or the special committee withdraws, qualifies or modifies its recommendation to ISP's stockholders to adopt the merger agreement, or publicly proposes to do so, or takes any other action or makes any other statement inconsistent with that recommendation.

     EFFECT OF TERMINATION

     If the merger agreement is terminated by either ISP or ISPH, as provided above, there will be no liability on the part of ISP, ISPH or any of their affiliates, directors, officers, employers or stockholders. However, no party will be relieved from liability for willful breaches of the merger agreement.

     AMENDMENTS

     The merger agreement may be amended by ISP (acting upon approval of the special committee) and ISPH at any time before or after any required approval of matters presented in connection with the merger by the stockholders; provided, however, that after any such approval, no amendment may be made that by law requires further approval by such stockholders without such approval (including the majority of the minority condition).

                                  OTHER MATTERS

SECURITY OWNERSHIP OF SPECIFIED BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of ISP as of January 30, 2003 by (1) all those known to ISP to be beneficial owners of more than 5% of our common stock, (2) each executive officer and director of ISP and ISPH and (3) all executive officers and directors of ISP and ISPH as a group. ISPH currently does not beneficially own any ISP common stock. Unless otherwise indicated, the address for each of the stockholders listed below is c/o International Specialty Products Inc., 1361 Alps Road, Wayne, New Jersey 07470.


                                                                          NUMBER OF SHARES
                               NAME                                      BENEFICIALLY OWNED                %
                               ----                                      ------------------               ---
Samuel J. Heyman.................................................           52,567,240(1)(2)(3)          80.6%(1)(2)(3)
Sunil Kumar......................................................              716,526(2)(4)              1.1%(2)(4)
Richard A. Weinberg..............................................              510,405(2)                   *
Susan B. Yoss....................................................              229,350(2)(5)                *
Roger J. Cope....................................................              137,563(2)                   *
Robert Englander.................................................                1,667(2)                   *
Lawrence Grenner.................................................               11,000(2)                   *
Sanford Kaplan...................................................               26,500(2)                   *
Burt Manning.....................................................               28,500(2)                   *
Alan M. Meckler..................................................                1,667(2)                   *
Stephen R. Olsen.................................................              101,100(6)                   *
Neal E. Murphy...................................................                    0                      *
Steven E. Post...................................................                    0                      *
All directors and executive officers as a group (13 persons).....           54,331,518(1)(2)(3)          83.3%(1)(2)(3)

-----------------
*    Less than 1%

(1) Mr. Heyman may be deemed to beneficially own, and has sole voting and investment power in respect of, 51,803,040 of these shares through a limited partnership and two limited liability companies. Mr. Heyman disclaims any pecuniary interest in these shares in excess of his interests in such entities. Mr. Heyman also may be deemed to beneficially own 525,000 of these shares in his capacity as director and the president of The Annette Heyman Foundation, Inc., a charitable organization recognized as tax-exempt pursuant to Section 501(c)(3) of the Internal Revenue Code. Mr. Heyman disclaims any pecuniary interest in these shares.

(2) Includes with respect to Mr. Heyman, 239,200 shares, Mr. Kumar, 100,000 shares, Mr. Weinberg, 431,350 shares, Ms. Yoss, 69,350 shares, Mr. Cope, 77,335 shares, Mr. Englander, 1,667 shares, Mr. Grenner, 11,000 shares, Mr. Kaplan, 21,500 shares, Mr. Manning, 21,500 shares and Mr. Meckler, 1,667 shares and all executive officers and directors, 974,569 shares subject to options granted under the 1991 Incentive Plan for Key Employees and Directors, as amended, of ISP and the 2000 Stock Option Plan for Non-Employee Directors of ISP that are currently exercisable or will become exercisable within the next 60 days.

(3) Mr. Heyman expects to cause 114,336 shares of ISP common stock beneficially owned by him to be sold prior to the merger to non-affiliated persons in public sales. These shares represent less than 0.25% of the shares beneficially owned by Mr. Heyman.

(4) Includes with respect to Mr. Kumar, a grant of 250,000 shares of restricted common stock of ISP, 21,927 shares held in ISP's 401(k) plan as of December 31, 2002, 11,000 shares held by Mr. Kumar's spouse, 5,000 shares held by Mr. Kumar's daughter and 100,000 shares in the aggregate gifted by Mr. Kumar to his children, as to which Mr. Kumar disclaims beneficial ownership.

(5) Includes with respect to Ms. Yoss, a grant of 150,000 shares of restricted common stock of ISP. (6) Includes, with respect to Mr. Olsen, grants of 100,000 shares in the aggregate of restricted common stock of ISP.

TRANSACTIONS IN CAPITAL STOCK BY CERTAIN PERSONS

     PURCHASES BY ISP

     The table below sets forth information, by fiscal quarters, regarding purchases by ISP of its common stock for the past two years, including the number of shares purchased on a quarterly basis, and the high, low and average price paid.


                                                                            PRICE PER SHARE
                                      NUMBER OF           ---------------------------------------------------
                                       SHARES                 LOW                 HIGH              AVERAGE
                                     -----------          -----------          -----------        -----------
2003
First Quarter (through
January 30, 2003) ................            0                  --                 --                  --

2002
Fourth Quarter ...................            0                  --                 --                  --
Third Quarter ....................            0                  --                 --                  --
Second Quarter ...................            0                  --                 --                  --
First Quarter ....................      177,600               $7.84              $9.00               $8.42

2001
Fourth Quarter ...................      640,900                7.99               8.35                8.29
Third Quarter ....................      822,500                8.07              10.75                9.83
Second Quarter ...................      312,900                8.00              10.32                9.23
First Quarter ....................      161,500                6.75               8.25                7.50

2000
Fourth Quarter ...................    1,273,000                5.13               6.38                5.32


     PURCHASES BY MR. HEYMAN AND HIS AFFILIATES AND ISPH AND ITS DIRECTORS AND EXECUTIVE OFFICERS

     Except for the purchases referred to above, none of Mr. Heyman and his affiliates and ISPH and its directors and executive officers has purchased any shares of ISP common stock during the past two years.

     RECENT TRANSACTIONS

     There have been no transactions in shares of ISP common stock during the past 60 days by ISP, any of its directors or executive officers, ISPH, any of its directors or executive officers, or Mr. Heyman, except the following:

         o In accordance with the merger agreement, each of Mr. Kumar, Mr. Olsen and Ms. Yoss have entered into an agreement with ISP providing that immediately prior to the effective time of the merger, their shares of restricted stock will be surrendered in exchange for the right to receive the cash merger consideration per share, subject to the vesting restrictions currently applicable to their restricted shares.

         o Mr. Cope (1) exercised stock options to acquire 1,219 shares of our common stock on September 29, 2002, (2) exercised stock options to acquire 3,375 shares of our common stock on November 20, 2002, and (3) sold 3,375 shares of our common stock at an average price of $9.998 per share on November 20, 2002.

         o On December 5, 2002, 525,000 shares beneficially owned by Mr. Heyman were donated to The Annette Heyman Foundation, Inc., a charitable organization recognized as tax-exempt pursuant to
              Section 501(c)(3) of the Internal Revenue Code. Mr. Heyman is a director and the president of the foundation and, therefore, continues to be deemed a beneficial owner of these shares. These shares constitute less than 1% of the shares of ISP common stock beneficially owned by Mr. Heyman.

     PLANNED TRANSACTIONS

     Mr. Heyman expects to cause 114,336 shares of ISP common stock beneficially owned by him to be sold prior to the special meeting to non-affiliated persons in one or more sales pursuant to Rule 144 under the Securities Act of 1933. These shares were originally acquired in open market purchases from unaffiliated third parties for an average price per share of approximately $7.08 and represent less than 0.25% of the shares beneficially owned by Mr. Heyman. While the sale price for these shares cannot be determined at this time, it is likely that the sale price will be no more than $10.30 per share. Accordingly, Mr. Heyman anticipates that the sale proceeds will not exceed $1,177,660.80. Mr. Heyman reserves the right not to sell these shares. The shares are being sold for personal tax and financial planning purposes.

     If the merger is approved by the required votes at the special meeting, then Mr. Heyman expects to cause legal ownership of all of the shares of ISP common stock beneficially owned by him at that time to be transferred to ISPH. The transfer will take place shortly before the merger and will have no economic or other effect on the holders of shares not beneficially owned by Mr. Heyman. Mr. Heyman reserves the right not to transfer these shares.

CERTAIN TRANSACTIONS

     STOCKHOLDER VOTING AGREEMENT

     On November 8, 2002, Mr. Heyman and ISP entered into a stockholder voting agreement, a copy of which is included as Annex C to this proxy statement. Pursuant to the stockholder voting agreement, Mr. Heyman agreed, subject to the terms, conditions and exceptions in that agreement, to cause the shares of common stock of ISP then beneficially owned by him at the time of the special meeting (but excluding shares owned by charitable organizations) to be voted in favor of adoption of the merger agreement and to refrain from transferring shares of ISP common stock pending the merger, except with regard to the disposition of up to 114,336 shares of ISP common stock owned by Heyman Joint Venture II LLC.

     INVESTMENT MANAGEMENT ACTIVITIES

     We conduct our investments business through ISP Investco and its subsidiaries. We invest primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions. Those investments include common stock short positions which are offset against long positions in securities which are expected, under specific circumstances, to be exchanged or converted into the short positions. We generally make these investments at the same time and price that certain investment partnerships controlled by Mr. Heyman and his family are making similar investments.
Management of this investment activity is provided by personnel of investment partnerships controlled by Mr. Heyman and his family, assisted by certain of our personnel, at no cost or charge to either party.

     MANAGEMENT AGREEMENT

     Pursuant to a management agreement, ISP, through a subsidiary, provides certain general management, administrative, legal, telecommunications, information and facilities services to Building Materials Corporation of America, or BMCA, an affiliate of ISP. The management agreement charges consist of management fees and other reimbursable expenses attributable to, or incurred by ISP for the benefit of BMCA and are based on an estimate of the costs ISP incurs to provide those services. ISP and BMCA also allocate a portion of the management fees payable by BMCA under the management agreement to separate lease payments for the use of BMCA's headquarters. Based on the services provided by ISP in 2002 under the management agreement, the aggregate amount payable to ISP under the management agreement for 2003, net of the lease payments to a subsidiary of G-I Holdings, is expected to be approximately $6.0 million.

     Some of the executive officers of ISP perform services for affiliates of ISP pursuant to the management agreement, and ISP is indirectly reimbursed for those services by virtue of the management fees and other reimbursable expenses payable under the management agreement. In this regard, Mr. Weinberg and Ms. Yoss received $500,000 and $300,000, respectively, of additional compensation in connection with services performed by them for BMCA in 2001. BMCA reimbursed ISP for these payments pursuant to the management agreement.

     Although, due to the unique nature of the services provided under the management agreement, comparisons with third party arrangements are difficult, ISP believes that the terms of the management agreement, taken as a whole, are no less favorable to ISP than could be obtained from an unaffiliated third party.

     CERTAIN OTHER TRANSACTIONS

     In connection with becoming President and Chief Executive Officer of ISP in June 1999, Mr. Kumar was granted the right to purchase, and did purchase, 318,599 shares of ISP common stock for an aggregate purchase price of $3,046,762. Under the purchase agreement, ISP extended a loan to Mr. Kumar the funds to purchase the shares, which was evidenced by a recourse promissory note in the principal amount of $3,046,762. The loan was converted to a demand note and bears interest at the lowest applicable federal rate for short-term instruments. The principal amount of the loan is payable, unless ISP has previously declared the loan to be due and payable, in four installments on each June 11 of the years 2001, 2002 and 2003 and on January 11, 2004, the first three of which are in the amount of $761,691 each and the last of which is for the balance of the then outstanding principal amount. If, however, Mr. Kumar remains continuously employed by ISP or any of its subsidiaries through each installment payment date, the principal amount due on such installment payment date will be forgiven. In addition, upon the occurrence of certain events, including a change of control of ISP, the principal amount of the loan then outstanding shall be immediately forgiven. If Mr. Kumar's employment with ISP is otherwise terminated for any reason whatsoever, the entire principal balance outstanding, together with all interest accrued, will be immediately due and payable at ISP's election.

     In January 2001, July 2001, January 2002 and July 2002, we made loans to Ms. Yoss in the principal amounts of $44,282, $78,855, $71,349 and $57,461, respectively, to enable her to satisfy certain withholding tax obligations in connection with her award of 150,000 shares of restricted common stock of ISP, 18,750 shares of which vested on each of January 1, 2001, July 1, 2001, January 1, 2002 and July 1, 2002. The remainder of those shares vest in 12.5% increments every six months thereafter until full vesting on January 1, 2004, subject to specified terms and conditions. Each loan bears interest at the lowest applicable federal rate, as it may be adjusted from time to time. Each loan is due and payable in full, together with accrued interest, on demand and, in any event, not later than April 15, 2003.

FUTURE STOCKHOLDER PROPOSALS

     Due to the contemplated consummation of the merger, ISP does not currently expect to hold a public 2003 annual meeting of stockholders because, following the merger, ISP will not be a publicly held company. If the merger is not consummated for any reason, proposals of stockholders intended to be considered for inclusion in the proxy statement for presentation at the 2003 Annual Meeting of Stockholders must have been received by ISP in writing at its principal executive offices on or before December 13, 2002 (or, if the date of the annual meeting is changed by more than 30 days from May 16, 2003, a reasonable time before ISP begins to print and mail its proxy materials). All proposals received will be subject to the applicable rules of the Securities and Exchange Commission. With regard to stockholders who intend to present a proposal at the 2003 Annual Meeting of Stockholders without including the proposal in ISP's proxy statement and fail to submit the proposal on or before February 26, 2003 (or, if the date of the annual meeting is changed by more than 30 days from May 16, 2003, a reasonable time before ISP mails its proxy materials), then the persons named as proxies in ISP's proxy card accompanying the proxy statement for the 2003 Annual Meeting of Stockholders will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in ISP's proxy statement for the 2003 Annual Meeting of Stockholders.

INDEPENDENT AUDITORS

     The consolidated financial statements of ISP incorporated in this proxy statement by reference to ISP's Annual Report on Form 10-K for the year ended December 31, 2001, have been incorporated in reliance on the report of Arthur Andersen LLP, independent accountants.

     On June 20, 2002, the Board of Directors of ISP, upon the recommendation of its audit committee, decided not to renew the engagement of its independent auditors, Arthur Andersen, and selected KPMG LLP as its independent auditors for the fiscal year ending December 31, 2002. The change in auditors became effective June 21, 2002. It is not anticipated that a representative of KPMG will attend the special meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

     ISP files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Stockholders may read and copy any document ISP files at the Securities and Exchange Commission's public reference room in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. ISP's filings with the Securities and Exchange Commission are also available to the public at the Securities and Exchange Commission's website at http://www.sec.gov. Copies of documents filed by ISP with the Securities and Exchange Commission are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     ISP and ISPH have filed a transaction statement on Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. As permitted by the Securities and Exchange Commission, this proxy statement omits certain information contained in the transaction statement on Schedule 13E-3. The transaction statement on Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the Securities and Exchange Commission.

     The Securities and Exchange Commission allows ISP to incorporate by reference into this proxy statement documents ISP files with the Securities and Exchange Commission. This means that ISP can disclose important information by referring to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that ISP files with the Securities and Exchange Commission will update and supersede that information. ISP incorporates by reference the documents listed below and any documents filed by ISP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

     o    ISP's Annual Report on Form 10-K for the year ended December 31, 2001;

     o ISP's Quarterly Reports on Form 10-Q for the quarters ended March 30, 2002, June 30, 2002 and September 29, 2002; and

     o ISP's Current Reports on Form 8-K dated June 20, 2002, November 7, 2002 and November 12, 2002.

     ISP stockholders may request a copy of the documents incorporated by reference into this proxy statement by writing to or telephoning ISP.

     Requests for documents should be directed to:

     Stockholder Relations Department
     International Specialty Products Inc.
     1361 Alps Road
     Wayne, New Jersey 07470
     Telephone: (800) 526-5315

     If you would like to request documents from ISP, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.


     This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make a proxy solicitation in that jurisdiction. ISP stockholders should rely only on the information contained or incorporated by reference in this proxy statement to vote their shares at the special meeting. ISP has not authorized anyone to provide stockholders with information that is different from what is contained in this proxy statement. This proxy statement is dated February ___ , 2003. Stockholders should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

                                                                         ANNEX A











                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                             INTERNATIONAL SPECIALTY
                                  PRODUCTS INC.

                                       AND

                             INTERNATIONAL SPECIALTY
                             PRODUCTS HOLDINGS INC.

                                NOVEMBER 8, 2002

                                TABLE OF CONTENTS

                                                                                    PAGE

                                    ARTICLE I
                                   THE MERGER

SECTION 1.01      The Merger ...................................................     A-1

SECTION 1.02      Effective Time; Closing ......................................     A-1

SECTION 1.03      Effect of the Merger .........................................     A-2

SECTION 1.04      Certificate of Incorporation; Bylaws .........................     A-2

SECTION 1.05      Directors and Officers. ......................................     A-2

                                   ARTICLE II
                            CONVERSION OF SECURITIES;
                       EXCHANGE OF CERTIFICATES; DEPOSIT;
                              DISCLOSURE SCHEDULES

SECTION 2.01      Effect on Capital Stock ......................................     A-2

SECTION 2.02      Payment Procedures ...........................................     A-3

SECTION 2.03      Company Stock Options; Company Restricted Stock Plans ........     A-3

SECTION 2.04      Shares of Dissenting Stockholders ............................     A-4

SECTION 2.05      Adjustment of Merger Consideration ...........................     A-4

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01      Organization .................................................     A-4

SECTION 3.02       Capitalization ..............................................     A-5

SECTION 3.03      Subsidiaries .................................................     A-5

SECTION 3.04      Authority Relative to This Agreement .........................     A-5

SECTION 3.05      Consents and Approvals; No Violation .........................     A-5

SECTION 3.06      Proxy Statement; Transaction Statement .......................     A-5

SECTION 3.07      SEC Documents ................................................     A-6

SECTION 3.08      Compliance with Laws .........................................     A-6

SECTION 3.09      Litigation and Claims ........................................     A-6

SECTION 3.10      Employees and Employee Plans .................................     A-6

SECTION 3.11      No Brokers ...................................................     A-6

SECTION 3.12      Absence of Certain Changes ...................................     A-7

SECTION 3.13      Absence of Undisclosed Liabilities ...........................     A-7

SECTION 3.14      Title to Properties and Related Matters ......................     A-7

SECTION 3.15      Fairness Opinion .............................................     A-7

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF ISPH

SECTION 4.01      Organization .................................................     A-7

SECTION 4.02      Capitalization ...............................................     A-7

SECTION 4.03      Authority Relative to this Agreement .........................     A-7

SECTION 4.04      Consents and Approvals; No Violation .........................     A-7

SECTION 4.05      Proxy Statement ..............................................     A-8

SECTION 4.06      No Current Intention to Sell Company .........................     A-8

SECTION 4.07      No Knowledge of Breach or Inaccuracy .........................     A-8

                                    ARTICLE V
                                    COVENANTS

SECTION 5.01      Certain Actions Pending Merger ...............................     A-8

SECTION 5.02      Proxy Statement ..............................................     A-9

SECTION 5.03      Stockholders' Meeting ........................................    A-10

SECTION 5.04      Reasonable Efforts ...........................................    A-10

SECTION 5.05      Inspection of Records ........................................    A-10

SECTION 5.06      Notification of Certain Matters ..............................    A-11

SECTION 5.07      Public Announcements .........................................    A-11

SECTION 5.08      Indemnification by Surviving Corporation .....................    A-11

                                   ARTICLE VI
           CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER


SECTION 6.01      Stockholder Approval of Agreement ............................    A-12

SECTION 6.02      Certain Proceedings ..........................................    A-12

                                   ARTICLE VII
                        CONDITIONS TO OBLIGATIONS OF ISPH

SECTION 7.01      Representations and Warranties True ..........................    A-12

SECTION 7.02      Performance of Obligations ...................................    A-12

                                  ARTICLE VIII
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

SECTION 8.01      Representations and Warranties True ..........................    A-13

SECTION 8.02      Performance of Obligations ...................................    A-13

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01      Termination ..................................................    A-13

SECTION 9.02      Effect of Termination ........................................    A-13

SECTION 9.03      Amendment ....................................................    A-14

SECTION 9.04      Extension; Waiver ............................................    A-14

                                    ARTICLE X
                               GENERAL PROVISIONS

SECTION 10.01     Non-Survival of Representations, Warranties and Agreements ...    A-14

SECTION 10.02     Expenses .....................................................    A-14

SECTION 10.03     Notices ......................................................    A-14

SECTION 10.04     Definitions and Usage ........................................    A-15

SECTION 10.05     Accounting Terms .............................................    A-16

SECTION 10.06     Disclosure Schedules .........................................    A-16

SECTION 10.07     Severability .................................................    A-16

SECTION 10.08     Entire Agreement; Assignment .................................    A-16

SECTION 10.09     Parties in Interest ..........................................    A-16

SECTION 10.10     Specific Performance .........................................    A-16

SECTION 10.11     Governing Law ................................................    A-17

SECTION 10.12     Headings .....................................................    A-17

SECTION 10.13     Counterparts .................................................    A-17

SECTION 10.14     Construction .................................................    A-17

SECTION 10.15     No Pecuniary Interest ........................................    A-17

                             INDEX OF DEFINED TERMS


Adverse Company Board                                GAAP ........................................  6
   Recommendation ........................  10       Governmental Entity .........................  6
Agreement ................................   1       including ................................... 15
Balance Sheet ............................   6       ISPH ........................................  1
beneficial owner .........................  15       ISPH Stock ..................................  1
business day .............................  15       Knowledge ................................... 16
Cap ......................................  11       Liens .......................................  5
Certificate ..............................   2       Majority Stockholder ........................  1
Certificate of Merger ....................   1       Majority Stockholder Shares .................  1
Charitable Organization ..................  15       Majority-of-Minority Condition .............. 12
Closing ..................................   1       Material Adverse Effect ..................... 15
Closing Date .............................   1       Merger ......................................  1
Code .....................................  15       Merger Consideration ........................  2
Company ..................................   1       Option ......................................  3
Company Common Stock .....................   1       Option Spread ...............................  3
Company Disclosure Schedules .............  16       Options .....................................  3
Company Equity Plans .....................   4       Paying Agent ................................  3
Company Meeting ..........................  10       person ...................................... 16
Company Plans ............................   6       Proxy Statement .............................  9
Company Preferred Stock ..................   1       Restricted Share ............................  4
Company Reports ..........................   6       SEC .........................................  6
Company Stock Option Plans ...............   3       Securities Act ..............................  6
Company Stock Plans ......................   4       Significant Subsidiary ...................... 16
DGCL .....................................   1       Special Committee ...........................  1
Dissenting Shares ........................   4       Special Committee Financial Advisor .........  6
Effective Time ...........................   1       Subsidiary .................................. 16
ERISA ....................................   6       Surviving Corporation .......................  1
Exchange Act .............................   5       Transaction Statement .......................  9
Exchange Fund ............................   3       Voting Agreement ............................  1

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2002 (this "AGREEMENT"), is by and between International Specialty Products Inc., a Delaware corporation (the "COMPANY") and International Specialty Products Holdings Inc., a Delaware corporation ("ISPH").

                                    RECITALS

     WHEREAS, the Company has authority to issue (i) 300,000,000 shares of Common Stock, par value $0.01 per share (the "COMPANY COMMON STOCK"), 65,105,602 of which were outstanding as of November 6, 2002, and (ii) 20,000,000 shares of Preferred Stock (the "COMPANY PREFERRED STOCK"), none of which are outstanding;

     WHEREAS, Samuel J. Heyman, an individual (the "MAJORITY STOCKHOLDER"), is the "beneficial owner" (as defined in Section 10.04) of 52,328,040 shares of Company Common Stock, representing approximately 80.4% of the Company Common Stock (the "MAJORITY STOCKHOLDER SHARES"), and all of the 3,000 outstanding shares of common stock, par value $0.001 per share (the "ISPH STOCK"), of ISPH;

     WHEREAS, ISPH is a Delaware corporation formed for the purpose of entering into this Agreement and consummating the transactions contemplated hereby;

     WHEREAS, the Majority Stockholder has proposed to the Board of Directors of the Company that ISPH be merged into the Company in a transaction in which shares of the Company beneficially owned by persons other than the Majority Stockholder at the time of the merger will be converted into the right to receive $10.30 per share in cash;

     WHEREAS, a special committee (the "SPECIAL COMMITTEE") of the Board of Directors of the Company and the Board of Directors of the Company (with the Majority Stockholder and Sunil Kumar abstaining) each has determined that it is fair to, and in the best interests of, the Company and the holders of Company Common Stock to consummate the merger (the "MERGER") of ISPH with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

     WHEREAS, the Board of Directors of ISPH has approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

     WHEREAS, the Majority Stockholder has agreed, pursuant to a Voting Agreement (the "VOTING AGREEMENT") dated as of the date hereof, to vote or cause to be voted all shares of Company Common Stock then beneficially owned by the Majority Stockholder in favor of the adoption of the Agreement at any meeting of stockholders of the Company at which the Agreement shall be submitted for adoption and at all adjournments or postponements thereof;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

     SECTION 1.01 THE MERGER. Upon the terms and subject to the conditions set forth in Articles VI, VII and VIII, and in accordance with the provisions of the DGCL, at the Effective Time (as defined in Section 1.02), ISPH shall be merged with and into the Company. As a result of the Merger, the separate existence of ISPH shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION 1.02 EFFECTIVE TIME; CLOSING. The closing of the Merger (the "Closing") shall take place (i) at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York at 9:00 a.m. New York City time on the next business day after all of the conditions set forth in Articles VI, VII and VIII have been satisfied or, subject to applicable law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as ISPH and the Company may agree in writing (the "Closing Date"). Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the DGCL. The term "Effective

Time" means the date and time that the Merger shall become effective, which shall be the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger).

     SECTION 1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, without further act or deed, all the property, rights, privileges, powers and franchises of the Company and ISPH shall vest in the Surviving Corporation and all debts, liabilities and duties of each of the Company and ISPH shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04  CERTIFICATE OF INCORPORATION; BYLAWS.

     (a) CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the DGCL.

     (b) BYLAWS. At the Effective Time, the Bylaws of ISPH as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by the DGCL and the Certificate of Incorporation of the Surviving Corporation.

     SECTION 1.05  DIRECTORS AND OFFICERS.

     (a) DIRECTORS. From and after the Effective Time, the directors of the Company immediately prior to the Effective Time (other than Sanford Kaplan and those directors on the Special Committee) shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, the DGCL and this Agreement.

     (b) OFFICERS. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, the DGCL and this Agreement.

                                   ARTICLE II
                            CONVERSION OF SECURITIES;
                       EXCHANGE OF CERTIFICATES; DEPOSIT;
                              DISCLOSURE SCHEDULES

     SECTION 2.01 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Common Stock or any shares of ISPH Stock:

     (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined in Section 2.04), (ii) shares of Company Common Stock that are held in the treasury of the Company or by any Subsidiary of the Company and (iii) shares of Company Common Stock then beneficially owned by the Majority Stockholder (collectively, the "EXCLUDED SHARES")) shall be converted into the right to receive from the Surviving Corporation $10.30 in cash (the "MERGER CONSIDERATION") without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock as provided in Section 2.02(c). As of the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (a "CERTIFICATE") which immediately prior to the Effective Time represented any such share of Company Common Stock (except Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of such Certificate.

     (b) CANCELLATION OF EXCLUDED SHARES. The Excluded Shares issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any consideration payable therefor (subject, in the case of any Dissenting Shares, to such rights as exist pursuant to the DGCL and Section 2.04).

     (c) CONVERSION OF ISPH STOCK. Each share of ISPH Stock (or a fraction thereof) issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.001 per share (or a fraction thereof), of the Surviving Corporation.

     SECTION 2.02 PAYMENT PROCEDURES. At and after the Effective Time, each Certificate formerly representing shares of Company Common Stock (other than Excluded Shares) shall represent only the right to receive the Merger Consideration, without interest.

     (b) From time to time after the Effective Time, the Surviving Corporation shall deposit, or cause to be deposited, with a bank or trust company (the "PAYING AGENT"), for the benefit of the holders of the Certificates, funds in such amounts as are necessary to make the payments required pursuant to this
Article II in exchange for shares of Company Common Stock (other than Excluded Shares). Any cash deposited with the Paying Agent shall hereinafter be referred to as the "EXCHANGE FUND."

     (c) As promptly as practicable after the Effective Time, the Surviving Corporation shall send or cause to be sent to each holder of record of shares of Company Common Stock (other than Excluded Shares) transmittal materials for use in exchanging Certificates for the Merger Consideration. The Surviving Corporation shall cause any check in respect of the Merger Consideration (together with any dividends or other distributions to which holders become entitled in accordance with this Article II upon surrender of such Certificate) which such person shall be entitled to receive to be delivered to such person upon delivery to the Paying Agent of Certificates formerly representing such shares of Company Common Stock owned by such person. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest will be paid on any such cash to be paid pursuant to this Article II upon such delivery. The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Certificates such amounts (if any) as the Surviving Corporation determines are required to be deducted or withheld under the Code, or any provision of United States, state or local tax law or any foreign tax law applicable as a result of the residence, location, domicile or other facts relating to such holder. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificates.

     (d) Subject to Section 2.04, at the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to the Company Common Stock with a record date occurring prior to the Effective Time and payment of the Merger Consideration. From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.02 together with any dividends or other distributions to which the holder becomes entitled in accordance with this Article II upon the surrender of such Certificates.

     (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Corporation, the posting by such person of a bond in such amount as the Paying Agent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of such Certificate.

     SECTION 2.03 COMPANY STOCK OPTIONS; COMPANY RESTRICTED STOCK PLANS. (a) STOCK OPTIONS. The Company shall take all actions necessary to provide that, at the Effective Time, each option to purchase a share of Company Common Stock (an "OPTION" and, collectively, the "OPTIONS") outstanding and unexercised as of the Effective Time granted pursuant to the 1991 Incentive Plan for Key Employees and Directors, the 2000 Stock Option Plan for Non-Employee Directors and any other equity-based plans or agreements of or with the Company or any of its Subsidiaries providing for the granting of Options (collectively, the "COMPANY STOCK OPTION PLANS") is canceled, whether or not then exercisable or vested, and in consideration of such cancellation, the Surviving Corporation shall pay to the holder of any such Option the excess (rounded to the nearest $0.01), if any, of the Merger Consideration over such Option's exercise price (the "OPTION SPREAD") multiplied by the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time. All payments made pursuant to this Section 2.03(a) shall be made as soon as commercially practicable following the Effective Time, as reduced by any applicable withholding taxes and other similar charges.

     (b) RESTRICTED SHARES. The Company shall take any action necessary to cause each holder of a share of restricted Company Common Stock (a "RESTRICTED SHARE") outstanding immediately prior to the Effective Time issued pursuant to a Company Stock Option Plan or any other equity-based plans or agreements of or with the Company or any of its Subsidiaries providing for the granting of Restricted Shares (collectively, the "COMPANY EQUITY PLANS" and together with the Company Stock Option Plans, the "COMPANY STOCK PLANS") to surrender, immediately prior to the Effective Time, each such Restricted Share in exchange for the right to receive an amount in cash equal to the Merger Consideration, as reduced by any applicable withholding taxes and other similar charges; PROVIDED that any such cash amount shall only be payable to such holder at such time as (and to the extent that) the vesting restrictions that were applicable to the corresponding Restricted Share would have lapsed if not for the Merger.

     (c) As of the Effective Time, the Company shall use its reasonable best efforts, in consultation with ISPH, to remove, or cause to be removed from each and every plan, program, agreement or arrangement any right of any participant thereunder to invest in, or receive a distribution in, Company Common Stock.

     SECTION 2.04 SHARES OF DISSENTING STOCKHOLDERS. (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (the "DISSENTING SHARES"), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(a), unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to appraisal under the DGCL and instead shall be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Section 262 of the DGCL. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest, the Merger Consideration, in accordance with Section 2.01(a) (together with any dividends or other distributions to which holders of Certificates become entitled in accordance with this Article II upon the surrender of such Certificates).

     (b) Prior to the Effective Time, the Company shall give ISPH (i) prompt notice of any notices or demands (or withdrawals of notices or demands) for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Prior to the Effective Time, the Company shall not, without prior written consent of ISPH, make any payments, or settle, offer to settle or otherwise negotiate, with respect to any such demands.

     (c) Dissenting Shares, if any, after payments of fair value in respect thereof have been made to the holders thereof pursuant to the DGCL, shall, to the extent not canceled at the Effective Time, be canceled.

     SECTION 2.05 ADJUSTMENT OF MERGER CONSIDERATION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and any other number or amount which is based upon the number of shares of Company Common Stock shall be appropriately adjusted.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to ISPH, except as set forth in the Company Reports, as follows:

     SECTION 3.01 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and, except where such failure would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company's Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction, and, except where such failure would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     SECTION 3.02 CAPITALIZATION. The capitalization of the Company appearing in the recitals of this Agreement is true and correct as of the date hereof. All the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free from preemptive rights. Except for the Options and Restricted Shares set forth in Schedule 3.02, (i) there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any equity security of the Company, including any rights of conversion or exchange under any outstanding securities or other instruments and (ii) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any share of Company Common Stock or make any material investment (in the form of a loan, capital contribution or otherwise) in any person. Schedule 3.02 sets forth the aggregate number of shares of Company Common Stock reserved for issuance pursuant to the Options and Restricted Shares.

     SECTION 3.03 SUBSIDIARIES. The Company Reports include a list of all persons deemed to be a material Subsidiary of the Company or of any of its Subsidiaries together with each such entity's jurisdiction of organization. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company's Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or its wholly-owned Subsidiaries free and clear of all pledges, claims, liens, charges, options, encumbrances, mortgages, pledges or security interests of any kind or nature whatsoever (collectively, "LIENS") with respect thereto, except such Liens that are described in the Company Reports.

     SECTION 3.04 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and the Special Committee and, except for the approval of this Agreement in accordance with the DGCL by the stockholders of the Company, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to (i) approval in accordance with the DGCL of the stockholders of the Company and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 3.05 CONSENTS AND APPROVALS; NO VIOLATION. Except for (a) applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) filings with various state blue sky authorities and (c) filing and recordation of appropriate merger documents as required by the DGCL and the corporate law of the other states in which the Company and ISPH are qualified to do business, no filing with or notice to, and no permit, authorization, consent or approval of, any public body or Governmental Entity or any other person, the absence of which would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company, is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.05, none of the execution, delivery and performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or similar governance or organizational documents of any of the Company's Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except with respect to clauses (ii) and (iii), such violations, breaches or defaults which would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.06 PROXY STATEMENT; TRANSACTION STATEMENT. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement (as defined in Section 5.02), (ii) the Transaction
Statement (as defined in Section 5.02) or (iii) any other document required to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated by this Agreement will, at the respective times filed with the SEC or any other regulatory authority and, in addition, in the case of the Proxy Statement, the mailing of the Proxy Statement or any amendment or supplement thereto, at the time of the meeting of the stockholders to which the Proxy Statement relates and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, the Transaction Statement and any other SEC filing in connection with the Merger will comply (except with respect to ISPH) in all material respects, as to form, with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.07 SEC DOCUMENTS. Each of the Company and its Subsidiaries has filed all forms, reports, registration statements, proxy statements, schedules and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since July 31, 2001 through the date hereof (collectively, the "COMPANY REPORTS"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The most recent consolidated balance sheet (the "BALANCE SHEET") of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings or cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments and exceptions permitted by Form 10-Q).

     SECTION 3.08 COMPLIANCE WITH LAWS. Each of the Company and its Subsidiaries has complied and is in compliance with all applicable statutes, regulations, rules, orders, ordinances, judgments, decrees, permits, franchises, licenses and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing ("GOVERNMENTAL ENTITY") to which it is subject, except to the extent noncompliance would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

     SECTION  3.09   LITIGATION  AND  CLAIMS.   None  of  the  Company  and  its
Subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by any Governmental Entity or any judgment, order, writ, injunction, decree, or award of any Governmental Entity or any court or arbitrator, and there is no claim, action, suit, litigation, proceeding, arbitration, investigation or controversy affecting the Company or its Subsidiaries or, to the Knowledge (as defined in Section 10.04) of the Company, threatened, nor is there any valid basis known to the Company or its Subsidiaries for any such claim, action, suit, litigation, proceeding, arbitration, investigation or controversy except for matters which would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.10 EMPLOYEES AND EMPLOYEE PLANS. (a) Each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all severance, change in control or employment plans, programs or agreements, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plans, programs or policies and all other employee benefit plans, agreements, programs or other arrangements sponsored or maintained by any of the Company and its Subsidiaries, in which present or former employees thereof participate or any of the Company and its Subsidiaries has any present or future liability (collectively, the "COMPANY PLANS") that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to affect such qualification.

     (b) Except as provided on Schedule 3.10, no Company Plan exists that could result in the payment to any present or former employee of any of the Company and its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of any of the Company and its Subsidiaries as a result of the transaction contemplated by this Agreement.

     SECTION 3.11 NO BROKERS. Except pursuant to the engagement letter (a copy of which has been delivered to ISPH) between the Special Committee and Lehman Brothers Inc., financial advisor to the Special Committee (the "SPECIAL COMMITTEE FINANCIAL ADVISOR"), no broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of any of the Company and its Subsidiaries.

     SECTION 3.12 ABSENCE OF CERTAIN CHANGES. Since December 31, 2001, except as disclosed in the Company Reports, each of the Company and its Subsidiaries has conducted its business only in the ordinary course of such business, and there has not been any change in or effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of any of the Company and its Subsidiaries that has had or would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.13 ABSENCE OF UNDISCLOSED LIABILITIES. None of the Company and its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, except (a) liabilities or obligations reflected or reserved against or disclosed in the Company Reports filed prior to the date hereof and (b) liabilities or obligations which would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.14 TITLE TO PROPERTIES AND RELATED MATTERS. The Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the Balance Sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (A) statutory Liens securing payments not yet due,
(B) such imperfections or irregularities of title and Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (C) such Liens that are described in the Company Reports, and (ii) is the lessee of all leasehold estates reflected in the Company Reports or acquired after the date thereof which are material to the Company's business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Company, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.15 FAIRNESS OPINION. The Special Committee has received an opinion of the Special Committee Financial Advisor that the Merger Consideration is fair, from a financial point of view, to the Company's stockholders (other than the Majority Stockholder).

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF ISPH

     ISPH hereby represents and warrants to the Company as follows:

     SECTION 4.01 ORGANIZATION. ISPH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     SECTION 4.02 CAPITALIZATION. The capitalization of ISPH appearing in the recitals to this Agreement is true and correct as of the date hereof. All of the issued and outstanding shares of ISPH Stock are validly issued, fully paid and non-assessable and free from preemptive rights and all of the outstanding shares of ISPH Stock are beneficially owned by Majority Stockholder.

     SECTION 4.03 AUTHORITY RELATIVE TO THIS AGREEMENT. ISPH has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ISPH and, except for the approval of this Agreement in accordance with the DGCL by the stockholders of ISPH, no other corporate proceeding on the part of ISPH is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by ISPH and constitutes a valid and binding obligation of ISPH enforceable against it in accordance with its terms, subject to (i) approval in accordance with the DGCL of the stockholders of ISPH and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 4.04 CONSENTS AND APPROVALS; NO VIOLATION. Except for (a) applicable requirements of the Exchange Act, (b) filings with various state blue sky authorities and (c) filing and recordation of appropriate merger documents as required by the DGCL and the corporate law of the other states in which the Company and ISPH are qualified to do business, no fil-ing with or notice to, and no permit, authorization, consent or approval of, any public body or Governmental Entity, the absence of which would be reasonably expected to, either individually or in the aggregate, have a Material Adverse Effect on ISPH is necessary for the execution and delivery by ISPH of this Agreement or the consummation by ISPH of the transactions contemplated by this Agreement. None of the execution, delivery and performance by ISPH of this Agreement nor consummation by ISPH of the transactions contemplated hereby nor compliance by ISPH with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of ISPH, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease agreement or other instrument or obligation to which ISPH is a party or by which ISPH or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ISPH or any of its properties or assets, except with respect to clauses (ii) and
(iii), such violations, breaches or defaults which, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on ISPH.

     SECTION 4.05 PROXY STATEMENT. None of the information supplied or to be supplied by ISPH for inclusion in (i) the Proxy Statement, (ii) the Transaction Statement or (iii) any other document required to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated by this Agreement, will at the respective times filed with the SEC or any other regulatory authority and, in addition, in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto, at the time of the meeting of the stockholders to which the Proxy Statement relates and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, the Transaction Statement and any other SEC filing in connection with the Merger will comply (with respect to ISPH and/or Majority Stockholder) in all material respects, as to form, with the applicable requirements of the Exchange Act, and the rules and regulations thereunder.

     SECTION 4.06 NO CURRENT INTENTION TO SELL COMPANY. As of the date of this Agreement and to ISPH's Knowledge, the Majority Stockholder has no intention to
(i) sell, transfer or otherwise dispose of the shares of the capital stock of Surviving Corporation; (ii) sell, lease, assign, transfer or otherwise dispose of all or a major portion of its assets; or (iii) consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it or permit one or more other such corporations to consolidate with or merge into it, except pursuant to this Agreement; but there can be no assurance that the Majority Stockholder or the Surviving Corporation will not determine to cause such events in the future.

     SECTION 4.07 NO KNOWLEDGE OF BREACH OR INACCURACY. Neither ISPH nor any director, officer, shareholder, employee or agent of ISPH has Knowledge of any breach of, or inaccuracy in, any of the representations or warranties of the Company contained in this Agreement, except such breaches and inaccuracies as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

                                    ARTICLE V
                                    COVENANTS

     SECTION 5.01 CERTAIN ACTIONS PENDING MERGER. Prior to the Effective Time, neither the Board of Directors of the Company nor any committee thereof shall approve any action that would result in the Company or any of its Subsidiaries taking any of the following actions, except with the consent of ISPH:

     (a) a split, combination or reclassification of the outstanding shares of Company Common Stock or a declaration, set-aside or payment of any dividend payable in cash, stock or property or any distribution with respect to the outstanding shares of Company Common Stock or, a redemption, purchase or other acquisition (or agreement to redeem, purchase or otherwise acquire), directly or indirectly, any shares of Company Common Stock;

     (b) an issuance, grant or agreement to issue or grant any additional capital stock of the Company or any of its Subsidiaries or any options, warrants or rights of any kind to acquire any shares of any such capital stock or any securities convertible into or exchangeable for such capital stock or any right or security the value of which is based on the value of any such capital stock;

     (c) the entering into any agreement, understanding or arrangement with respect to the voting of its capital stock;

     (d) the  incurrence  of (i) any  indebtedness  for  borrowed  money  or the assumption, guarantee, endorsement or any other accommodation to become responsible for the long-term indebtedness of any other person (other than deposits and similar liabilities, indebtedness of the Company's Subsidiaries to the Company or any of its wholly owned Subsidiaries and indebt-edness under existing lines of credit and renewals or extensions thereof), other than in the ordinary course of business consistent with past practice, or (ii) any capital expenditures, obligations or liabilities, other than those budgeted as of the date hereof or in the ordinary course of business consistent with past practice;

     (e) the sale, transfer, mortgage, encumbrance or other disposition of any of its material properties or assets, including capital stock in any Significant Subsidiaries (as defined in Section 10.04) of the Company, to any person other than a direct or indirect wholly owned Subsidiary, or the cancellation or release of any indebtedness to any such person or any claims held by any such person, except (i) sales of inventory or immaterial assets in the ordinary course of business consistent with past practice or (ii) pursuant to contracts or agreements in force at the date of this Agreement;

     (f) except for transactions in the ordinary course of business consistent with past practice, the making of any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person other than a wholly owned Subsidiary;

     (g) except for transactions in the ordinary course of business consistent with past practice, the entering into, or termination of, any material lease, contract or agreement, or making of any material change in any of its material leases, contracts or agreements, other than renewals of leases, contracts or agreements without material changes of terms;

     (h) other than in the ordinary course of business consistent with past practice or as required by law or contracts in effect as of the date hereof set forth in Section 3.10 or Schedule 5.01, an increase in any manner of the wages, salaries, compensation, pension or other fringe benefits or perquisites of any current or former employees, consultants or directors of the Company or any of its Subsidiaries, or the vesting, funding or payment of any pension or retirement allowance other than as required by any existing Company Plans to any such current or former employees, consultants or directors or the entering into, amendment, termination or commitment to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for the benefit of any current or former employee, consultant or director or, except as expressly contemplated by this Agreement, the acceleration of the vesting, funding or payment of any compensation payment or benefit;

     (i) the settlement of any material claim, action or proceeding involving money damages or a waiver or release of any material rights or claims;

     (j) the change in its methods of accounting in effect at December 31, 2001, except as required by changes in GAAP, or a change in any of its methods of reporting material items of income and deductions for tax purposes from those employed in the preparation of the tax returns of the Company for the taxable years ending December 31, 2001 and 2000, except as required by changes in law or regulation or as set forth in the Company Disclosure Schedules;

     (k) the adoption or implementation of any amendment to its articles or certificate of incorporation, articles of association, by-laws (or similar documents) or any plan of consolidation, merger or reorganization;

     (l) the taking of any action that would, or would be reasonably likely to, result in any of the representations or warranties of the Company set forth in this Agreement not being true in all material respects or in any of the conditions to the Merger set forth in Articles VI, VII and VIII not being satisfied, except, in every case, as may be required by applicable law; or

     (m) the entering into any agreement to, or the making of any commitment to, take any of the actions prohibited by this Section 5.01.

     SECTION 5.02 PROXY STATEMENT. ISPH and the Company shall cooperate in preparing and the Company shall, as soon as practicable, file with the SEC (after providing ISPH with a reasonable opportunity to review and comment thereon) (i) preliminary proxy materials relating to the Company Meeting (as defined in Section 5.03) (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT"), (ii) the transaction statement on Schedule 13E-3 required by the Exchange Act (together with any amendments thereof or supplements thereto, the "TRANSACTION STATEMENT") and (iii) any other document required to be filed with the SEC or any other regulatory authority in connection with the transaction contemplated by this Agreement and shall use its reasonable best efforts to respond to any comments of the SEC (after providing ISPH with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement and the Transaction Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Company and ISPH shall promptly notify one another of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Transaction Statement or for additional information and shall supply one another with copies of all correspondence between it and any of its representatives, on the one hand, and the SEC on the other hand, with respect to the Proxy Statement, the Transaction Statement or the trans-actions contemplated hereby. If at any time prior to the Company Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or the Transaction Statement, the Company shall promptly prepare and (if appropriate) mail to its stockholders such an amendment or supplement; provided that no such amendment or supplement will be made by the Company without providing ISPH a reasonable opportunity to review and comment thereon.

     (b) Except under the circumstances described in Section 5.03(b), the Company shall include in the Proxy Statement and the Transaction Statement the recommendation of the Company's Board of Directors (acting upon the recommendation of the Special Committee) that the stockholders of the Company (other than the Majority Stockholder) adopt this Agreement.

     SECTION 5.03 STOCKHOLDERS' MEETING. The Company shall, consistent with applicable law, call and hold a meeting of its stockholders (the "COMPANY MEETING") as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement. The Company, through its Board of Directors (acting upon the recommendation of the Special Committee), shall recommend to its stockholders (other than the Majority Stockholder) adoption of this Agreement, which recommendation shall, except under the circumstances described in Section 5.03(b), be contained in the Proxy Statement and the Transaction Statement.

     (b) Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, except as expressly permitted by this
Section 5.03(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify its approval or recommendation of the approval of this Agreement and the transactions contemplated hereby or (ii) take any other action or make any other statement in connection with the Company Meeting inconsistent with such recommendation (collectively, an "ADVERSE COMPANY BOARD RECOMMENDATION"). Notwithstanding the foregoing, in the event that prior to the satisfaction of the conditions set forth in Section 6.01, the Special Committee determines in good faith, after receipt of advice from outside counsel, that the failure to do so would more likely than not constitute a breach of its fiduciary duties to stockholders of the Company (other than the Majority Stockholder) under applicable law, then the Board of Directors of the Company (acting upon the recommendation of the Special Committee) or the Special Committee may make an Adverse Company Board Recommendation.

     (c) Notwithstanding any Adverse Company Board Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

     SECTION 5.04 REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to (i) use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or required to be taken by any Governmental Entity or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by ISPH, the Company or any of the Company's Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law; PROVIDED that ISPH and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and ISPH shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Transaction Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation party to this Agreement shall take all such necessary or desirable action.

     SECTION 5.05 INSPECTION OF RECORDS. From the date hereof to the Effective Time, the Company shall (i) allow all designated officers, stockholders, attorneys, financial advisors, accountants and other representatives of ISPH reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries, (ii) furnish to ISPH and its stockholders, counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with ISPH in its investiga-tion of the business of the Company and its Subsidiaries. No investigation by any party, whether prior to the execution of this Agreement or pursuant to this
Section 5.05, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 5.06 NOTIFICATION OF CERTAIN MATTERS. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of:

     (a) any change or event, or series of changes or events, having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or would be reasonably likely to cause any of the conditions in Articles VI, VII and VIII not to be satisfied or to cause the satisfaction thereof to be materially delayed;

     (b) the receipt of any material notice or other material communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby;

     (c) the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated hereby; and

     (d) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the party, threatened against ISPH or the Company which seeks to prohibit or prevent consummation of the transactions contemplated hereby;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.06 shall not be deemed to be an amendment of this Agreement or any of the Company Disclosure Schedules, as the case may be, and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

     SECTION 5.07 PUBLIC ANNOUNCEMENTS. ISPH and the Company shall use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby. Prior to the Closing, ISPH and the Company shall not issue any such press release or make any such public statement without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by law or regulation or any listing agreement with the New York Stock Exchange or any other securities exchange to which the Company is a party and, in such case, shall use their reasonable efforts to consult with all the parties hereto prior to such release or statement being issued. The parties shall agree on the text of a joint press release by which the parties will announce the execution of this Agreement.

     SECTION 5.08 INDEMNIFICATION BY SURVIVING CORPORATION. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now an officer or director of the Company against all losses, claims, damages, costs, expenses or liabilities or in connection with any claim, action, suit, proceeding or investigation arising out of the fact that such person is an officer or director of the Company (or out of any action taken by any such person on behalf of the Company), pertaining to any matter existing or occurring on or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after, the Effective Time. In each case such indemnification shall be to the full extent permitted under applicable law (and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each such director or officer of the Company seeking indemnification hereunder to the full extent permitted by law).

     (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance for all persons currently covered under the Company's officers' and directors' liability insurance policies, in their capacities as officers and directors, on terms substantially no less advantageous to the covered persons than such existing insurance, pertaining to any matter existing or occurring on or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after the Effective Time; provided, however, that the Surviving Corporation shall not be required to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 200% of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of the Cap.

     (c) The Indemnity Agreements dated August 7, 2002 among the Company and each of the members of the Special Committee (the "Indemnification Arrangements") shall not in any way be limited by or be affected by the rights and obligations of the Company or of the directors and officers under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.

     (d) This Section 5.08 shall survive the consummation of the Merger. The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by the present directors or officers of the Company, as the case may be. The rights provided under this Section 5.08 shall be in addition to, and not in lieu of, any rights to indemnity which any party may have under the Certificate of Incorporation or Bylaws of the Company or the Surviving Corporation or any other agreements. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any individual, corporation or any other entity, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.08.

     (e) In the event that any action, suit, proceeding or investigation relating thereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

                                   ARTICLE VI
           CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment on or prior to the Effective Time of the following conditions:

     SECTION 6.01 STOCKHOLDER APPROVAL OF AGREEMENT. This Agreement and the transactions contemplated hereby shall have been adopted by (a) the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock and (b) the affirmative vote of at least majority of the shares of Company Common Stock cast either for or against the adoption of this Agreement (excluding the Majority Stockholder Shares and any shares of Company Common Stock held beneficially or of record by any officers or directors of ISPH or the Company) (the affirmative vote described in this clause (b), the "MAJORITY-OF-MINORITY CONDITION").

     SECTION 6.02 CERTAIN PROCEEDINGS. No preliminary or permanent injunction or restraining order or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any Governmental Entity shall be in effect which would prevent the consummation of the Merger or the other transactions contemplated by this Agreement (each party agreeing to use its reasonable efforts (as set forth in Section 5.04) to have any such injunction or restraining order or other order, decree or ruling lifted) and no action, suit, claim or proceeding by a Governmental Entity before any domestic court, governmental commission or administrative or regulatory authority shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated by this Agreement or which otherwise questions the validity or legality of any such transaction, other than actions, suits, claims and proceedings which, in the reasonable opinion of counsel to the relevant party, are unlikely to result in an adverse judgment.

                                   ARTICLE VII
                        CONDITIONS TO OBLIGATIONS OF ISPH

     The obligation of ISPH to effect the Merger shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

     SECTION 7.01 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and, without giving effect to any materiality qualifications or limitations therein, on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect; and ISPH shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

     SECTION 7.02 PERFORMANCE OF OBLIGATIONS. The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, and ISPH shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

                                  ARTICLE VIII
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligation of the Company under this Agreement to effect the Merger shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

     SECTION 8.01 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of ISPH contained herein shall be true and correct as of the date of this Agreement and, without giving effect to any materiality qualifications or limitations therein, on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect; and the Company shall have received a certificate signed on behalf of ISPH by the chief executive officer of ISPH to such effect.

     SECTION 8.02 PERFORMANCE OF OBLIGATIONS. ISPH shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of ISPH by the chief executive officer of ISPH to such effect.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:

     (a)  by  mutual  written  consent  of  the  Company   (provided  that  such
termination has been approved by the Special Committee) and ISPH;

     (b) by either the Company (provided that such termination has been approved by the Special Committee) or ISPH if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by either the Company (provided that such termination has been approved by the Special Committee) or ISPH if the Merger shall not have been consummated on or before May 31, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (d) by either the Company (provided that such termination has been approved by the Special Committee) or ISPH if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (in the case of a termination by ISPH) or ISPH (in the case of a termination by the Company), which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the date referred to in Section 9.01(c); PROVIDED that such breach, if occurring or continuing on the Closing Date, would constitute, individually or in the aggregate with other such breaches occurring prior to such time and then continuing, the failure of the conditions set forth in Sections 7.01, 7.02, 8.01 or 8.02, as applicable;

     (e) by either the Company (provided that such termination has been approved by the Special Committee) or ISPH, if the Company Meeting shall have been held and the holders of Company Common Stock shall have failed to adopt this Agreement by the vote specified in Section 6.01(a) and 6.01(b) at such meeting (including any adjournment or postponement thereof in accordance with applicable law); PROVIDED that ISPH shall not have the right to terminate this Agreement under this Section 9.01(e) if Majority Stockholder has failed to comply with its obligation to vote in favor of the Merger pursuant to the Voting Agreement delivered by it in connection with the execution and delivery of this Agreement; or

     (f) by ISPH if the Special Committee or the Board of Directors of the Company (acting upon the recommendation of the Special Committee) shall have made an Adverse Company Board Recommendation.

     SECTION 9.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either ISPH or the Company as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, and none of Majority Stockholder, ISPH, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them, as the case may be, shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 9.02, 9.04 and Article X shall survive any termination of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, none of Majority Stockholder, ISPH or the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement; PROVIDED that in no event shall any party hereto be liable for any punitive damages.

     SECTION 9.03 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by ISPH and the Company (acting upon approval by the Special Committee) at any time before or after adoption of this Agreement by the stockholders of the Company; PROVIDED, HOWEVER, that after any adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders without such further approval (including the Majority-of-Minority Condition). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 9.04 EXTENSION; WAIVER. At any time prior to the Effective Time, subject to compliance with applicable law, ISPH and the Company (acting upon approval by the Special Committee) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto for its benefit, (b) waive any inaccuracies in the representations and warranties of the other parties for its benefit contained herein or in any document delivered pursuant hereto, (c) waive any rights contained herein for the waiving party's benefit and (d) waive compliance with any of the agreements or conditions contained herein for the waiving party's benefit. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                    ARTICLE X
                               GENERAL PROVISIONS

     SECTION 10.01 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Articles I and II and Section 5.08 shall survive the Effective Time indefinitely, and those set forth in Section 9.02 and 9.04 and this Article X shall survive termination indefinitely.

     SECTION 10.02 EXPENSES. Except as otherwise provided in this Section 10.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. The cost of preparing, printing and mailing the Proxy Statement and the Transaction Statement shall be borne by the Company.

     SECTION 10.03 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

     if to ISPH:

     c/o International Specialty Products Holdings Inc.
     1361 Alps Road
     Wayne, NJ 07470
     Telecopy:    (973) 628-3229
     Attention:   Samuel J. Heyman
     with copies to:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, NY 10017
     Telecopy:    (212) 455-2502
     Attention:   Maripat Alpuche, Esq.

     if to the Company:

     c/o International Specialty Products Inc.
     1361 Alps Road
     Wayne, NJ 07470
     Telecopy:    (973) 628-3229
     Attention:   Richard A. Weinberg, Esq.

                  Special Committee Members:

                  Robert Englander
                  Burt Manning
                  Alan Meckler

     with a copy to:

     Willkie Farr & Gallagher
     787 Seventh Avenue
     New York, NY 10019-6099
     Telecopy:    (212) 728-2000
     Attention:   William J. Grant, Jr.
                  Michael A. Schwartz

     SECTION 10.04 DEFINITIONS AND USAGE. (a) For purposes of this Agreement, the term:

     (i) "BENEFICIAL OWNER" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares, as determined pursuant to Rule 13d-3 under the Exchange Act, except that, for purposes of this Agreement and the Voting Agreement, the term shall exclude (x) shares which are held by, or for the account of, a Charitable Organization and (y) shares which are deemed beneficially owned pursuant to Rule 13d-3 solely because of the operation of Rule 13d-3(d)(1)(i)(A);

     (ii) "BUSINESS DAY" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York;

     (iii) "CHARITABLE ORGANIZATION" means a person that is recognized as tax exempt pursuant to Section 501(c)(3) of the Code;

     (iv) "CODE" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto;

     (v) "INCLUDING" means including, without limitation;

     (vi) "MATERIAL ADVERSE EFFECT" means,

         (A) with respect to the Company, any changes or effects that individually or in the aggregate (1) are or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) could reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and

         (B) with respect to ISPH, any effect that would prevent or materially impair or delay the ability of ISPH to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

         PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of changes in general economic conditions, or the occurrence of other events or developments affecting the specialty chemical manufacturing business generally except to the extent that such changes, events or developments have an adverse effect on the Company and its Subsidiaries taken as a whole that is materially greater than the adverse effect on comparable entities;

     (vii) "PERSON" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

     (viii) "SUBSIDIARY" and "SIGNIFICANT SUBSIDIARY" shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC. Notwithstanding the foregoing, for purposes of this Agreement, the Company shall not be deemed a Subsidiary or a Significant Subsidiary of Majority Stockholder.

     A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

     (b) A fact, event, circumstance or occurrence shall be within a person's "KNOWLEDGE" if, with respect to the Company or any of its Subsidiaries, such fact, event, circumstance or occurrence is or was actually known by any of the Company's or the relevant Subsidiary's executive officers or directors, or, with respect to ISPH, such fact, event or circumstance or occurrence is or was actually known by any of ISPH's executive officers or directors.

     (c) The symbol "$" and the word "dollar" or "dollars" shall refer to the lawful currency of the United States of America.

     SECTION 10.05 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

     SECTION 10.06 DISCLOSURE SCHEDULES. Prior to the execution and delivery of this Agreement, the Company has delivered to ISPH schedules (the "COMPANY DISCLOSURE SCHEDULES") setting forth, among other things, in each case with respect to specified sections of this Agreement, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company's representations or warranties contained in Article III or to one or more of the Company's covenants contained in Sections 5.01; PROVIDED, HOWEVER, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company. Matters disclosed in any particular section of the Company Disclosure Schedules shall be deemed to have been disclosed in any other section with respect to which such matter is relevant so long as the relevance of such disclosure is readily apparent.

     SECTION 10.07 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the major economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

     SECTION 10.08 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Company Disclosure Schedules, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, which shall not be unreasonably withheld, except that ISPH may assign all or any of its rights and obligations hereunder to any wholly-owned Subsidiary of ISPH or entity wholly-owned by Majority Stockholder.

     SECTION 10.09 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article II and Section 5.08 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     SECTION 10.10 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 10.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     SECTION  10.12  HEADINGS.   The  descriptive  headings  contained  in  this
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.13 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 10.14 CONSTRUCTION. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

     SECTION 10.15 NO PECUNIARY INTEREST. The parties hereto acknowledge that the Majority Stockholder has disclaimed any pecuniary interest in the Company Common Stock in excess of his interests in certain limited partnership and limited liability company entities that own shares of Company Common Stock.

                                    * * * * *

                  (remainder of page intentionally left blank)

     IN WITNESS WHEREOF, the Company and ISPH have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    INTERNATIONAL SPECIALTY
                                    PRODUCTS INC.




                                    By: /s/ RICHARD A. WEINBERG
                                        ------------------------------------
                                        Name:    Richard A. Weinberg
                                        Title:   Executive Vice
                                                 President and General Counsel

                                    INTERNATIONAL SPECIALTY
                                    PRODUCTS HOLDINGS INC.




                                    By: /s/ SUNIL KUMAR
                                        ------------------------------------
                                        Name:    Sunil Kumar
                                        Title:   President and Chief
                                                 Executive Officer

                                                                         ANNEX B

                                 LEHMAN BROTHERS

                                                                November 8, 2002

Special Committee of the Board of Directors
International Specialty Products Inc.
1361 Alps Road
Wayne, NJ 07470

Members of the Special Committee of the Board:

     We understand that International Specialty Products Inc. (the "Company") intends to enter into an agreement with International Specialty Products Holdings Inc. ("ISPH") pursuant to which ISPH will be merged with and into the Company (the "Proposed Transaction" or the "Merger"). We also understand that Samuel J. Heyman, the Chairman of the Board of Directors of the Company, is the beneficial owner of approximately 80.9% of the shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock") and is the beneficial owner of 100% of the shares of common stock of ISPH. We further understand that, upon effectiveness of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares of Company Common Stock beneficially owned by Samuel J. Heyman, (ii) shares of Company Common Stock that are held in the treasury of the Company or by any subsidiary of the Company, and (iii) shares of Company Common Stock that are held by holders who have properly demanded appraisal of such shares in accordance with the Delaware General Corporation
Law) will be converted into the right to receive $10.30 in cash. Based on advice of the management of the Company, we further understand that Mr. Heyman does not currently intend to sell his interest in the Company (other than as permitted pursuant to the terms of the Voting Agreement to be entered into between Mr. Heyman and the Company) or to solicit or entertain any proposals from third parties for the acquisition of the Company as, or substantially as, an entirety. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of November 8, 2002 (the "Agreement"), between the Company and ISPH.

     We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders (other than Mr. Heyman and his affiliates) of the consideration offered to such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002, and the amended Schedule 13D filed by Mr. Heyman on July 9, 2002; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including, without limitation, (i) certain projections of future financial performance of the Company prepared by management of the Company and provided to us on September 3, 2002 and (ii) certain updated and lower projections of future financial performance of the Company prepared by management of the Company and presented to us and the Special Committee on October 21, 2002 (the "Updated Projections"); (4) a trading history of the Company Common Stock from June 25, 1991 to the present and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; and (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning the businesses, operations, assets, financial condition and prospects of the Company and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, we have been advised by the Company that the Updated Projections have been reasonably prepared on a basis reflecting the best currently avail-
able estimates and judgments of the management of the Company as to the future financial performance of the Company and, accordingly, have assumed that the Company will perform substantially in accordance with such projections. Furthermore, we have discussed the Updated Projections with the management of the Company and the Special Committee, and it has been agreed that the Updated Projections are the appropriate projections to use in performing our analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration offered to the Company's shareholders in the Proposed Transaction is fair to such shareholders (other than Mr. Heyman and his affiliates).

     We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and is rendered to the Special Committee of the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

                                                 Very truly yours,



                                                 LEHMAN BROTHERS

                                                                         ANNEX C

                          STOCKHOLDER VOTING AGREEMENT

     THIS STOCKHOLDER VOTING AGREEMENT (this "AGREEMENT"), dated as of November 8, 2002, by and among INTERNATIONAL SPECIALTY PRODUCTS INC., a Delaware corporation (the "COMPANY") and SAMUEL J. HEYMAN (the "STOCKHOLDER").

                              W I T N E S S E T H:

     WHEREAS, concurrently herewith, International Specialty Products Holdings Inc., a Delaware corporation (the "MERGER SUB"), and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "MERGER AGREEMENT");

     WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as such term is defined in the Merger Agreement) of (x) 52,328,040 shares of Company Common Stock, representing approximately 80.9% of all outstanding shares of Company Common Stock, and (y) all of the capital stock of Merger Sub;

     WHEREAS, approval of the Merger Agreement by the Company's stockholders is required in order to consummate the Merger;

     WHEREAS,   the  board  of   directors   of  the  Company   (acting  on  the
recommendation of a special committee) has, prior to the execution of this Agreement, duly and validly approved and adopted the Merger Agreement and has resolved to recommend that its stockholders approve the Merger Agreement, and such approval, adoption and resolution have not been withdrawn; and

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, respective covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

     Section 1.1 DEFINED TERMS. Terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

                                   ARTICLE II
                                VOTING AGREEMENT

     Section 2.1 AGREEMENT TO VOTE. Upon the terms and subject to the conditions hereof, the Stockholder irrevocably and unconditionally agrees that, until this Agreement is terminated pursuant to Section 5.1 hereof, at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, the Stockholder shall vote, or cause to be voted (including by written consent, if applicable) all shares of Company Common Stock then beneficially owned by the Majority Stockholder (i) in favor of the adoption of the Merger Agreement and (ii) against any action that may reasonably be expected to result in the conditions set forth in Articles VI, VII and VIII of the Merger Agreement not being fulfilled. The Stockholder agrees not to enter into any agreement or commitment with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     Section 3.1 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.The Stockholder represents and warrants to the Company that the following statements are, as of the date of this Agreement, true and correct:

     (a) The Stockholder is the beneficial owner of the Majority Stockholder Shares. The Stockholder has the sole power to vote (or cause to be voted) such Majority Stockholder Shares.

     (b) This Agreement has been duly executed and delivered by the Stockholder.

     (c) This Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

     (d) The execution and delivery of this Agreement by the Stockholder does not violate or breach, except as will not materially impair the ability of the Stockholder to effectuate, carry out or comply with all of the terms of this Agreement, (i) any applicable law, governmental approval or contract to which the Stockholder is a party or by which the Stockholder's assets may be bound or
(ii)  require any  consent or  approval  of, or filing  with,  any  Governmental
Entity.

     Section  3.2  REPRESENTATIONS  AND  WARRANTIES  OF  COMPANY.   The  Company
represents and warrants to the Stockholder that the following statements are, as of the date of this Agreement, true and correct:

     (a) This Agreement has been duly executed and delivered by a duly authorized officer of the Company.

     (b) This Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (c) The execution and delivery of this Agreement by the Company does not violate or breach, and will not give rise to any violation or breach, of (i) the Company's certificate of incorporation and by-laws or (ii) except as will not materially impair its ability to effectuate, carry out or comply with all of the terms of this Agreement, (A) any applicable law, governmental approval or contract to which the Company or its Subsidiaries are a party or by which their respective assets or properties may be bound or (B) require any consent or approval of, or filing with, any Governmental Entity.

                                   ARTICLE IV
                                    COVENANTS

     Section 4.1 COVENANTS OF THE STOCKHOLDER. The Stockholder covenants and agrees with the Company that, during the period commencing on the date hereof and ending on the date this Agreement is terminated under Article V hereof:

     (a) The Stockholder shall not, directly or indirectly, sell, transfer, pledge, hypothecate, encumber, assign or dispose of any Majority Stockholder Shares (or the beneficial ownership thereof) or offer to make such a sale, transfer or other disposition (collectively, "TRANSFER") to any person, except
(i) a Transfer to a Charitable Organization or (ii) Transfers of up to 114,336 Majority Stockholder Shares currently held by Heyman Joint Venture II LLC, so long as, in each case, after giving effect to such Transfer, the Stockholder remains a beneficial owner of at least seventy-five percent (75%) of the issued and outstanding Company Common Stock.

     (b) The Stockholder shall execute and deliver such other documents and instruments and take such further actions as are necessary in order to ensure that the Company receives the benefit of this Agreement.

                                    ARTICLE V
                                   TERMINATION

     Section 5.1 TERMINATION. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) the mutual consent of the Company (with the approval of the Special Committee) and the Stockholder,
(ii) the Effective Time, (iii) the termination of the Merger Agreement, (iv) written notice of termination by either party hereto if there has been a breach by the other party of any representation, warranty or agreement contained in this Agreement or (v) the making of an Adverse Company Board Recommendation.

     Section 5.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement, this Agreement (other than Sections 6.1 through 6.13, inclusive) shall become void and of no effect with no liability on the part of any party hereto; PROVIDED that no such termination shall relieve any party hereto from liability for any breach of this Agreement prior to termination thereof.

                                   ARTICLE VI
                                     GENERAL

     Section 6.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; provided that any notice received by facsimile or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. All notices hereunder shall be delivered to the parties as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     if to the Company, to it at:

     c/o International Specialty Products Inc.
     1361 Alps Road
     Wayne, NJ 07470
     Attention:   Richard A. Weinberg, Esq.
                  Robert Englander
                  Burt Manning
                  Alan Meckler
     Telephone: 973-628-4000
     Fax: 973-628-3229

     with a copy to:

     Willkie Farr & Gallagher
     787 Seventh Avenue
     New York, NY 10019-6099
     Attention:   William J. Grant, Jr.
                  Michael A. Schwartz
     Telephone: 212-728-8000
     Fax: 212-728-8111

     if to the Stockholder, to it at:

     Samuel J. Heyman
     1361 Alps Road
     Wayne, NJ 07470
     Telephone: 973-628-4000
     Fax: 973-628-3229

     with a copy to:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, NY 10017
     Attention:   Maripat Alpuche
     Telephone: 212-455-2000
     Fax: 212-455-2502

     Section 6.2 NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended to confer third party beneficiary rights upon any person.

     Section 6.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     Section 6.4 SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held to be invalid, illegal or unenforceable in any respect for any reason under any present or future law, public policy or order, (i) such provision shall be fully severable and (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out to the maximum extent possible, so far as may be valid, legal and enforceable, the intent and purpose of such invalid provision; PROVIDED that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

     Section 6.5 ASSIGNMENT. Neither this Agreement nor the rights or the obligations of either party hereto are assignable in whole or in part (whether by operation of law or otherwise), without the written consent of the other parties and the Company and any attempt to do so in contravention of this
Section 6.5 shall be void.

     Section 6.6 SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     Section 6.7 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented and attachments thereto and instruments incorporated therein. References to a person are also to its successors and permitted assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed to also to refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

     Section 6.8 AMENDMENTS. This Agreement may not be amended, modified or waived except by written agreement signed by the Stockholder and the Company (upon the approval of the Special Committee).

     Section 6.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and warranties, and discussions, whether oral or written, among the parties hereto, with respect to the subject matter hereof.

     Section 6.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 6.11 EXECUTION. This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

     Section 6.12 SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and agree that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction to the extent that specific performance is available under applicable law. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     Section 6.13 ACTION IN BENEFICIAL STOCKHOLDER CAPACITY ONLY. The Stockholder does not make any agreement or understanding herein in any capacity other than as a beneficial owner of stock of the Company. The Stockholder hereby disclaims any pecuniary interest in the Company Common Stock in excess of his interests in certain limited partnership and limited liability company entities that own shares of Company Common Stock.

     IN WITNESS WHEREOF, the parties have duly executed this Stockholder Voting Agreement as of the date first above written.

                                    INTERNATIONAL SPECIALTY
                                    PRODUCTS INC.




                                    By: /s/ RICHARD A. WEINBERG
                                        ---------------------------------
                                        Name:    Richard A. Weinberg
                                        Title:   Executive Vice
                                                 President and General Counsel



                                    SAMUEL J. HEYMAN




                                        /s/ SAMUEL J. HEYMAN
                                        ---------------------------------

                                                                         ANNEX D

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                 INTERNATIONAL SPECIALTY PRODUCTS INC.

                  Proxy for the Special Meeting of Stockholders
                to be held at 10:00 a.m., Eastern Standard time,
                 on __________ day, ____________ _____, 2003, at
                Simpson Thacher & Bartlett, 425 Lexington Avenue,
                               New York, New York


The undersigned stockholder hereby appoints Kenneth E. McHugh and Andrew J. Diamond, and each of them, with full power of substitution, the proxies and attorneys-in-fact of the undersigned to attend the Special Meeting of Stockholders of INTERNATIONAL SPECIALTY PRODUCTS INC. (ISP) to be held on _________, 2003 and any adjournments or postponements thereof, and to vote at said meeting and any adjournments or postponements thereof all shares of stock of ISP standing in the name of the undersigned stockholder.



This proxy is solicited on behalf of the board of directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR proposal 1 and in the judgment of the persons named herein on any other matter that may properly come before the meeting or any adjournments or postponements of the special meeting. However, this proxy does not grant authority to vote on any proposal to adjourn or postpone the special meeting for the purpose of soliciting further proxies in favor of the adoption of the merger agreement.

            (Continued and To Be Dated and Signed On The Other Side)
 -------------------------------------------------------------------------------


Change of Address

------------------------------------    INTERNATIONAL SPECIALTY PRODUCTS INC.

------------------------------------    P.O. Box 11222

------------------------------------    New York, N.Y. 10203-0222

Please  Sign,  Date and  Return  the Proxy  Card  Promptly  Using  the  Enclosed
Envelope.





[X]  Votes must be indicated (X) in black or blue ink.


The board of directors of ISP recommends a vote FOR adoption of the Agreement and Plan of Merger.




--------------------------------------------------------------------------------




1.  Proposal  to  adopt  the  Agreement   and  Plan of   FOR   AGAINST   ABSTAIN
Merger,  dated as of November 8, 2002,  by and between
International     Specialty    Products    Inc.    and
International Specialty Products Holdings Inc. (as the
merger  agreement  may be  amended  from time to time)
pursuant to which holders  of ISP common stock will be
entitled to receive $10.30  per share in cash for each
share of ISP common  stock owned  (except as otherwise   [_]     [_]       [_]
provided in the merger agreement).


--------------------------------------------------------------------------------


NOTE: Stockholder(s) should sign above exactly as name(s) appear(s) hereon, but minor discrepancies in such signatures will not invalidate this proxy. If more than one stockholder, all should sign.

To change your address, please mark the box.             [_]


---------     -------------------------------   --------------------------------
Date              Share Owner sign here              Co-Owner sign here